As filed with the Securities and Exchange Commission on February 24, 2014

Registration No. 333-191471

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Enerpulse Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3714	06-1393453
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2451 Alamo Ave SE
Albuquerque, New Mexico 87106
(505) 842-5201

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bryan C. Templeton
Chief Financial Officer and Treasurer
2451 Alamo Ave SE
Albuquerque, New Mexico 87106
(505) 842-5201

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark C. Lee Greenberg Traurig, LLP 1201 K Street, Suite 1100 Sacramento, California 95814 (916) 442-1111	M. Ali Panjwani Pryor Cashman LLP 7 Times Square New York, New York 10036 (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(9)
Common stock, par value $0.001 per share(2)	$11,500,000	$1,568.60
Common stock purchase warrants(5)	NA	NA
Common stock underlying common stock purchase warrants	$11,500,000	$1,481.20
Common stock issued to Freepoint Commerce Marketing LLC	$1,750,000	$238.70
Common stock underlying Freepoint Commerce Marketing LLC warrant(3)(4)(7)	$262,500	$35.80
Underwriter Resale Warrant to purchase common stock(5)	NA	NA
Common stock underlying Underwriter Resale Warrant(6)(7)	$399,000	$54.42
Underwriter Compensation Warrants to purchase common stock(5)	NA	NA
Common stock underlying Underwriter Compensation Warrants(7)(8)	$575,000	$78.43
Total	$25,986,500	$3,457.15

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes any additional shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.
(3)	Represents 686,275 shares of common stock issued to Freepoint Commerce Marketing LLC upon conversion of a senior convertible promissory note. These shares are being registered for resale.
(4)	Represents 87,500 shares of common stock offered for resale following the exercise of a warrant issued to Freepoint Commerce Marketing LLC by Enerpulse, Inc. on August 16, 2013.
(5)	No registration fee is required pursuant to Rule 457(g) under the Securities Act.
(6)	Represents 150,000 shares of common stock offered for resale following the exercise of a warrant (the “Underwriter Resale Warrant”) issued to Roth Capital Partners, LLC by Enerpulse, Inc. as of September 4, 2013.
(7)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(8)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act. The estimated proposed maximum aggregate offering price of the shares of common stock under the underwriter compensation warrants (the “Underwriter Compensation Warrants”) is $575,000, or 5% of $11,500,000.
(9)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED February 24, 2014

PRELIMINARY PROSPECTUS

2,500,000 Shares of Common Stock

Warrants to Purchase 2,500,000 Shares of Common Stock

We are offering 2,500,000 of our shares of common stock and warrants to purchase up to an aggregate of 2,500,000 shares of our common stock. The warrants will have a per share exercise price of $     [[    ]% of public offering price of the common stock], are exercisable immediately and will expire five years from the date of issuance.

Additionally, (i) Freepoint Commerce Marketing LLC, or Freepoint, is selling up to (A) 686,275 shares of common stock held by Freepoint (the “Freepoint Shares”) and (B) 87,500 shares of common stock issuable to Freepoint (the “Freepoint Warrant Shares”) upon exercise of an outstanding warrant, (ii) Roth Capital Partners, LLC, or Roth, is selling (A) an outstanding warrant issued to Roth by Enerpulse (the “Underwriter Resale Warrant”) and (B) up to 150,000 shares of common stock issuable to Roth (the “Underwriter Resale Warrant Shares”) upon exercise of the Underwriter Resale Warrant. In this prospectus, Freepoint and Roth are referred to collectively as the selling stockholders and the Freepoint Shares, Freepoint Warrant Shares, Underwriter Resale Warrant and Underwriter Resale Warrant Shares are referred to collectively as the Resale Securities.

In accordance with FINRA Rule 5110(g)(1), none of the Underwriter Resale Warrant, Underwriter Resale Warrant Shares, or any other securities acquired by any underwriter or any person related to any underwriter during the 180 days prior to the required filing date, or acquired after the required filing date of the registration statement of which this prospectus forms a part and deemed to be underwriting compensation by FINRA, and securities excluded from underwriting compensation pursuant to FINRA Rule 5110(d)(5), will be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness of the registration statement of which this prospectus forms a part. See “Plan of Distribution.”

Our common stock is currently quoted on the OTCQB under the symbol “ENPT” and we have applied for quotation on the OTCQX, the premier tier of the OTC Markets. No shares of our common stock have publicly traded on the OTCQB to date. We anticipate that the offering price of our common stock will be between $3.00 and $4.00 per share and the offering price of our warrants will be $0.01 per warrant. For factors considered in determining the public offering price of the shares of common stock and warrants offered hereby, see “Determination of Offering Price.”

Freepoint and Roth, respectively, will determine at what price they may sell the Resale Securities. Sales of the Freepoint Shares, Freepoint Warrant Shares and the Underwriter Resale Warrant Shares may be made (a) initially at the public offering price of the common stock, provided that in the event a public market for our common stock develops, such sales may be made at prevailing market prices and/or (b) at privately negotiated prices. Sales of the Underwriter Resale Warrant may be made (i) initially, at a price equal to the number of warrant shares underlying such warrant being sold multiplied by $2.66, provided that in the event a public market for our warrants develops, such sales may be made at prevailing market prices and/or (ii) at privately negotiated prices. We will not receive any proceeds from the sale of the Resale Securities. We may receive gross proceeds of up to $[    ] if the selling stockholders exercise their warrants for cash. We will bear all costs associated with this registration.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 12 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

	Per Share	Per Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	The underwriters will receive compensation in addition to the underwriting discount, including warrants to purchase up to 125,000 shares of common stock at a per share exercise price equal to [ ]% of the public offering price of the common stock sold in this offering. See the heading entitled “Underwriting” on page 72 of this prospectus for disclosure regarding compensation to the underwriters payable by us.

We have granted to the underwriters an option to purchase up to 375,000 additional shares of our common stock and/or additional warrants to purchase up to 375,000 shares of common stock to cover over-allotments, if any, within 30 days of the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of our common stock to purchasers on or about            , 2014.

Roth Capital Partners

Northland Capital Markets

The date of this prospectus is            , 2014.

You should rely only on the information contained or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the selling stockholders have authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. Our business, financial condition, results of operations and prospects may have changed since that date.

Some of the industry and market data contained in or incorporated by reference in this prospectus are based on independent industry publications or other publicly available information, while other information is based on our internal sources. Although we believe that each source is reliable as of its respective date, the information contained in such sources has not been independently verified, and neither we nor the underwriters can assure you as to the accuracy or completeness of this information.

As used throughout this prospectus, unless the context otherwise requires, “ENPT” means Enerpulse Technologies, Inc. (formerly L2 Medical Development Company) on a stand-alone basis prior to the September 4, 2013 reverse acquisition with Enerpulse, Inc. We refer to this business combination as the “Merger.” “Enerpulse” means Enerpulse, Inc. prior to the Merger. The terms “the Company” or “we,” “our” and “us” means Enerpulse Technologies, Inc. and its consolidated subsidiaries, including Enerpulse after the Merger, unless the context otherwise requires.

All trade names used in this prospectus are either our registered trademarks or trademarks of their respective holders. Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. Pulstar® is one of our registered trademarks. We also have a number of other registered trademarks, service marks and pending applications relating to our products. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

i

SUMMARY

This summary highlights certain information contained elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the risks related to our business and investing in our common stock discussed under “Risk Factors” beginning on page 12 and the other information and documents incorporated by reference into this prospectus, including our consolidated financial statements and related notes thereto.

Overview

Enerpulse has designed, developed and commercialized a high-power, capacitor-based technology that improves performance of spark-ignited internal combustion (IC) engines in such areas of horsepower, torque, fuel economy, acceleration, combustion stability and emissions. Our patented technology is called Precise Combustion Ignition (PCI) technology. We believe our PCI technology will enable fuel consumption and emissions improvements. Furthermore, we believe PCI technology will enhance vehicle performance by increasing engine torque and improving throttle response and combustion stability.

In addition to the benefits in gasoline-fueled vehicles, we believe our PCI technology has similar or greater benefits in IC engines operating on alternative combustion fuels, including natural gas, CNG, LNG, LPG and landfill gas (collectively referred to as “natural gas”). Enerpulse PCI technology installed on natural gas (NG, CNG or LNG) engines show combustion benefits that result in increased performance by way of greater engine power output, reduced fuel consumption and lower emissions. While testing is currently being conducted on engines fueled by landfill gas and LPG and we believe the results on these fuels should be similar to natural gas results, there is no assurance or guarantee that this will occur.

To our knowledge, our patented PCI technology is the only PCI technology in the market and there are no other PCI products or similar technology under development or for sale by others.

Our PCI technology is a direct replacement product for automotive spark plugs. We are focusing on the stationary and mobile natural gas markets, the automotive OEM market and automotive and power sports aftermarkets for initial implementation of our PCI technology.

To date, over one million PCI technology units have been deployed on IC engines through the automotive aftermarket channels. We have registered trademarks for Pulstar®, Pulse Plug®, EcoPulse® and Spark of Genius®. Our revenues for the year ended December 31, 2012 were $720,000, and net loss was $2.7 million. For the nine months ended September 30, 2013, revenues were $378,000 and the net loss was $3.1 million. Our current monthly burn rate is approximately $375,000 per month. Based on our current burn rate, we will run out of funds in the first quarter of 2014 without additional capital and assuming revenues based on past performance.

We are headquartered in Albuquerque, New Mexico. Our proprietary Pulstar® products are manufactured at our facility in Albuquerque, New Mexico.

Target Markets

We have identified the stationary and mobile natural gas markets, automotive OEM market and automotive and power sports aftermarkets for initial implementation of our PCI technology. Enerpulse initially commercialized its PCI technology for the automotive aftermarket as it represented the fastest path to market and validation of the technology’s potential. Through this channel, we have developed brand awareness, customer base, manufacturing capability and distribution channels. The aftermarket has also provided a platform for large-scale field tests to validate performance and durability that will serve as a strong foundation for our move into the larger OEM automotive and burgeoning natural gas engine markets. We made our first push into the automotive OEMs in late 2011, and are now testing with eight major manufacturers. We first identified the natural gas engine market in 2009 and have been nominated as part of two mobile natural gas engine platforms and are in active discussions with several natural gas stationary OEMs.

Natural Gas Markets (Stationary and Mobile)

Natural gas is used in large stationary IC engines for a variety of applications such as compression on natural gas pipelines; base load, distributed and peak demand generation of electricity; and for pumping oil and other liquids. Manufacturers of stationary natural gas engines include companies such as Rolls-Royce, General Electric, Kawasaki, Caterpillar and Cummins. Estimates from the United States Department of Energy and the United States Energy Information Administration indicate that there are over 15,000 natural gas fueled engines in these two markets. According to Argonne National Laboratories, stationary natural gas engines require spark plug replacement three to four times per year.

The use of natural gas in mobile applications such as passenger vehicles and medium/heavy duty commercial trucks is growing rapidly due to the long-term operational savings associated with the lower cost of natural gas as compared to gasoline or diesel fuels. In addition, according to the London Economic Institute, the maintenance cost of a natural gas vehicle is also lower than that of a gasoline or diesel fueled vehicle. We have run internal tests, and have supported independent third party tests, which demonstrate that our PCI technology improves engine stability, reduces fuel consumption and lowers emissions in natural gas IC engines when compared to conventional spark plugs. We have also published SAE and ASME technical papers that support these findings. According to Natural Gas Vehicles for America and forecasts from Navigant Consulting, Inc., the market for NGVs is projected to reach 34.9 million vehicles by 2020.

Our first commercial application of the PCI plugs will be in the production of Liberator Engine Company’s 6.0L natural gas engine. The Liberator engine is competing for mid-size delivery vehicle platforms such as those used by UPS and FedEx. Valor Motor Company (formerly Vision Motor Company), or Valor, an automotive OEM utilizing CNG and LNG fueled engines in a small commuter vehicle has provided Enerpulse with a letter, filed as Exhibit 10.2, stating that PCI technology will be used in all of their vehicle offerings. Although Valor intended to purchase 4,000 PCI plugs in 2012 and 20,000 PCI plugs in 2013, Valor has not yet begun production on its engines and has not ordered or purchased any PCI plugs to date. While we expect Valor to purchase our PCI plugs once it begins production of these engines, we cannot estimate when such purchases will occur or whether the amount of plugs purchased will equal the planned volumes described in the letter for future years.

Automotive OEM Market

All major automotive OEMs that produce passenger vehicles, light duty trucks, or motorcycles use spark-ignited IC engines. In the OEM segment, we believe our PCI technology can provide benefits for any gasoline or natural gas spark-ignited IC engine, regardless of manufacturer or vehicular platform. According to the International Organization of Motor Vehicle Manufacturers (OICA), total passenger car, light and heavy duty truck production in the United States consisted of 10.3 million units in 2012 with another 16.2 million units in the European Union.

We are actively engaged in collaborative testing programs of our PCI technology at five major automotive OEMs, with expressions of interest to test from three others; however, we have not yet entered into any sale agreements. We believe our PCI technology benefits are additive to any major modifications that OEMs may make to their engines such as turbo or supercharging, direct gas injection or variable valve timing. Unlike solutions utilizing electric and/or hybrid propulsion systems in order to meet regulatory standards, PCI technology does not rely on massive changes to vehicle drive systems, fuel distribution systems or electric power infrastructures for its success.

To date, we have not earned any revenues from sales of our PCI technology in the automotive OEM market.

Automotive and Power Sports Aftermarket

We believe the automotive aftermarket also represents a meaningful opportunity for Enerpulse’s PCI technology. Our Pulstar® branded aftermarket products utilize Enerpulse’s patented PCI technology and can be used in all spark-ignited IC engines, including passenger cars, light trucks, commercial trucks and motorcycles. Our Pulstar® pulse plugs fit directly into existing IC engine ignition systems and utilize existing fuel delivery infrastructures. We believe Pulstar® pulse plugs are compatible with approximately 75% of the current North American car parc. According to Ward’s Automotive, there are currently over one billion passenger vehicles on the road today and Frost & Sullivan estimated that aftermarket sales for vehicle spark plugs in North America for 2010 were 249 million units generating $523 million in revenues. We have sold over one million PCI technology units into the automotive and power sports aftermarket.

We currently sell our Pulstar® pulse plugs in the “Plug-and-Play” automotive aftermarket through multiple “big box” and internet automotive parts retailers including Advance Auto Parts, O’Reilly Auto Parts, AutoZone, Amazon.com, USAutopart.com, Autoanything.com, SparkPlugs.com and a variety of international distributors. Furthermore, we are in advanced discussions with three other North American “big box” automotive retailers; however, no additional commercial agreements have been finalized at this time. We are also selling in the power sports aftermarket through specialized motorcycle parts and accessories dealers and retailers including Cabela’s, J&P Cycle, Custom Chrome and Tucker Rocky.

While specific customizations can be made for OEM needs, the core PCI technology utilized for aftermarket and OEM products are similar.

Currently our only source of revenue is from automotive and power sports vehicles aftermarket sales. To date, our sales into the aftermarket segment have been somewhat limited as we compete with much better capitalized spark plug companies for shelf and stocking space, as well as limitations we face in funding for aggressive sales and marketing.

Competitive Strengths

We believe our PCI technology improves fuel ignitability, combustion efficiency and combustion stability of IC engines, thus enabling engines to operate with consistent ignition, using less fuel in the fuel mixture and/or precise ignition with more exhaust gas in the fuel mixture resulting in improved engine starting, lower fuel consumption, and reduced exhaust emissions while, at the same time, delivering increased power (torque) and throttle response.

PCI pulse plugs are a direct replacement for conventional spark plugs, requiring no changes to a vehicle’s ignition systems or engine compartment geometry. In the automotive market, we believe our PCI technology will also reduce tailpipe emissions by shortening the amount of time required for the catalytic converter to reach peak capacity. This improvement provides an elegant and low cost solution for automotive OEMs looking to meet government mandated emissions regulations at less cost than alternative technologies. Unlike electric or hybrid-electric drive trains, PCI technology does not require massive changes to vehicle drive systems or fuel/power infrastructures for its success. In addition, PCI technology integrates with all advanced engine control systems and can be optimized through normal calibration processes.

On-site testing of PCI technology on natural gas fueled engines, in both stationary and vehicular applications, has demonstrated improved fuel consumption and reduced exhaust emissions. This offers a significant cost reduction opportunity to stationary natural gas engine operators and further enables the adoption of natural gas fuels in the transportation sector.

In the automotive aftermarket, our Pulstar® PCI plugs are Plug-and-Play, offering consumers a simple and cost-effective engine performance upgrade. Furthermore, aftermarket distribution channels appreciate that Pulstar® PCI plugs cover up to 75% of existing North American vehicles with far fewer SKUs than offered by conventional spark plug manufacturers.

Growth Strategy

Utilize Compelling Field Test Data To Rapidly Expand Sales in the Natural Gas IC Engine Market

We believe that natural gas IC engine manufacturers, service providers and engine operators are looking to aggressively adopt new technologies in pursuit of reduced fuel consumption and engine maintenance. Our strategy is to continue supplying stationary natural gas fueled IC engine service providers and owner-operators with PCI technology test data that demonstrates improved fuel economy, reduced emissions, durability, and engine stability utilizing Enerpulse’s PCI technology when compared to conventional spark plugs. To accelerate penetration in this segment, we have entered into an exclusive North American distribution agreement with Freepoint Commerce Marketing LLC, or Freepoint, a subsidiary of Freepoint Commodities LLC. Freepoint has strong established business relationships throughout the energy sector.

We are also engaged in substantive technical discussions with several natural gas engine OEMs and engine converters based on favorable combustion and engine tests. Business development in this sector is carried out by our in-house engineering and commercial sales staff.

Continue Collaborative Testing with Automotive OEMs

We are actively engaged in collaborative testing programs of our PCI technology with five major automotive OEMs, and have received expressions of interest from three others. One major automotive OEM has indicated a strong interest in adopting PCI technology on a high-volume engine platform, contingent upon our partnering with an existing Tier-1 spark plug manufacturer. Although no major automotive OEMs are currently using PCI technology, our strategy is to secure adoption on one or two existing major automotive OEM engine platforms. We believe this approach will quickly convince other major automotive OEMs to adopt PCI technology, but there is no guarantee that this will occur. The major automotive OEMs referenced herein exclude Valor and the collaborative testing discussed does not include our relationship with Valor under our letter agreement with Valor.

Major automotive OEM adoption cycles on new vehicle or powertrain platforms can take four years or more. However, adoption timing of a new product is highly dependent on the complexity of system integration. PCI technology is relatively easy for an automotive OEM to adopt since it is a direct replacement for conventional spark plugs requiring no changes to engine geometry. Furthermore, PCI technology can be adopted as a “running change” on existing engine platforms and optimized with recalibration of engine control parameters.

Establish Strategic Relationships with Tier-1 Spark Plug Manufacturers

We are currently in discussions with several Tier-1 spark plug manufacturers, with the goal of establishing long-term manufacturing relationships. To support this goal, we will continue our third party testing. We believe that our test data is compelling and will influence the OEMs and Tier-1 spark plug manufacturers to partner with us in development and manufacturing programs. As referenced above, one automotive OEM has asked its current Tier-1 spark plug providers to explore a manufacturing relationship with Enerpulse and we believe other similar requests will happen in the near future.

Utilize Print and Online Advertising to Drive Aftermarket Sales

Enerpulse has already established an extensive distribution network for our branded Pulstar® pulse plugs. To grow this channel further, we intend to drive consumers to our established automotive parts retailers through extensive and consistent advertising. In 2013, we hired The Marx Group, an automotive industry marketing communications firm, to advise us on implementing an aftermarket consumer-focused media plan. As part of this media plan, we are placing advertisements in consumer magazines geared towards automotive enthusiasts. The automotive publications we have advertised in thus far include Motor Magazine, Performance Business, Dsport, Super Street, Mopar Muscle, Trucking and Off-Road.

Expand Aftermarket Channels to Drive Growth in All Markets

Aftermarket sales channels are an important part of our overall business strategy as they provide the following benefits:

•	facilitate integration of pulse power technology into a commercial product applicable to a broad range of vehicles;
•	introduce our Pulstar® brand and heightens public awareness of PCI technology in vehicular applications;
•	enable serial production scale-up; and
•	provide field tests to validate the performance and durability of PCI technology in operating conditions.

During the four months from May 2013 through September 2013, our sales team was furloughed. This was due to our business decision to allocate more funding to automotive OEM business development activities rather than to further expansion of automotive aftermarket distribution at that time. Following the end of the furlough in September 2013, the sales team returned to work.

Summary of Risk Factors

Our business is subject to numerous risks, which are described in the section entitled “Risk Factors” immediately following this prospectus summary on page 12. You should carefully consider these risks before making an investment. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our growth strategy, which could cause a decline in the price of our common stock and the warrants and result in a loss of all or a portion of your investment:

•	We have a history of losses and may continue to incur losses in the future.
•	We anticipate that our cash on hand will be insufficient to fund our plan of operations for the next 12 months and if we are unable to raise additional capital, our business may fail and stockholders may lose their entire investment.
•	Because we may never earn significant revenues from our operations, our business may fail and investors may lose all of their investment in our Company.
•	Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, we may have to cease our activities and investors could lose their entire investment.
•	Our operating results may fluctuate due to factors that are difficult to forecast and not within our control.
•	If we are unable to adequately control the costs associated with operating our business, including our costs of sales and materials, our business, financial condition, operating results and prospects will suffer.
•	We rely on independent distributors for a substantial portion of our sales.
•	We derive a significant portion of our revenue from a few customers and the loss of one of these customers, or a reduction in their demand for our services, could adversely affect our business, financial condition, results of operations and prospects.
•	We may not be able to persuade potential customers of the merits of our products and justify their costs to increase our sales.
•	We depend on intellectual property and the failure to protect our intellectual property could adversely affect our future growth and success.
•	The disruption or loss of relationships with vendors and suppliers for the components of our products could materially adversely affect our business.
•	Loss of any of our executive officers or key employees and our failure to attract and retain qualified personnel, will harm the ability of the business to grow.
•	A significant product liability lawsuit, warranty claim or product recall involving us or one of our major customers could adversely affect our financial performance.
•	As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.
•	The adoption cycle for our automotive products is lengthy and the lengthy cycle impedes growth in our sales.
•	The automotive industry is subject to intense competition and our current automotive products may be rendered obsolete by future technological developments in the industry.
•	We may become subject to pricing pressure from our automotive OEM customers, which could adversely affect our earnings.
•	Adverse conditions in the automotive market may adversely affect future demand for our products.
•	Because many of the largest automotive manufacturers are located in foreign countries, our business may be subject to the risks associated with foreign sales.

Company Information

Our principal executive offices are located at 2451 Alamo Ave SE, Albuquerque, New Mexico, 87106 and our telephone number is (505) 842-5201. Information regarding Enerpulse’s operations may be found at www.enerpulse.com. Information contained in or accessible through this website does not constitute part of this prospectus.

We were incorporated in the State of Nevada on May 3, 2010 under the name “SMSA Katy Acquisition Corp.” to effect the reincorporation of Senior Management Services of Katy, Inc., or SMSA Katy, a Texas corporation from Texas to Nevada (which was completed by a merger of Senior Management Services of Katy, Inc. into SMSA Katy on May 12, 2010) as part of the implementation of a Chapter 11 reorganization plan of SMSA Katy and its affiliated companies, or the SMS Companies. On January 17, 2007 the SMS Companies filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. On August 1, 2007, the bankruptcy court confirmed the First Amended, Modified Chapter 11 Plan (the “Plan”), as presented by SMS Companies and their creditors. The effective date of the Plan was August 10, 2007.

Halter Financial Group, Inc., participated with SMS Companies and their creditors in structuring the Plan. As part of the Plan, Halter Financial Group, Inc. provided $115,000 to be used to pay professional fees associated with the Plan confirmation process. Halter Financial Group, Inc. was granted an option to be repaid through the issuance of equity securities in 23 of the SMS Companies, including SMSA Katy.

Halter Financial Group, Inc. exercised the option, and as provided in the Plan, 80% of our outstanding common stock, or 400,000 shares, was issued to Halter Financial Group, Inc. in satisfaction of Halter Financial Group, Inc.’s administrative claims. The remaining 20% of our outstanding common stock, or 100,016 shares, was issued to 566 holders of unsecured debt. The 500,016 shares were issued pursuant to Section 1145 of the Bankruptcy Code. As further consideration for the issuance of the 400,000 Plan Shares to Halter Financial Group, Inc., the Plan required Halter Financial Group, Inc. to assist us in identifying a potential merger or acquisition candidate, to provide for the payment of our ongoing operating expenses and to provide us, at no cost, with consulting services, including assisting us with formulating the structure of any proposed merger or acquisition.

We were subject to the jurisdiction of the bankruptcy court until we consummated a stock purchase transaction with Matthew C. Lipton in May 2012. Since we timely consummated a merger or acquisition, we filed a certificate of compliance with the bankruptcy court which stated that the requirements of the Plan had been met, resulting in the discharge to be deemed granted. Thereafter, the post discharge injunction provisions set forth in the Plan and the confirmation order became effective.

We currently conduct our operations primarily through our wholly-owned subsidiary, Enerpulse, Inc. Enerpulse was originally incorporated under the laws of the State of New Mexico in 1998 under the name “Combustion Technology Products, Corp.” On January 20, 2004, Combustion Technology Products, Corp. changed its name to Enerpulse, Inc., merged with Enerpulse, Inc. a Delaware corporation, and became a Delaware corporation.

We completed a reverse acquisition with Enerpulse on September 4, 2013 when our wholly-owned subsidiary, Enerpulse Merger Sub, Inc., merged with and into Enerpulse. We refer to this transaction as the “Merger.” The Merger was accounted for as a reverse acquisition and, as a result, our Company’s (the legal acquirer) consolidated financial statements are now those of Enerpulse (the accounting acquirer), with the assets and liabilities and revenues and expenses of ENPT being included effective from September 4, 2013, the date of the closing of the Merger.

We are an emerging growth company, as that term is defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with new or revised accounting standards until they would apply to private companies, although we are choosing to “opt out” of this exemption and will comply with such standards as required when they are adopted;
•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay”, “say-on-frequency” and “say-on-golden parachute;” and
•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

We will remain an “emerging growth company” until the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration under the Securities Act, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We also qualify as a “smaller reporting company,” as defined by Regulation S-K under the Securities Act of 1933, as amended, or the “Securities Act.” As such, we also are exempt from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and also are subject to less extensive disclosure requirements regarding executive compensation in our periodic reports and proxy statements. We will continue to be deemed a smaller reporting company until our public float exceeds $75,000,000 on the last day of our second fiscal quarter in any fiscal year.

The Offering

Common stock we are offering
2,500,000 shares and warrants to purchase up to an aggregate of 2,500,000 shares of common stock.
Description of warrants
The warrants will have a per share exercise price of $[ ] [[ ]% of the public offering price of the common stock]. The warrants are exercisable immediately and will expire five years from the date of issuance. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.
Underwriters’ option to purchase additional shares of common stock and/or warrants in this offering
We have granted the underwriter a 30-day option to purchase up to 375,000 additional shares of common stock and/or additional warrants to purchase up to 375,000 shares of common stock at the public offering price, less underwriting discounts and commissions.
Securities offered by Freepoint
686,275 shares held by Freepoint and 87,500 shares issuable to Freepoint upon the exercise of the Freepoint Warrant as described below in “The Offering — Description of Freepoint Warrant Shares”
Common stock outstanding immediately after the offering
11,363,668 shares(1) (13,863,668 shares if the warrants are exercised in full).
Underwriter Resale Warrant
150,000 shares issuable to Roth Capital Partners, LLC, or Roth, upon the exercise of the Underwriter Resale Warrant as described below in “The Offering — Description of Underwriter Resale Warrant and Underwriter Resale Warrant Shares.” The Underwriter Resale Warrant is exercisable into 150,000 shares of common stock and has an exercise price of $2.66 per share.
Underwriter Compensation Warrants
As part of this offering, [and subject to the completion of this offering,] we have also agreed to grant to Roth and Northland Capital Markets, or the underwriters, warrants to purchase up to 125,000 shares of common stock as underwriter compensation for this offering. If these warrants are exercised, each share may be purchased by the underwriters at an exercise price per share equal to 120% of the price of the shares sold in this offering ($4.20 per share, assuming an offering price per share in this offering of $3.50, the midpoint of the price range indicated on the cover page of this prospectus).
Use of proceeds
We expect that the net proceeds from the offering, without exercise of the underwriter’s over-allotment option, will be approximately $8,137,500 million, based upon an assumed offering price of $3.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, or the sale of the Underwriter Resale Warrant by Roth, but we may receive proceeds of up to $[ ] if the selling stockholders exercise their warrants for cash. We intend to use the net proceeds of this offering for research and development (including patent development and protection, prototype development and third party testing), salaries and benefits and general working capital purposes. See “Use of Proceeds.”
Risk factors
See “Risk Factors” beginning on page 12 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of factors you should consider before investing in shares of our common stock.
OTCQB symbol
“ENPT”

(1)	The number of shares of our common stock to be outstanding immediately after this offering is based on 8,863,668 shares outstanding as of September 30, 2013. Such number of shares excludes:
•	491,179 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2013, with a weighted average exercise price of $0.9372 per share;
•	1,983,138 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2013 (including the Freepoint Warrant Shares and Underwriter Resale Warrant Shares), with a weighted average exercise price of $2.6312 per share;
•	125,000 additional shares of common stock issuable upon the exercise of the Underwriter Compensation Warrants to be issued to the underwriters as underwriter compensation in this offering; and
•	1,008,821 shares of common stock reserved for future issuance under our 2013 Equity Incentive Plan.

Unless otherwise indicated, the information in this prospectus reflects and assumes no exercise by the underwriters of their option to purchase up to an additional 375,000 shares of our common stock and/or additional warrants to purchase up to 375,000 shares of common stock from us to cover over-allotments, if any.

Description of Freepoint Shares

On August 16, 2013, Enerpulse entered into a convertible note purchase agreement with Freepoint, pursuant to which Enerpulse agreed to issue and sell, and Freepoint agreed to purchase, a senior convertible promissory note in the principal amount of $1,750,000 and warrants to purchase 87,500 shares of common stock. On September 5, 2013, following the Merger discussed in this prospectus, Freepoint converted the principal amount of the note in its entirety into 686,275 shares of our common stock.

We are registering the 686,275 shares of common stock (the “Freepoint Shares”) issued in connection with the conversion of the senior convertible promissory note under this Registration Statement on Form S-1.

The Freepoint Shares were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act and Regulation D, Rule 506 and comparable exemptions for sales to “accredited” investors under state securities laws, based upon representations made by Freepoint.

Description of Freepoint Warrant Shares

As described above, on August 16, 2013, Enerpulse entered into a convertible note purchase agreement with Freepoint, pursuant to which Freepoint agreed to purchase a senior convertible promissory note in the principal amount of $1,750,000 and a warrant to purchase common stock.

The warrant (the “Freepoint Warrant”) becomes exercisable on the date Enerpulse completes an initial public offering and expires on July 1, 2016. The warrant is exercisable for 87,500 shares of our common stock (the “Freepoint Warrant Shares”). If securities other than common stock are issued by Enerpulse in the public offering, the per share public offering price shall be the fair market value of one share of common stock as of the date of such offering as determined by agreement between Enerpulse and Freepoint. The exercise price of the warrant is equal to 120% of the per share public offering price. Pursuant to the terms of the Freepoint Warrant, if at any time after the warrant becomes exercisable, we propose to register any of our securities, Freepoint shall have the right to request that all or any part of the Freepoint Warrant Shares be included in the registration.

We are registering the Freepoint Warrant Shares issuable upon the exercise of the Freepoint Warrant under this Registration Statement on Form S-1.

The Freepoint Warrant was issued in reliance upon the exemption provided by Section 4(2) of the Securities Act and Regulation D, Rule 506 and comparable exemptions for sales to “accredited” investors under state securities laws, based upon representations made by Freepoint.

Description of Underwriter Resale Warrant and Underwriter Resale Warrant Shares

On June 30, 2013, Enerpulse entered into a letter agreement with Roth, pursuant to which Roth would act as a financial advisor, placement agent and underwriter in connection with various proposed transactions. Pursuant to the letter agreement, upon consummation of the Merger, Roth received a warrant (the “Underwriter Resale Warrant”) to purchase 150,000 shares of our common stock (the “Underwriter Resale Warrant Shares”). The Underwriter Resale Warrant was issued as of September 4, 2013 and expires on September 3, 2018. The exercise price of the Underwriter Resale Warrant is $2.66 per share and the warrant is exercisable at any time, and from time to time, from and after the 181st day immediately following the date of effectiveness of this registration statement.

We are registering the Underwriter Resale Warrant and the Underwriter Resale Warrant Shares issuable upon the exercise of the Underwriter Resale Warrant under this Registration Statement on Form S-1.

The Underwriter Resale Warrant was issued in reliance upon the exemption provided by Section 4(2) of the Securities Act and Regulation D, Rule 506 and comparable exemptions for sales to “accredited” investors under state securities laws, based upon representations made by Roth.

Summary Financial Data

The following tables set forth our summary financial data for the periods presented and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Financial Data” and our financial statements and related notes appearing elsewhere in this prospectus. The summary financial data for the years ended December 31, 2012 and 2011 was derived from our audited financial statements included elsewhere in this prospectus. We have also included data from our unaudited financial statements for the three and nine months ended September 30, 2013 and 2012 included elsewhere in this prospectus. Our historical results presented below are not necessarily indicative of the financial results that may be achieved in any future period.

	Years Ended December 31,		Nine Months Ended September 30, (Unaudited)
	2012	2011	2013	2012
Statement of Operations Data:
Sales	$719,629	$825,830	$378,131	$610,830
Cost of sales	416,839	515,021	288,398	343,452
Gross profit	302,790	310,809	89,733	267,378
Selling, general and administrative expenses	2,706,390	2,440,298	2,678,950	1,730,743
Loss from operations	(2,403,600)	(2,129,489)	(2,589,217)	(1,463,365)
Other income (expense), net	(300,142)	25,600	(491,074)	(286,703)
Net loss	$(2,703,742)	$(2,103,889)	$(3,080,291)	$(1,750,068)
Net loss per share (basic and diluted)	$(0.43)	$(0.38)	$(0.40)	$(0.29)

	September 30, 2013 (Unaudited)
	Actual	As Adjusted(1)
Balance Sheet Data:
Cash and cash equivalents	$1,105,991	$8,855,991
Working capital	956,223	8,706,223
Total assets	2,064,054	9,814,054
Total liabilities	741,153	741,153
Accumulated deficit	(22,496,245)	(22,496,245)
Total stockholders’ equity	1,322,901	9,072,901

(1)	Reflects our sale of 2,500,000 shares of common stock offered by this prospectus at a public offering price of $3.50 per share, the midpoint of the price range indicated on the cover page of the prospectus, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.

RISK FACTORS

Investing in our common stock involves risks. Before making an investment in our company, you should carefully consider the risk factors set forth below, which contain important information about us and our business. You should also consider any other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference. Any of these risks, as well as other risks and uncertainties not known to us or that we believe to be immaterial, could harm our financial condition, results of operations or cash flows. We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase in our company.

Risks Relating to Our Business

We have a history of losses and may continue to incur losses in the future.

We have a history of losses and may continue to incur losses in the future, which could negatively impact the trading value of our common stock. Specifically, we expect to sustain losses in the next few years due to expenses relating to research and development and testing activities incurred in the development of the automotive OEM business. We may continue to incur operating losses in future periods. These losses may increase and we may never achieve or sustain profitability on a quarterly or annual basis in the future for a variety of reasons, including increased competition, decreased growth in the automotive industry and other factors described elsewhere in this “Risk Factors” section.

Further, we may incur significant losses in the future due to unforeseen expenses, difficulties, complications and delays and other unknown events. If we cannot continue as a going concern, our stockholders may lose their entire investment.

We anticipate that our cash on hand will be insufficient to fund our plan of operations for the next 12 months and if we are unable to raise additional capital, our business may fail and stockholders may lose their entire investment.

As of September 30, 2013, we had cash and cash equivalents of $1,105,991 which we believe will not be sufficient to meet our anticipated capital requirements for the next twelve months. Specifically, we anticipate that our existing capital resources will enable us to continue operations through the first quarter of 2014. If we fail to raise additional capital through the public offering of shares contemplated in this Form S-1/A, obtain additional financing from other sources, including from sales revenues, loans or private investments, we may be required to change our planned business strategies. If we are unable to obtain adequate financing, we may not be able to successfully develop and market our products and services. As a result, we would need to curtail business operations, which would have a material negative effect on operating results, the value of our outstanding stock is likely to fall, and our business may fail, causing our stockholders to lose their entire investment.

Because we may never earn significant revenues from our operations, our business may fail and investors may lose all of their investment in our Company.

We have a history of limited revenues from operations. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our company.

Prior to achieving broad acceptance and distribution for our products, we anticipate that we will incur increased operating expenses without realizing any significant revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the sale of our products in the future, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate sufficient revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our company.

In the course of preparing our financial statements for the years ended December 31, 2012 and 2011, material weaknesses in our internal control over financial reporting were noted. We expect to incur extra costs in implementing measures to address such weaknesses. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential investors could lose confidence in our financial reporting, which could harm our business and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to annually furnish a report by our management on our internal control over financial reporting. Such report must contain, among other matters, an assessment by our principal executive officer and our principal financial officer on the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective as of the end of our fiscal year. This assessment must include disclosure of any material weakness in our internal control over financial reporting identified by management. We have historically had a small internal accounting and finance staff. This lack of adequate accounting resources has resulted in the identification of material weaknesses in our internal controls over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

In connection with the audit of our financial statements for the years ended December 31, 2012 and 2011, our management team identified material weaknesses relating to (i) insufficient systems, procedures, and accounting personnel in place to ensure effective segregation of duties, and (ii) lack of the appropriate technical resources in place to properly evaluate non-routine, complex transactions in accordance with generally accepted accounting principles. We have taken steps, including implementing a plan to improve the segregation of the duties of our accounting staff and hiring additional internal staff and/or outside consultants experienced in financial reporting as well as in SEC reporting requirements. In addition, we plan to continue to take additional steps to seek to remediate these material weaknesses. If we do not successfully remediate the material weaknesses described above, or if other material weaknesses or other deficiencies arise in the future, we may be unable to accurately report our financial results on a timely basis, which could cause our reported financial results to be materially misstated and require restatement which could result in the loss of investor confidence and/or cause the market price of our common stock to decline.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting, and, if we become an accelerated filer, a report by our independent registered public accounting firm would be required. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we may take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, we may have to cease our activities and investors could lose their entire investment.

There is no assurance that we will operate profitably or generate positive cash flow in the future. We will require additional financing in order to proceed with the manufacture and distribution of our products, including our Pulstar® pulse plugs. We will also need more funds if the costs of the development and operation of our existing technologies are greater than we have anticipated. We will also require additional financing to sustain our business operations if we are not successful in increasing revenues. We may not be able to obtain financing on commercially reasonable terms or terms that are acceptable to us when it is required, or at all. Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, our business could fail and investors could lose their entire investment.

If adequate funds are not available, we could be forced to discontinue product development and reduce or forego attractive business opportunities. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. In addition, debt financing, if available, may involve restrictive covenants. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. Our access to the financial markets and the pricing and terms we receive in the financial markets could be adversely impacted by various factors, including changes in financial markets and interest rates.

Our forecasts regarding the sufficiency of our financial resources to support our current and planned operations are forward-looking statements and involve significant risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect.

Our operating results may fluctuate due to factors that are difficult to forecast and not within our control.

Our past operating results may not be accurate indicators of future performance, and you should not rely on such results to predict our future performance. Our operating results have fluctuated significantly in the past, and could fluctuate in the future. Factors that may contribute to fluctuations include:

•	changes in aggregate capital spending, cyclicality and other economic conditions, or domestic and international demand in the industries we serve;
•	our ability to effectively manage our working capital;
•	our ability to satisfy consumer demands in a timely and cost-effective manner;
•	pricing and availability of labor and materials;
•	our inability to adjust certain fixed costs and expenses for changes in demand;
•	shifts in geographic concentration of customers, supplies and labor pools; and
•	seasonal fluctuations in demand and our revenue.

If we are unable to adequately control the costs associated with operating our business, including our costs of sales and materials, our business, financial condition, operating results and prospects will suffer.

If we are unable to maintain a sufficiently low level of costs for designing, manufacturing, marketing, selling and distributing our products relative to their selling prices, our operating results, gross margins, business and prospects could be materially and adversely impacted. We have made, and will be required to continue to make, significant investments for the design and sales of our products and technologies. There can be no assurances that our costs of producing and delivering our products will be less than the revenue we generate from sales or that we will achieve our expected gross margins.

We may be required to incur substantial marketing costs and expenses to promote our products. If we are unable to keep our operating costs aligned with the level of revenues we generate, our operating results, business and prospects will be harmed.

We rely on independent distributors for a substantial portion of our sales.

We rely upon sales made by or through non-affiliated distributors to customers. Sales through distributors accounted for 92% of our net sales during 2012. The loss of, or business disruption at, one or more of these distributors may harm our business. If we are required to obtain additional or alternative distribution agreements or arrangements in the future, we cannot be certain that we will be able to do so on satisfactory terms or in a timely manner. Our inability to enter into satisfactory distribution agreements may inhibit our ability to implement our business plan or to establish markets necessary to expand the distribution of our products successfully.

We derive a significant portion of our revenue from a few customers and the loss of one of these customers, or a reduction in their demand for our services, could adversely affect our business, financial condition, results of operations and prospects.

Our customer base is highly concentrated. One or a few customers have represented a substantial portion of our consolidated revenues and gross profits in any one year or over a period of several consecutive years. Advance Auto Parts accounted for 28% and 29% of our total revenues in the years ended 2012 and 2011, respectively. AutoZone accounted for 14% and 14% of our total revenues in the years ended 2012 and 2011, respectively. A limited number of customers may continue to comprise a substantial portion of our revenue for the foreseeable future. We could lose business from a significant customer for a variety of reasons, including:

•	the consolidation, merger or acquisition of an existing customer, resulting in a change in procurement strategies employed by the surviving entity that could reduce the amount of orders we receive;
•	our performance on individual relationships with one or more significant customers are impaired due to another reason, which may cause us to lose future business with such customers and, as a result, our ability to generate income would be adversely impacted; and
•	the strength of our professional reputation.

We do not have contracts in the aftermarket. The customer business relationship is based on mutual benefits to both parties. Either party may terminate the relationship without cause which could impair our business, financial condition, results of operations and prospects.

We may not be able to persuade potential customers of the merits of our products and justify their costs to increase our sales.

Because of technology in our pulse plug products, we have been, and will continue to be, required to educate potential customers and demonstrate that the merits of such products justify the costs associated with such products. We have relied on, and will continue to rely on, automobile manufacturers and manufacturers in other industries and their dealer networks to market our products. The success of any such relationship will depend in part on the other party’s own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and/or marketed by any such party. There can be no assurance that we will be able to continue to market our products successfully so as to generate meaningful product sales increases or to continue at existing sales volumes.

We depend on intellectual property and the failure to protect our intellectual property could adversely affect our future growth and success.

We rely on patent, trademark, trade secret protection, and confidentiality and other agreements with employees, customers, partners and others to protect our intellectual property. Because of rapid technological developments in the automotive industry and the competitive nature of the market, the patent position of any component manufacturer is subject to uncertainties and may involve complex legal and factual issues. Consequently, although we own certain patents, and are currently processing several additional patent applications, we do not know whether any patents will be issued from these pending or future patent applications or whether the scope of the issued patents is sufficiently broad to protect our technologies or processes. There can be no assurance that others will not independently develop similar products or will not design around any patents that have been or may be issued to us. The failure to obtain patents in certain foreign countries may materially adversely affect our ability to compete effectively in those international markets.

Moreover, patent applications and issued patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits. Furthermore, the laws of some foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States.

The patents protecting our proprietary technologies expire after a period of time. Currently, our patents have expiration dates ranging from 2018 through 2029. If we are not successful in protecting our proprietary technology, it could have a material adverse effect on our business, financial condition and results of operations.

There can be no assurance that we will be successful in protecting our proprietary rights. For example, from time to time we may become aware of competing technologies employed by third parties that may be covered by one or more of our patents. In such situations, we may seek to grant licenses to such third parties or seek to stop the infringement, including through the threat of legal action. There is no assurance that we would be successful in negotiating a license agreement on favorable terms, if at all, or able to stop the infringement. Any infringement upon our intellectual property rights could have an adverse effect on our ability to develop and sell commercially competitive systems and components.

If third parties claim that our products infringe upon their intellectual property rights, we may be forced to expend significant financial resources and management time litigating such claims and our operating results could suffer.

Third parties may claim that our products and systems infringe upon third-party patents and other intellectual property rights. These parties could bring legal actions against us claiming damages and seeking to enjoin manufacturing and marketing of our products for allegedly conflicting with patents held by them.

Identifying third-party patent rights can be particularly difficult, notably because patent applications are generally not published until up to 18 months after their filing dates. If a competitor were to challenge our patents, or assert that our products or processes infringe their patent or other intellectual property rights, we could incur substantial litigation costs, be forced to make expensive product modifications, pay substantial damages or even be forced to cease some operations. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that we would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. Failure to obtain needed patents, licenses or proprietary information held by others may have a material adverse effect on our business.

Third-party infringement claims, regardless of their outcome, would not only drain financial resources but also divert the time and effort of management and could result in customers or potential customers deferring or limiting their purchase or use of the affected products or services until resolution of the litigation.

The disruption or loss of relationships with vendors and suppliers for the components of our products could materially adversely affect our business.

Our ability to manufacture and market our products successfully is dependent on relationships with both third party vendors and suppliers. We rely on various vendors and suppliers for the components of our products and procure these components through purchase orders, with no guaranteed supply arrangements. Certain components are only available from a limited number of suppliers.

Our inability to obtain sufficient quantities of these components, if and as required in the future, may subject us to:

•	delays in delivery or shortages in components that could interrupt and delay manufacturing and result in cancellations of orders for our products;
•	increased component prices and supply delays as we establish alternative suppliers;
•	inability to develop alternative sources for product components;
•	required modifications of our products, which may cause delays in product shipments, increased manufacturing costs, and increased product prices; and
•	increased inventory costs as we hold more inventory than we otherwise might in order to avoid problems from shortages or discontinuance, which may result in write-offs if we are unable to use all such products in the future.

The loss of any significant supplier, in the absence of a timely and satisfactory alternative arrangement, or an inability to obtain essential components on reasonable terms or at all, could materially adversely affect our business, operations and cash flows.

Loss of any of our executive officers or key employees and our failure to attract and retain qualified personnel, will harm the ability of the business to grow.

Our success depends, in part, on our ability to retain current key personnel, attract and retain future key personnel, additional qualified management, marketing, scientific, and engineering personnel, and develop and maintain relationships with other outside consultants. Competition for qualified management, technical, sales and marketing employees is intense. In addition, some employees might leave our company and go to work for competitors.

If we lose any of our executive officers or key employees, including Joseph E. Gonnella, Louis S. Camilli and Bryan C. Templeton, which have many years of experience with us and within the automotive industry and other manufacturing industries, or are unable to recruit qualified personnel, our ability to manage the day-to-day aspects of our business may be materially adversely affected. We do not currently maintain “key person” life insurance on any of our executives or employees. Our senior management and key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason and without notice. The loss of the services of one or more executive officers or key employees, who also have strong personal ties with our customers and suppliers, could have a material adverse effect on the our business, financial condition and results of operations.

Our operations are subject to hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance.

Our workers are subject to hazards associated with developing, manufacturing and testing our products. In such a case, we may be liable for fines and damages. These operating hazards can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage. Even though we believe that the insurance coverage we maintain is in amounts and against the risks that we believe are consistent with industry practice, this insurance may not be adequate to cover all losses or liabilities that we may incur in our operations. To the extent that we experience a material increase in the frequency or severity of accidents or workers’ compensation claims, or unfavorable developments on existing claims, our business, financial condition, results of operations and prospects could be adversely affected.

The Occupational Safety and Health Act of 1970, as amended, or OSHA, establishes certain employer responsibilities, including the maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Health and Safety and Health Administration and various recordkeeping, disclosure and procedural requirements. While we have invested, and will continue to invest, substantial resources in occupational health and safety programs, serious accidents or violations of OSHA rules may subject us to substantial penalties, civil litigation or criminal prosecution, which could adversely affect our business, financial condition, results of operations and prospects.

Any liability for damages resulting from technical faults or failures of our products could be substantial and could materially adversely affect our business and results of operations.

Our products are integrated into goods used by consumers and therefore a malfunction or the inadequate design of our products could result in product liability claims. Any liability for damages resulting from technical faults or failures could be substantial and could materially adversely affect our business and results of operations. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of our products, which would materially impact our financial condition and operating results.

A significant product liability lawsuit, warranty claim or product recall involving us or one of our major customers could adversely affect our financial performance.

In the event that our products fail to perform as expected, whether allegedly due to our fault, and such failure results in, or is alleged to result in, bodily injury and/or property damage or other losses, we may be subject to product liability lawsuits and other claims. If available, product liability insurance generally is expensive. While we presently have product liability coverage at amounts we currently consider adequate, there can be no assurance that we will be able to obtain or maintain such insurance on acceptable terms with respect to other products we may develop, or that any insurance will provide adequate protection against any potential liabilities. In the event of a successful claim against us, a lack or insufficiency of insurance coverage could have a material adverse effect on our business and operations. These types of claims could adversely affect our financial condition, operating results and cash flows.

We may not have sufficient cash to satisfy our redemption obligations with respect to the shares of our common stock owned by Gordian Group and may need to obtain additional debt or equity financing in order to satisfy such obligations.

On October 21, 2013 we granted Gordian Group, LLC, or Gordian, a contractual right to require us to redeem all of their shares of our common stock (131,287 shares) at any time on or after May 24, 2014. Upon any such redemption request by Gordian, we will be required to make an aggregate cash payment equal to the greater of (a) $300,000 and (b) the fair market value of our common stock at the time of our receipt of Gordian’s redemption request. We have a limited amount of revenues and a history of losses, and we may not have sufficient cash to allow us to comply with our redemption obligations. We may need to obtain additional debt or equity financing in order to satisfy any redemption requirement, which financing may not be available on favorable terms or at all. If we are unable to meet any redemption request by Gordian, we may be subject to time-consuming and costly claims or legal proceedings.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to and may rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay”, “say-on-frequency” and “say-on-golden parachute;” and
•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We will remain an “emerging growth company” until the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration under the Securities Act, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Risks Related to Our Industry

The adoption cycle for our automotive products is lengthy and the lengthy cycle impedes growth in our sales.

The adoption cycle in the automotive components industry can be as long as four years or more for products that must be designed into a new vehicle or engine platform, because some companies take that long to design and develop a new vehicle or engine platform. Even when selling parts that are neither safety-critical nor highly integrated into the vehicle, there are still many stages that an automotive supply company must go through before achieving commercial sales. The sales cycle is lengthy because an automobile manufacturer must develop a high degree of assurance that the products it buys will meet customer needs, interface as easily as possible with the other parts of a vehicle and with the automobile manufacturer’s production and assembly process, and have minimal warranty, safety and service problems. As a result, from the time that a manufacturer develops a strong interest in our products, it normally will take several years before our products are available to consumers in that manufacturer’s vehicles.

In the automotive components industry, products typically proceed through five stages of research and development. Initial research on the product concept comes first, to assess its technical feasibility and economic costs and benefits. This stage often includes development of an internal prototype for the component supplier’s own evaluation. If the product appears feasible, the component supplier manufactures a functioning prototype to demonstrate and test the product’s features. These prototypes are then marketed and sold to automotive companies for testing and evaluation. If an automobile manufacturer shows interest in the product, it typically works with the component supplier to refine the product, then purchases second and subsequent generation engineering prototypes for further evaluation. Finally, the automobile manufacturer either decides to purchase the component for a production vehicle or terminates the program.

The time required to progress through these five stages to commercialization varies widely. Generally, the more a component must be integrated with other vehicle systems, the longer the process takes. Further, products that are installed by the factory usually require extra time for evaluation because other vehicle systems are affected, and a decision to introduce the product into the vehicle is not easily reversed. Because our products are a factory-installed item, the process may take a significant amount of time to commercialization.

Other pulse plug products that we develop are also likely to have a lengthy sales cycle. Because such technology is new and evolving, and because customers will likely require that any new product we develop pass certain feasibility and economic viability tests before committing to purchase, it is expected that any new products we develop will take some years before they are sold to automotive customers.

The automotive industry is subject to intense competition and our current automotive products may be rendered obsolete by future technological developments in the industry.

We operate in an extremely competitive industry, driven by global vehicle production volumes and part replacement trends. Business is typically awarded to the supplier offering the most favorable combination of cost, quality, technology and service. Many of our competitors are substantially larger in size and have substantially greater financial, marketing and other resources than we do. Some of our competitors have already achieved greater market penetration than we have in the markets in which we compete, and some have greater financial and other resources than we do. A number of national companies in our industry are larger than we are and, if they so desire, could establish a presence in our markets and compete with us for contracts. As a result of this competition, we may need to accept lower contract margins in order to compete against competitors that have the ability to accept awards at lower prices or have a pre-existing relationship with a customer.

Competitors are promoting ignition systems that may compete with our products. Competition extends to attracting and retaining qualified technical and marketing personnel. There can be no assurance that we will successfully differentiate our products from those of our competitors, that the marketplace will consider our current or proposed products to be superior or even comparable to those of our competitors, or that we can succeed in establishing new or maintaining existing relationships with automobile manufacturers. Furthermore, no assurance can be given that competitive pressures we face will not adversely affect our financial performance.

Due to the rapid pace of technological change, as with any technology-based product, our products may even be rendered obsolete by future developments in the industry. Our competitive position would be adversely affected if we were unable to anticipate such future developments and obtain access to the new technology.

Adverse conditions in the automotive market may adversely affect future demand for our products.

Part of our revenues is tied to global OEM automobile sales, production levels, and independent aftermarket parts replacement activity. The OEM market is characterized by short-term volatility, with overall expected long-term growth in global vehicle sales and production. Automotive production in the local markets we serve can be affected by macro-economic factors such as interest rates, fuel prices, consumer confidence, employment trends, regulatory and legislative oversight requirements and trade agreements. A variation in the level of automobile production would affect not only our expected future sales to OEM customers but, depending on the reasons for the change, could impact demand from aftermarket customers. Our results of operations and financial condition could be adversely affected if we fail to respond in a timely and appropriate manner to changes in the demand for our products.

We may become subject to pricing pressure from our automotive OEM customers, which could adversely affect our earnings.

There is substantial and continuing pressure from automotive OEMs to reduce the prices they pay to suppliers. Virtually all OEMs have aggressive price reduction initiatives that they impose upon their suppliers, and such actions are expected to continue in the future. Since suppliers' prices cannot increase, suppliers must be able to reduce their operating costs in order to maintain profitability.

To the extent we are successful in expanding our business to provide products to automotive OEMs, we will be subject to this pricing pressure from the OEMs. If we are unable to offset customer price reductions that may be required by the automotive OEMs through improved operating efficiencies, new manufacturing processes, sourcing alternatives, technology enhancements and other cost reduction initiatives, our results of operations and financial condition would be adversely affected.

Because many of the largest automotive manufacturers are located in foreign countries, our business may be subject to the risks associated with foreign sales.

Many of the world’s largest automotive manufacturers are located in foreign countries. Accordingly, if these automotive OEMs become our customers our business may be subject to many of the risks of international operations, including governmental controls, tariff restrictions, foreign currency fluctuations and currency control regulations. No assurance can be given that future contracts will be honored by our foreign suppliers or customers.

Risks Related to this Offering and Our Common Stock.

There is not now an active market for our common stock. An active trading market for our common stock or warrants may not develop and the market price for our common stock or warrants may decline below the offering price of our common stock or warrants in this offering.

Although our common stock is quoted on the OTCQB, an over-the-counter quotation system, there has been no public trading of our common stock. In addition, there is no established trading market for the warrants being offered in this offering. We currently do not have a market maker for our stock. If a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

The offering price for our common stock and warrants in this offering will be determined by negotiation between the representative of the underwriters and us based upon several factors, and may not be indicative of prices that will prevail in the open market after this offering. Consequently, you may be unable to sell your shares of our common stock or warrants at prices equal to or greater than the prices you paid for them, if at all.

If a public trading market for our stock does develop, the prices at which our common stock and warrants may trade may be volatile and we expect that they may fluctuate significantly in response to various factors, many of which are beyond our control. The stock market in general, and securities of small-cap or micro-cap companies driven by novel technologies in particular, has experienced extreme price and volume fluctuations in recent years. Continued market fluctuations could result in volatility in the price at which our common stock or warrants may trade, which could cause its value to decline. To the extent we seek to raise capital in the future through the issuance of equity, those efforts could be limited or hindered by low and/or volatile market prices for our common stock and warrants.

We do not now, and are not expected to in the foreseeable future, meet the initial listing standards of the Nasdaq Stock Market or any other national securities exchange. We presently anticipate that our common stock and warrants will continue to be quoted on the OTCQB or another over-the-counter quotation system. In those venues, our stockholders may find it difficult to obtain accurate quotations as to the market value of their shares of our common stock or warrants and may find few buyers to purchase their stock or warrants and few market makers to support their prices.

An active market for our common stock and warrants may never develop. As a result, investors must bear the economic risk of holding their shares of our common stock and warrants for an indefinite period of time.

Due to the speculative nature of warrants, there is no guarantee that it will ever be profitable for holders of the warrants to exercise the warrants.

The warrants being offered do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price of $[    ] per share [    % of the public offering price of the common stock], prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and, consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

Our common stock is a “penny stock.”

The SEC has adopted regulations that generally define “penny stock” as an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is, and is expected to continue to be in the near term, less than $5.00 per share and is therefore a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. Those rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares of our common stock. In addition, if our common stock continues to be quoted on the OTCBB as we expect, then our stockholders may find it difficult to obtain accurate quotations for our stock, and may find few buyers to purchase our stock and few market makers to support its price.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative low priced securities will not be suitable for at least some customers. These FINRA requirements make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for our shares.

There may be additional risks because the business of Enerpulse is going public by means of a reverse merger transaction.

Additional risks may exist because the business of Enerpulse is becoming a public company through a “reverse merger” transaction. Securities analysts of major brokerage firms may not provide coverage of the Company following the Merger because there may be little incentive to brokerage firms to recommend the purchase of our common stock. There may also be increased scrutiny by the SEC and other government agencies and holders of our securities prior to the Merger due to the nature of the transaction, as there has been increased focus on transactions such as the Merger in recent years.

The elimination of monetary liability against our directors and officers under Nevada law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation eliminates the personal liability of our directors and officers to our Company and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Nevada law. Further, our amended and restated bylaws provide that we are obligated to indemnify any of our directors or officers to the fullest extent authorized by the Nevada law and, subject to certain conditions, advance the expenses incurred by any director or officer or director in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us or our stockholders.

Shares of our common stock that have not been registered under federal securities laws, regardless of whether such shares are restricted or unrestricted, are subject to resale restrictions imposed by Rule 144, including those set forth in Rule 144(i) which apply to a “shell company.” In addition, any shares of our common stock that are held by affiliates, including any received in a registered offering, will be subject to the resale restrictions of Rule 144(i).

Pursuant to Rule 144 (“Rule 144”) of the Securities Act, a “shell company” is defined as a company that has no or nominal operations and either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets. As such, we may be deemed a “shell company” pursuant to Rule 144 prior to the closing of the Merger, and as such, sales of our securities pursuant to Rule 144 are not permitted until a period of at least 12 months has elapsed from the date on which the Current Report on Form 8-K, reflecting our status as a non-“shell company” was filed with the SEC. Therefore, any restricted securities we sell in the future or issue to consultants or employees in consideration for services rendered or for any other purpose will have no liquidity until and unless such securities are registered under the Securities Act and/or until a year after the date of the filing of the Form 8-K, provided that we and the selling stockholders are in compliance with the other requirements of Rule 144. As a result, it will be more difficult for us to raise funding to support our operations through the sale of debt or equity securities unless we agree to register such securities under the Securities Act, which could cause us to expend additional time and cash resources. Further, it may be more difficult for us to compensate our employees and consultants with our securities instead of cash. Our previous status as a “shell company” could also limit our use of our securities to pay for any acquisitions we may seek to pursue in the future (although none are currently planned), which could cause the value of our securities, if any, to decline in value or become worthless. In addition, any shares held by affiliates, including shares received in any registered offering, will be subject to the resale restrictions of Rule 144(i).

We do not intend to pay cash dividends on our capital stock in the foreseeable future.

We have never declared or paid any dividends on our shares and do not anticipate paying any such dividends in the foreseeable future. Any future payment of cash dividends would depend on our financial condition, contractual restrictions, solvency tests imposed by applicable corporate laws, results of operations, anticipated cash requirements and other factors and will be at the discretion of the our Board of Directors. Our stockholders should not expect that we will ever pay cash or other dividends on our outstanding capital stock.

The sale or availability for sale of substantial amounts of our common stock could adversely affect the market price of our common stock.

Sales of substantial amounts of shares of our common stock after the completion of the offering, or the perception that these sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through common stock offerings.

The exercise of warrants at prices below the market price of our common stock could adversely affect the market price of shares of our common stock. Additional dilution may result from the issuance of shares of our capital stock in connection with acquisitions or in connection with other financing efforts. Any issuance of our common stock that is not made solely to then-existing stockholders proportionate to their interests, such as in the case of a stock dividend or stock split, will result in dilution to each stockholder.

If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our common stock, the market price of our common stock and warrants will likely decline.

The trading market for our common stock and warrants will rely in part on the research and reports that equity research analysts, over whom we have no control, publish about us and our business. We may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the market price for our common stock and warrants could decline. In the event we obtain securities or industry analyst coverage, the market price of our common stock and warrants could decline if one or more equity analysts downgrade our common stock or if those analysts issue unfavorable commentary, even if it is inaccurate, or cease publishing reports about us or our business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated by reference into this document, contains information considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the safe harbor provided by Section 27A and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things: statements about our future results, the prospects of the combined company, and our plans, objectives and strategies. These forward-looking statements are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond our control), including those factors described under “Risk Factors” elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties. All forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, in the case of forward-looking statements contained in this prospectus, or the dates of the documents incorporated by reference into this prospectus, in the case of forward-looking statements made in those incorporated documents.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 2,500,000 shares of common stock and warrants to purchase 2,500,000 shares of common stock we are offering will be approximately $7,750,000 million, based upon assumed offering prices of $3.50 per share, the midpoint of the price range indicated on the cover page of this prospectus, and $0.01 per warrant, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate the net proceeds of the additional shares and warrants we sell will be approximately $9,062,500, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. For purposes of estimating net proceeds, we are assuming that the public offering price will be $3.50 per share of common stock, which is the midpoint of the price range indicated on the cover page of this prospectus, and $0.01 per warrant.

A $1.00 increase (decrease) in the assumed offering price per share of common stock and corresponding warrant would increase (decrease) the net proceeds to us by approximately $2,500,000, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming that the number of shares and warrants offered by us, as set forth on the cover page of this prospectus, remains the same. An increase (decrease) of 0.5 million in the number of shares and warrants offered by us would increase (decrease) the net proceeds to us by approximately $1,750,000.

The selling stockholders may sell the Resale Securities from time to time. We will not receive any proceeds from the sale of these securities by the selling stockholders. We may receive up to $[    ] upon the cash exercise of the selling stockholders’ warrants.

We intend to use the net proceeds of this offering for research and development (including patent development and protection, prototype development and third party testing), salaries and benefits and general working capital purposes as detailed below. No part of the net proceeds received by us in this offering shall be used to satisfy any redemption obligations described in “Description of Securities to be Registered — Common Stock.” Our planned expenditures for activities that are to be funded from the proceeds of this offering are as follows:

	Use of proceeds
Purpose	Without Over-allotment	Percent	With Over-allotment	Percent
Research and development	$2,325,000	30.0%	$2,718,750	30.0%
Salaries and benefits	1,550,000	20.0%	1,812,500	20.0%
General working capital purposes	3,875,000	50.0%	4,531,250	50.0%
	$7,750,000	100.0%	$9,062,500	100.0%

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTCQB under the symbol “ENPT” and we have applied for quotation on the OTCQX, the premier tier of the OTC Markets. No shares of our common stock have traded on the OTCQB to date.

Holders

At September 30, 2013, there were 589 holders of record of our common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

We had not adopted any equity compensation plan as of the end of our last completed fiscal year on December 31, 2012.

As of the effective time of the Merger, our Board of Directors approved and adopted the Enerpulse Technologies, Inc. 2013 Equity Incentive Plan (the “Plan”), and authorized management to submit the Plan to our stockholders for approval.

The proposed Plan permits us to grant a variety of forms of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and dividend equivalent rights, to allow us to adapt our incentive compensation program to meet our needs. The number of shares of our common stock that may be issued under the Plan to employees, directors and/or consultants in such awards is 1,500,000 shares. Our Board of Directors currently serves as the administrator of the Plan. As of September 30, 2013, stock options to purchase an aggregate of 491,179 shares of our common stock (which options were issued in substitution of options terminated by Enerpulse immediately prior to the Merger) have been granted under the Plan.

DETERMINATION OF OFFERING PRICE

Before this offering, no shares of our common stock have publicly traded. The public offering price of the common stock and warrants to be sold in this offering will be negotiated between us and the underwriters. Among the factors to be considered in these negotiations are:

•	the prospects for our Company and the industry in which we operate;
•	our past and present financial and operating performance;
•	financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;
•	the prevailing conditions of U.S. securities markets at the time of this offering; and
•	other factors deemed relevant.

The offering prices stated on the cover page of this prospectus should not be considered as an indication of the actual value of the shares or warrants. Such prices are subject to change as a result of market conditions and other factors, and we cannot assure you that the shares or warrants can be resold at or above their public offering prices.

The selling stockholders will determine at what price they may sell the Freepoint Shares, Freepoint Warrant Shares, and Underwriter Resale Warrant Shares, respectively. Sales of the Freepoint Shares, Freepoint Warrant Shares and the Underwriter Resale Warrant Shares may be made (a) initially at the public offering price of the common stock, provided that in the event a public market for our common stock develops, at prevailing market prices and/or (b) at privately negotiated prices. See “Plan of Distribution” for more information.

There is currently no public market for the Underwriter Resale Warrant. Roth will determine at what price it may sell the Underwriter Resale Warrant. Sales of the Underwriter Resale Warrant may be made (i) initially, at a price equal to the number of warrant shares underlying such warrant being sold multiplied by $2.66, provided that in the event a public market for our warrants develops, such sales may be made at prevailing market prices and/or (ii) at privately negotiated prices.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements and such other factors as our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2013 on:

•	an actual basis; and
•	an as-adjusted basis to also give effect to the sale by us of (i) 2,500,000 shares of our common stock in this offering stock at an assumed offering price of $3.50 per share (the midpoint of the price range indicated on the cover page of this prospectus) and (ii) warrants to purchase 2,500,000 shares of common stock at an offering price of $0.01 per warrant, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto incorporated by reference into this prospectus.

	Actual	As Adjusted
Cash and cash equivalents	$1,105,991	8,855,991
Current and long-term debt	183,070	183,070
Stockholders’ equity
Preferred stock, par value $0.001 per share: authorized 10,000,000; no shares issued and outstanding, actual and as-adjusted	—	—
Common stock, par value $0.001 per share: authorized 100,000,000; issued and outstanding 8,863,668, actual; and 11,363,668 shares outstanding, as adjusted	8,864	11,364
Additional paid-in capital	24,010,354	31,757,854
Note receivable, related party	(200,072)	(200,072)
Accumulated deficit	(22,496,245)	(22,496,245)
Total stockholders’ equity	1,322,901	9,072,901
Total capitalization	$1,505,971	9,255,971

The table above does not include:

•	491,179 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2013, with a weighted average exercise price of $0.9372 per share;
•	1,983,138 shares of common stock issuable upon the exercise of warrants (including the Freepoint Warrant Shares and the Underwriter Resale Warrant Shares) outstanding as of September 30, 2013, with a weighted average exercise price of $2.6312 per share;
•	1,008,821 shares of common stock reserved for future issuance under our 2013 Equity Incentive Plan;
•	375,000 additional shares of common stock subject to the underwriters’ over-allotment option to purchase additional shares of common stock;
•	375,000 shares of common stock issuable upon the exercise of additional warrants subject to the underwriters' over-allotment option to purchase additional warrants; and
•	125,000 additional shares of common stock issuable upon the exercise of the Underwriter Compensation Warrants to be issued to the underwriters as underwriter compensation in this offering.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share after this offering. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in the as adjusted net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the as adjusted net tangible book value per share of common stock immediately after the consummation of this offering.

As of September 30, 2013, our historical net tangible book value was approximately $951,022 or $0.11 per share. After giving effect to the sale by us of the 2,500,000 shares of our common stock in this offering at an assumed public offering price of $3.50 per share, which is the midpoint of the price range indicated on the cover page of this prospectus, and of warrants to purchase 2,500,000 shares of common stock at an offering price of $0.01 per warrant, less underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2013 would have been approximately $8,701,022, or approximately $0.77 per share. This represents an immediate increase in net tangible book value of $0.66 per share to existing stockholders and an immediate dilution in net tangible book value to $2.84 per share to investors in the shares of common stock offered in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share	$		$3.50
Historical net tangible book value per share as of September 30, 2013		$0.11
As adjusted net tangible book value per share after this offering		$0.77
Increase in net tangible book value per share attributable to this offering			$0.66
Dilution per share to new investors			$2.84

If the underwriters exercise their option to purchase additional shares of common stock and warrants in full, the increase in net tangible book value per share attributable to this offering will increase to $0.75 and our pro forma adjusted net tangible book value per share after this offering will increase to $0.85 per share, representing an increase in our adjusted net tangible book value of $0.10 per share to existing holders, and there will be an immediate dilution of $2.65 per share to new investors.

A $1.00 increase (decrease) in the assumed public offering price of $3.50 per share would increase (decrease) our as adjusted net tangible book value by approximately $2,500,000, or $0.22 per share, and the dilution per share to investors in this offering would increase approximately $0.88 per share in the case of an increase and decrease approximately $0.44 per share in the case of a decrease, assuming no change to the number of shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. A 0.5 million increase in the number of shares would increase our as adjusted net tangible book value by $0.77 per share, whereas a 0.5 million decrease would reduce it by $0.53, assuming a public offering price of $3.50 per share, which is the midpoint of the price range indicated on the cover page of this prospectus, and the dilution per share to investors in this offering would be reduced to approximately $0.12 per share for the increase or increased to $0.13 per share for the decrease after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only.

The discussion and table above exclude:

•	491,179 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2013, with a weighted average exercise price of $0.9372 per share;
•	1,983,138 shares of common stock issuable upon the exercise of warrants (including the Freepoint Warrant Shares and the Underwriter Resale Warrant Shares) outstanding as of September 30, 2013, with a weighted average exercise price of $2.6312 per share;

•	1,008,821 shares of common stock reserved for future issuance under our 2013 Equity Incentive Plan;
•	375,000 additional shares of common stock subject to the underwriters’ over-allotment option to purchase additional shares of common stock;
•	375,000 shares of common stock issuable upon the exercise of additional warrants subject to the underwriters' over-allotment option to purchase additional warrants; and
•	125,000 additional shares of common stock issuable upon the exercise of the Underwriter Compensation Warrant to be issued to the underwriters as underwriter compensation in this offering.

SELECTED FINANCIAL DATA

The following tables set forth our financial data for the periods presented and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing elsewhere in this prospectus. The selected financial data as of and for the years ended December 31, 2012 and 2011 was derived from our audited financial statements included elsewhere in this prospectus. The selected statement of operations data for the nine months ended September 30, 2013 and 2012, and the balance sheet data as of September 30, 2013, are derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the annual financial statements, and, in the opinion of management, reflect all adjustments necessary for the fair presentation of the financial information set forth in those statements. Our historical results presented below are not necessarily indicative of the financial results that may be achieved in any future period.

	Years Ended December 31, (Audited)		Nine Months Ended September 30, (Unaudited)
	2012	2011	2013	2012
Statement of Operations:
Sales	$719,629	$825,830	$378,131	$610,830
Cost of sales	416,839	515,021	288,398	343,452
Gross profit	302,790	310,809	89,733	267,378
Selling, general and administrative expenses	2,706,390	2,440,298	2,678,950	1,730,743
Loss from operations	(2,403,600)	(2,129,489)	(2,589,217)	(1,463,365)
Other income (expense)	(300,142)	25,600	(491,074)	(286,703)
Net loss	$(2,703,742)	$(2,103,889)	$(3,080,291)	$(1,750,068)
Net loss per share
Basic and diluted	$(0.43)	$(0.38)	$(0.40)	$(0.29)

	September 30, 2013 (Unaudited)	December 31, (Audited)
		2012	2011
Balance Sheet Data:
Cash and cash equivalents	$1,105,991	$1,116,870	$1,089,026
Accounts receivable	103,680	160,982	280,303
Working capital	956,223	873,108	1,346,041
Total assets	2,064,054	2,248,859	2,214,759
Notes payable	166,284	558,243	666,271
Capital leases	16,786	22,325	—
Total liabilities and stockholders’ equity	2,064,054	2,248,859	2,214,759

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The statements contained in all parts of this document that are not historical facts are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those relating to the following: our ability to secure necessary financing; expected growth; future operating expenses; future margins; fluctuations in interest rates; ability to continue to grow and implement growth, and regarding future growth, cash needs, operations, business plans and financial results and any other statements that are not historical facts.

When used in this document, the words “anticipate,” “estimate,” “expect,” “may,” “plans,” “project,” and similar expressions are intended to be among the statements that identify forward-looking statements. Our results may differ significantly from the results discussed in the forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, those relating to costs, delays and difficulties related to our dependence on our ability to attract and retain skilled managers and other personnel; the intense competition within our industry; the uncertainty of our ability to manage and continue our growth and implement our business strategy; our vulnerability to general economic conditions; accuracy of accounting and other estimates; our future financial and operating results, cash needs and demand for services; and our ability to maintain and comply with permits and licenses; as well as other risk factors described in this Registration Statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those projected.

Overview

We were incorporated in the State of Nevada on May 3, 2010 under the name “SMSA Katy Acquisition Corp.” to effect the reincorporation of Senior Management Services of Katy, Inc., or SMSA Katy, a Texas corporation from Texas to Nevada (which was completed by a merger of Senior Management Services of Katy, Inc. into SMSA Katy on May 12, 2010) as part of the implementation of a Chapter 11 reorganization plan of SMSA Katy and its affiliated companies, or the SMS Companies. On January 17, 2007 the SMS Companies filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. On August 1, 2007, the bankruptcy court confirmed the First Amended, Modified Chapter 11 Plan (the “Plan”), as presented by SMS Companies and their creditors. The effective date of the Plan was August 10, 2007.

Halter Financial Group, Inc., participated with SMS Companies and their creditors in structuring the Plan. As part of the Plan, Halter Financial Group, Inc. provided $115,000 to be used to pay professional fees associated with the Plan confirmation process. Halter Financial Group, Inc. was granted an option to be repaid through the issuance of equity securities in 23 of the SMS Companies, including SMSA Katy.

Halter Financial Group, Inc. exercised the option, and as provided in the Plan, 80% of our outstanding common stock, or 400,000 shares, was issued to Halter Financial Group, Inc. in satisfaction of Halter Financial Group, Inc.’s administrative claims. The remaining 20% of our outstanding common stock, or 100,016 shares, was issued to 566 holders of unsecured debt. The 500,016 shares were issued pursuant to Section 1145 of the Bankruptcy Code. As further consideration for the issuance of the 400,000 Plan Shares to Halter Financial Group, Inc., the Plan required Halter Financial Group, Inc. to assist us in identifying a potential merger or acquisition candidate, to provide for the payment of our ongoing operating expenses and to provide us, at no cost, with consulting services, including assisting us with formulating the structure of any proposed merger or acquisition.

We were subject to the jurisdiction of the bankruptcy court until we consummated a stock purchase transaction with Matthew C. Lipton in May 2012. Since we timely consummated a merger or acquisition, we filed a certificate of compliance with the bankruptcy court which stated that the requirements of the Plan had been met, resulting in the discharge to be deemed granted. Thereafter, the post discharge injunction provisions set forth in the Plan and the confirmation order became effective.

We currently conduct our operations primarily through our wholly-owned subsidiary, Enerpulse, Inc (Enerpulse). We completed a reverse acquisition on September 4, 2013 with Enerpulse, when our wholly-owned subsidiary, Enerpulse Merger Sub, Inc., merged with and into Enerpulse, which is referred to as the Merger. Effective October 4, 2013, we changed our name to Enerpulse Technologies, Inc.

The Merger was accounted for as a reverse acquisition and a recapitalization. Enerpulse is the acquirer for accounting purposes and Enerpulse Technologies, Inc. is treated as the acquired company. Accordingly, as of the date of the Merger, Enerpulse’s historical financial statements for the periods prior to the acquisition became those of L2 MDC retroactively restated for, and give effect to, the number of shares received in the Merger. Enerpulse’s accumulated deficit was carried forward after the acquisition.

Enerpulse was originally incorporated under the laws of the State of New Mexico in 1998 under the name “Combustion Technology Products, Corp.” On January 20, 2004, Combustion Technology Products, Corp. changed its name to Enerpulse, Inc., merged with Enerpulse, Inc. a Delaware corporation, and became a Delaware corporation.

We designed, developed and commercialized a capacitor-based Precise Combustion Ignition (PCI) technology for use in the automotive original equipment manufacturer (OEM) market and the automotive aftermarket. Our PCI technology, found in Enerpulse’s Pulstar® units, fits directly into existing internal combustion (IC) engine systems and fuel delivery infrastructures. Unlike other solutions utilizing electric and/or hybrid propulsion systems, our technology does not rely on massive changes to vehicle drive systems or fuel or power infrastructures for its success. Our PCI technology is ready for immediate deployment into existing vehicles (aftermarket) and the vast majority of new vehicles being produced around the world (OEM).

Recent Events

None

Critical Accounting Policies and Estimates

While our significant accounting policies are more fully described in Note 2 to Enerpulse’s audited financial statements, below, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant items subject to such estimates and assumptions include the valuation of certain long-lived assets, useful lives of property and equipment and intangible assets, share-based compensation, valuation allowances for accounts receivable and deferred income tax assets and exposure to warranty and other contingent liabilities. Actual results may differ from these estimates.

Accounts Receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We periodically review our accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to ten years. The estimated useful lives of the assets are as follows:

Description	Estimated Useful Lives
Vehicles, machinery and equipment	5 to 10 years
Office furniture and equipment	7 years
Software	3 years
Leasehold improvements	7 years or lease term, whichever is shorter
Revenue Recognition

We generate revenue from the sale of our aftermarket product Pulstar® and our automotive OEM and Gas PCI technology. Revenue is recognized in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) subtopic 605-10, “Revenue” (ASC 605-10) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured. With regard to the sale of products, delivery is not considered to have occurred, and, therefore, no revenues are recognized, until the customer has taken title to the products and assumed the risks and rewards of ownership of the products specified in the purchase order or sales agreement. This generally occurs upon shipment to the customer. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related revenue is recorded.

Research and Development Costs

Research and development costs are expensed as incurred.

Share Based Compensation

FASB ASC 718 “Compensation — Stock Compensation” prescribes accounting and reporting standards for all stock-based payments awarded to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. We account for stock options to employees and nonemployee board members based on the estimated fair value at the date of the grant of the option. We measure the cost of employee services received in exchange for stock options based on the grant date fair value of the award and recognize the cost over the period the employee is required to provide services for the award.

We generally utilize the Black-Scholes option-pricing model to determine fair value of stock option awards. Key assumptions include applicable volatility rates, risk-free interest rates and the instrument’s expected remaining life. These assumptions require significant management judgment.

Income Taxes

We account for income taxes under FASB ASC 740 “Income Taxes.” Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations.

Intangible Assets

Intangible assets subject to amortization include trademarks and patents which are being amortized on a straight-line basis over the shorter of their legal lives or estimated economic life.

Long-lived Assets

In accordance with FASB ASC 360, “Property, Plant, and Equipment,” we review for impairment of long-lived assets and certain identifiable intangibles whenever events or circumstances indicate that the carrying amount of assets may not be recoverable. We consider the carrying value of assets may not be recoverable based upon our review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in its strategic business objectives and utilization of the asset; or significant negative industry or economic trends. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount.

Inventory

Inventory is stated at the lower of cost or market and consists of various ignition components, high voltage cables, spark plugs, and high voltage capacitors. Inventory is separated by raw goods, work in progress, and finished goods. The inventory cost method is first-in, first-out. Indirect overhead and indirect labor are allocated on a per unit basis during the work in progress and finished goods stage of production.

Financial Instruments

We determine the fair value of our financial instruments based on the hierarchy established FASB ASC 820, “Fair Value Measurements and Disclosures.” The three levels of inputs used to measure fair value are as follows:

•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
•	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.
•	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The carrying amounts of the financial instruments are reasonable estimates of their fair values due to their short-term nature or proximity to market rates for similar debt.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB that we adopt as of the specified effective date. Management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on our financial statements upon adoption.

The following discussion of our results of operations should be read together with the financial statements included in this registration statement. The period to period comparisons of annual and interim results of operations that follow are not necessarily indicative of future results.

Results of Operations for the Twelve-month Period Ended December 31, 2012 vs. 2011

The following table sets forth our results of operations for the years ended December 31, 2012 and 2011:

	Years Ended December 31,		Dollar Increase/ (Decrease)	Percentage Increase/ (Decrease)
	2012	2011
Sales	$719,629	$825,830	$(106,201)	(12.9)%
Cost of sales	416,839	515,021	(98,182)	(19.1)
Gross profit	302,790	310,809	(8,019)	(2.6)
Selling, general and administrative expenses	2,706,390	2,440,298	266,092	10.9
Loss from operations	$(2,403,600)	$(2,129,489)	$(274,111)	12.9
Other income (expense):
Interest income	1,312	2,982	(1,670)	(56.0)
Interest expense	(301,559)	—	(301,559)	NA
Gain on sale/disposal of assets	—	22,906	(22,906)	NA
Other income (expense)	105	(290)	393	NA
Total other income (expense)	(300,142)	25,600	(325,742)	NA
Net loss	$(2,703,742)	$(2,103,889)	$(599,853)	28.5%
Net loss per share (basic and diluted)	$(0.43)	$(0.38)	$(0.05)	13.2%
Sales

Our sales decreased by 12.9% from $826 thousand in 2011 to $720 thousand in 2012 as a result of three years of limited automotive aftermarket consumer advertising which was constrained by funding allocation to automotive OEM market development activities.

Cost of Sales

Our cost of sales decreased by 19.1% from $515 thousand in 2011 to $417 thousand in 2012, due to a corresponding decrease in sales and a reduction in manufacturing cost. We currently anticipate that our cost of sales will decrease as a percentage of sales with manufacturing process improvements and greater per unit volume. We were able to reduce the cost of key components such as the shell and insulator by about 45% and 55% each, respectively, by qualifying additional vendor sources in 2012. The raw materials “component costs” are primarily driven by a few key items. The center electrode, the shell containing the ground electrode, and the insulator are all standard components to a conventional spark plug, but can have the most negative impact to the cost of a finished good. Most materials are not unique and are easily obtained through various suppliers, but center and ground electrodes, if made or coated with precious metals such as iridium or platinum can fluctuate in price. Also, transportation costs drive landed costs up. At low volume landed cost for each component can double the price if flown air freight versus on the ocean or by ground.

Gross Profit

Our gross profit decreased by 2.6% from $311 thousand in 2011 to $303 thousand in 2012 as a result of the decrease in sales offset by a decrease in cost of sales. The gross profit margin was 42.1% in 2012, which is slightly higher than that of 37.6% in 2011, due primarily to the decrease in cost of sales in 2012.

Selling, General and Administrative Expenses

Our operating expenses increased by 10.9% from $2.4 million in 2011 to $2.7 million in 2012, primarily as a result of an increase in general and administrative expense related to wages.

Other Income (Expense)

Other income (expense) increased to a net other expense of $300 thousand in 2012 from a net other income of $26 thousand in 2011. The increase in expense is primarily related to a conversion feature recorded on certain notes payable issued in June 2012 that were converted into preferred stock in October 2012.

Net Loss and Loss per Share

In 2012, we had a net loss of $2.7 million as compared to $2.1 million in 2011. The increase in 2012 was primarily related to product and business development activities and costs associated with the infrastructure necessary to support our operations, as well as the conversion feature recorded on certain notes payable. Loss per share, both basic and diluted, for the years ended December 31, 2013 and 2012, was $0.43 and $0.38 per share, respectively.

Results of Operations for the Nine-month Period Ended September 30, 2013 vs. 2012

The following table sets forth our unaudited results of operations for the nine months ended September 30, 2013 and 2012:

	Nine Months Ended September 30, (Unaudited)		Dollar Increase/ (Decrease)	Percentage Increase/ (Decrease)
	2013	2012
Sales	$378,131	$610,830	$(232,699)	(38.1)%
Cost of sales	288,398	343,452	(55,054)	(16)
Gross profit	89,733	267,378	(177,645)	(66.4)
Selling, general and administrative expenses	2,678,950	1,730,743	948,207	54.8
Loss from operations	(2,589,217)	(1,463,365)	(1,125,852)	76.9
Other expense	(491,074)	(286,703)	204,371	71.3
Net loss	$(3,080,291)	$(1,750,068)	$(1,330,223)	76.0
Net loss per share (basic and diluted)	$(0.40)	$(0.29)	$(0.11)	37.9

Nine Months Ended September 30, 2013, Compared with Nine Months Ended September 30, 2012

Sales

Our sales decreased by 38.1% from $611 thousand for the nine months ended September 30, 2012 to $378 thousand for the nine months ended September 30, 2013, as a result of fewer stocking orders by “big-box” automotive retailers. This was due to our business decision to allocate more funding to automotive OEM business development activities rather than to further expansion of automotive aftermarket distribution. In addition, during the four months from May 2013 through September 2013, our sales team was furloughed.

Cost of Sales

Our cost of sales decreased by 16.0% from $343 thousand for the nine months ended September 30, 2012 to $288 thousand for the nine months ended September 30, 2013, primarily due to the corresponding decrease in sales offset by lower manufacturing yields due to a transition to new component suppliers and implementation of more stringent production control testing.

Gross Profit

Our gross profit decreased by 66.3% from $267 thousand for the nine months ended September 30, 2012 to $90 thousand for the nine months ended September 30, 2013 as a result of the decrease in sales and increase in cost of sales. The gross profit margin was 23.8% for the nine months ended September 30, 2013, which is lower than that of 43.7% for the nine months ended September 30, 2012, due primarily to increased cost of sales due to higher scrap from additional end of line testing protocols and transition to new components. Subsequent to the period ended September 30, 2013, yields have moved back to normal range with improved profitability.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses increased by 54.8% from $1.7 million for the nine months ended September 30, 2012 to $2.7 million for the nine months ended September 30, 2013 as a result of an increase in advertising expense, third party testing, and staffing cost associated with new technical position hires.

Other Expense

Other expense increased to $491 thousand for the nine months ended September 30, 2013 from $287 thousand for the nine months ended September 30, 2012. The increase in other expense is primarily related to the warrant and beneficial conversion feature associated with the $1.75 million convertible note payable issued in August 2013.

Net Loss and Loss per Share

For the nine months ended September 30, 2013, we had a net loss of $3.1 million as compared to $1.7 million for the nine months ended September 30, 2012. The increase in 2013 primarily related to product and business development activities and costs associated with the infrastructure necessary to support our operations, combined with a decrease in sales. Loss per share, both basic and diluted, for the nine months ended September 30, 2013 and 2012, was $0.40 and $0.29 per share, respectively.

Liquidity and Capital Resources

As of September 30, 2013, we had cash and cash equivalents on hand of $1,105,991 and positive working capital of $956,223. We believe that our cash and cash equivalents on hand and working capital will not be sufficient to meet our anticipated cash requirements for the next 12 months. To date, our working capital has been a combination of private investments, stockholder capital contributions, and advances through promissory notes.

Net cash used by operating activities was $2,329,681 and $1,360,265, respectively, for the nine months ended September 30, 2013 and 2012. The increase is mainly attributable to an increase in net loss of $1,330,223, offset by an increase in non-cash reconciling items of $189,612 primarily related to the amortization of warrants and a beneficial conversion feature, and increase in other of $130,169 due primarily to deposits on a research and development test program that was completed and component raw materials received during the nine months ended September 30, 2013.

Cash used in investing activities was $43,700 and $114,407 for the nine months ended September 30, 2013 and 2012, respectively, consisting of the purchase of equipment and intellectual property, offset by proceeds from sale of equipment during the nine months ended September 30, 2013.

Cash provided by financing activities was $2,362,502 and $679,155 for the nine months ended September 30, 2013 and 2012, respectively. During the nine months ended September 30, 2013, we received cash from the issuance of common stock in the amount of $1,010,000, secured a convertible note for $1,750,000, and made repayments on debt of $397,498.

Our cash position decreased by $10,879 for the nine months ended September 30, 2013, compared to a decrease of $795,517 for the nine months ended September 30, 2012, for the reasons described above.

As of September 30, 2013, we had outstanding notes payable totaling $166,284, of which none is classified as short-term. Interest expense incurred on all debt was $504,856 and $286,869 for the nine months ended September 30, 2013 and 2012, respectively.

Pursuant to the contractual redemption right we granted to Gordian on October 21, 2013, we may be required to redeem, at any time on or after May 24, 2014, all of Gordian’s shares of common stock at a redemption price equal to the greater of (a) $300,000 and (b) the fair market value of our common stock at the time of receipt of Gordian’s redemption request.

In October 2012, we entered into a financing agreement to raise $3,260,000 in two tranches through the sale of shares of our stock at $2.22 per share and warrants to purchase 734,452 shares of our common stock with an exercise price of $2.66 per share. As of December 31, 2012, we had received $2,250,000. During the nine months ended September 30, 2013, we received an additional $1,010,000 under this private placement.

We will be seeking capital to execute our business plan and reach positive cash flow from operations. Our base monthly expenses total approximately $250,000, but this is expected to increase to approximately $400,000 in 2014. In order to successfully execute our business plan, including the planned development and marketing of current products, the net proceeds of a $10 million offering will be required as long-term financing which will be used for research and development (including patent development and protection, prototype development and third party testing), salaries and benefits and general working capital purposes.

We generated minimal revenue in the automotive aftermarket and therefore we do not internally generate adequate cash flows to support our existing operations. Moreover, the historical and existing capital structure is not adequate to fund our planned growth. Our current cash requirements are significant due to the planned development of new products for the natural gas and vehicular OEM markets, marketing of our current aftermarket products, and increased staffing in order to execute our planned strategy. We anticipate generating losses through 2013 and into 2014, but believe the natural gas and aftermarket product lines can break even in late 2014. We anticipate that we will be able to raise sufficient amounts of working capital in the near term through debt or equity offerings as may be required to meet short-term obligations, including by issuing additional common stock through a public offering. There can be no assurance that we will be successful in procuring the financing we are seeking, or on terms that are favorable to us, but we have engaged Roth Capital Partners, LLC to assist us in the capital raising process. Future cash flows are subject to a number of variables, including the level of production, economic conditions and maintaining cost controls. There can be no assurance that operations and other capital resources will provide cash sufficient to maintain planned or future levels of capital expenditures.

To meet future objectives, we will need to meet revenue targets and sell additional equity and debt securities, which most likely will result in dilution to our current stockholders. We may also seek additional loans where the incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict operations. Any failure to raise additional funds on terms favorable to us, or at all, could limit our ability to expand business operations and could harm overall business prospects. In addition, we cannot be assured of profitability in the future.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

The following table summarizes our contractual obligations and the effect these obligations are currently expected to have on our liquidity and cash flow in future periods, over the periods shown:

	Payments due by Period
	Less than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
Operating lease obligations	$18,750	$—	$—	$—	$18,750
Long-term debt obligations	—	171,323	—	—	171,323
Capital lease obligations	9,456	11,820	—	—	21,276
TOTAL	$28,206	$183,143	$—	$—	$211,349

The above table outlines our obligations as of September 30, 2013 and does not reflect any changes in its obligations that have occurred after that date. Long-term debt in the three to five years column includes an interest component based on the terms of the note, which is based on the Federal Funds rate as of January 1st of each year.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

As a smaller reporting company, the Company is not required to provide this disclosure.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

Dismissal of Independent Certifying Accountant

S.W. Hatfield, CPA

On July 23, 2013, the Board of Directors of the Company was notified by its auditors, S.W. Hatfield, CPA, or Hatfield, that Hatfield's registration with the Public Company Accounting Oversight Board (“PCAOB”) was revoked due to failure to comply with PCAOB rules and interim auditing standards during audits of two unrelated public companies for their respective fiscal years ended 2003 and 2004. As a result of this event, on July 24, 2013, the Company formally informed Hatfield of its dismissal as the Company’s independent registered public accounting firm. As Hatfield is no longer registered with the PCAOB, the Company may not include Hatfield's audit reports or consents in the Company's future filings with the SEC.

The reports of Hatfield on the Company’s financial statements as of and for the years ended December 31, 2012 and 2011 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle, except to indicate that there was substantial doubt about the Company’s ability to continue as a going concern.

The Company’s Board of Directors participated in and approved the decision to change independent registered public accounting firms.

During the years ended December 31, 2012 and 2011, and through July 24, 2013, there were no disagreements with Hatfield on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Hatfield would have caused them to make reference thereto in connection with their report on the financial statements for such years.

Goldman Accounting Services CPA, PLLC

Effective September 4, 2013, Goldman Accounting Services CPA, PLLC, or Goldman, who the Company engaged on July 24, 2013, was dismissed as the Company’s independent registered public accounting firm. On September 4, 2013, the Company completed a reverse acquisition with Enerpulse, which became the operations of the Company and the accounting acquirer on a going forward basis.

The dismissal of Goldman as the independent registered public accounting firm was approved by the Company’s Board of Directors.

During the period from July 24, 2013 to September 4, 2013, the date of dismissal, (i) there were no disagreements with Goldman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Goldman would have caused it to make reference to such disagreement in its reports; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Engagement of Independent Certifying Accountant

Goldman Accounting Services CPA, PLLC

On July 24, 2013, the Company engaged Goldman as its new independent registered public accounting firm. During the two most recent fiscal years and through July 24, 2013, the Company had not consulted with Goldman regarding: (a) the application of accounting principles to a specific transaction, either completed or proposed; (b) the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and none of the following was provided to the Company: (i) a written report, or (ii) oral advice that Goldman concluded was an important factor considered by the Company in reaching a decision as to accounting, auditing or financial reporting issue; or (c) any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K.

GHP Horwath, P.C.

Effective September 4, 2013, the Board of Directors of the Company engaged GHP Horwath, P.C., or GHP, as its independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2013. GHP is the independent registered public accounting firm for Enerpulse, and its report on the financial statements of Enerpulse as of December 31, 2012 and 2011 and for periods then ended are included in this registration statement.

During each of the Company’s two most recent fiscal years and through the interim periods preceding the engagement of GHP, the Company (a) has not engaged GHP as either the principal accountant to audit the Company’s financial statements, or as an independent accountant to audit a significant subsidiary of the Company and on whom the principal accountant is expected to express reliance in its report; and (b) has not consulted with GHP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by GHP concluding there was an important factor to be considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

BUSINESS

The following represents various industry and technical terms used in this registration statement which may not be familiar to the reader.

ASME	American Society of Mechanical Engineers
Capacitor	A passive electrical device that stores electrical energy over a long period of time and releases it over a short period of time.
Car Parc	All registered passenger vehicles on the road.
Catalytic Converter	A device used to reduce the toxicity of emissions from an internal combustion engine. It uses a catalyst to stimulate a chemical reaction in which toxic by-products of combustion are converted to less-toxic substances.
CH4	Methane, an odorless, colorless, flammable gas which is the major constituent of natural gas. It is commonly used as a combustion fuel.
CNG	Compressed natural gas, mainly composed of CH4, is reduced to less than 1% of the volume it occupies at standard atmospheric pressure. It is a substitute for gasoline as a vehicle fuel and is usually stored and distributed in cylindrical or spherical hard containers at pressures of 2,900 – 3,600 psi.
CO	Carbon monoxide, most commonly referenced in emissions analysis from the combustion process, is produced from the partial oxidation of carbon-containing compounds and forms when there is not enough oxygen to produce carbon dioxide (CO2).
CO2	Carbon dioxide, most commonly referenced in emissions analysis from the combustion process, is a gas produced as a byproduct of combustion.
EGR	Exhaust gas recirculation
Emissions	Regulated tailpipe emissions from fuel combustion consisting mainly of unburned hydrocarbon fuel (HC), CO, CO2, NOx and CH4.
EPA	United States Environmental Protection Agency
IC Engines	Internal combustion engines commonly used for transportation and power generation. Spark ignited IC engines use a spark plug to initiate combustion, whereas diesel IC engines use high compression to initiate combustion.
Landfill Gas	Primarily methane, it is naturally produced by organic decomposition in landfills.
LNG	Liquefied natural gas; used for easier storage or transport.
LPG	Liquefied petroleum gas or propane
MPG	Miles per gallon is a measure of fuel economy.
NGV	Natural gas vehicle
NOx	Regulated tailpipe emissions measuring concentrations of nitrogen and oxygen.
OEM	Original equipment manufacturer
Φ	PHI, the equivalence ratio in combustion engineering, is the actual fuel-air ratio with respect to the stoichiometric fuel-air ratio. A Φ > 1.0 is a rich mixture, or more fuel than air. A Φ of 1.0 is the ratio of 14.7 parts air to 1 part fuel by mass. A Φ < 1.0 is a lean mixture, or more air than fuel.
PCI	Precise combustion ignition; Enerpulse’s patented technology.

Plug-and-Play	Applications where no changes to a vehicle’s ignition system are required for installation or use of PCI technology in the aftermarket and service channels.
Pulse Plug	Enerpulse PCI technology embedded in the physical space of a conventional spark plug.
Pulse Power	The accumulation of energy over a relatively long period of time, followed by its quick release, thus increasing the instantaneous power.
SAE	Society of Automotive Engineers

Overview

Enerpulse has designed, developed and commercialized a high-power, capacitor-based technology that improves performance of spark-ignited internal combustion (IC) engines in such areas of horsepower, torque, fuel economy, acceleration, combustion stability and emissions. Our patented technology is called Precise Combustion Ignition (PCI) technology. We believe our PCI technology will enable fuel consumption and emissions improvements. Furthermore, we believe PCI technology will enhance vehicle performance by increasing engine torque and improving throttle response and combustion stability.

In addition to the benefits in gasoline-fueled vehicles, we believe our PCI technology has similar or greater benefits in IC engines operating on alternative combustion fuels including natural gas, CNG, LNG, LPG and landfill gas (collectively referred to as “natural gas”). Enerpulse PCI technology installed on natural gas (NG, CNG or LNG) engines show combustion benefits that result in increased performance by way of greater engine power output, reduced fuel consumption and lower emissions. While testing is currently being conducted on engines fueled by landfill gas and LPG and we believe the results on these fuels should be similar to natural gas results, there is no assurance or guarantee that this will occur.

To our knowledge, our patented PCI technology is the only PCI technology in the market and there are no other PCI products or similar technology under development or for sale by others.

Enerpulse initially commercialized its PCI technology for the automotive aftermarket as it represented the fastest path to market and validation of the technology’s potential. Through this channel, we have developed brand awareness, customer base, manufacturing capability and distribution channels. The aftermarket has also provided a platform for large-scale field tests to validate performance and durability that will serve as a strong foundation for our move into the larger OEM automotive and burgeoning natural gas engine markets. Our PCI technology is a direct replacement for automotive spark plugs. To date, over one million PCI technology units have been deployed on IC engines through the automotive aftermarket channels. We have registered trademarks for Pulstar®, Pulse Plug®, EcoPulse® and Spark of Genius®.

We made our initial push into the automotive OEMs in late 2011, and are now testing with eight major manufacturers. We first identified the natural gas engine market in 2009 and have been nominated as part of two mobile natural gas engine platforms and are in active discussions with several natural gas stationary OEMs.

Disadvantages of PCI Technology

Some potential disadvantages of our PCI technology compared to conventional spark plugs currently on the market with which our products compete are as follows:

•	our products will cost slightly more than conventional spark plugs;
•	our products require a paradigm shift at OEMs to understand the technical and functional differences between PCI technology and conventional spark plugs; and
•	our products require OEM engine control recalibration to optimize the performance advantages including horsepower, torque and fuel economy.

Natural Gas Markets (Stationary and Mobile)

Natural gas is used in large stationary IC engines for a variety of applications such as compression on natural gas pipelines; base load, distributed and peak demand generation of electricity; and for pumping oil and other liquids. Manufacturers of stationary natural gas engines include companies such as Rolls-Royce, General Electric, Kawasaki, Caterpillar and Cummins.

The use of natural gas in mobile applications such as passenger vehicles and medium/heavy duty commercial trucks is growing rapidly due to the long-term operational savings associated with the lower cost of natural gas as compared to gasoline or diesel fuels. In addition, according to the London Economic Institute, the maintenance cost of a natural gas vehicle is also lower than that of a gasoline or diesel fueled vehicle. We have run internal tests, and have supported independent third party tests, which demonstrate that our PCI technology improves engine stability, reduces fuel consumption and lowers emissions in natural gas IC engines when compared to conventional spark plugs. We have also published SAE and ASME technical papers which support these findings.

Our first commercial application of the PCI plugs will be in the production of Liberator Engine Company’s 6.0L natural gas engine. The Liberator engine is competing for mid-size delivery vehicle platforms such as those used by UPS and FedEx. Valor Motor Company (formerly Vision Motor Company), or Valor, an automotive OEM utilizing CNG and LNG fueled engines in a small commuter vehicle has provided Enerpulse with a letter, filed as Exhibit 10.2, stating that PCI technology will be used in all of their vehicle offerings. Although Valor intended to purchase 4,000 PCI plugs in 2012 and 20,000 PCI plugs in 2013, Valor has not yet begun production on its engines and has not ordered or purchased any PCI plugs to date. While we expect Valor to purchase our PCI plugs once it begins production of these engines, we cannot estimate when such purchases will occur or whether the amount of plugs purchased will equal the planned volumes described in the letter for future years.

Automotive OEM Market

All major automotive OEMs that produce passenger vehicles, light duty trucks, or motorcycles use spark-ignited IC engines. In the OEM segment, we believe our PCI technology can provide benefits for any gasoline or natural gas spark-ignited IC engine, regardless of manufacturer or vehicular platform.

We are actively engaged in collaborative testing programs of our PCI technology at five major automotive OEMs, with expressions of interest to test from three others; however, we have not yet entered into any sale agreements. We believe our PCI technology benefits are additive to any major modifications that OEMs may make to their engines such as turbo or supercharging, direct gas injection or variable valve timing. Unlike other solutions utilizing electric and/or hybrid propulsion systems in order to meet regulatory standards, our PCI technology does not rely on massive changes to vehicle drive systems, fuel distribution systems or electric power infrastructures for its success.

To date, we have not earned any revenues from sales of our PCI technology in the automotive OEM market.

Automotive and Power Sports Aftermarket

We believe the automotive aftermarket also represents a meaningful opportunity for Enerpulse’s PCI technology. Our Pulstar® branded aftermarket products utilize Enerpulse’s patented PCI technology and can be used in all spark-ignited IC engines, including passenger cars, light trucks, commercial trucks and motorcycles. Our Pulstar® pulse plugs fit directly into existing IC engine ignition systems and utilize existing fuel delivery infrastructures. We believe Pulstar® pulse plugs are compatible with approximately 75% of the current North American car parc. We have sold over one million PCI technology units into the automotive and power sports aftermarket.

We currently sell our Pulstar® pulse plugs in the “Plug-and-Play” automotive aftermarket through multiple “big box” and internet automotive parts retailers including Advance Auto Parts, O’Reilly Auto Parts, AutoZone, Amazon.com, USAutopart.com, Autoanything.com, SparkPlugs.com and a variety of international distributors. Furthermore, we are in advanced discussions with three other North American “big box” automotive retailers; however, no additional commercial agreements have been finalized at this time. We are also selling in the power sports aftermarket through specialized motorcycle parts and accessories dealers and retailers including Cabela’s, J&P Cycle, Custom Chrome and Tucker Rocky.

While specific customizations can be made for OEM needs, the core PCI technology utilized for aftermarket and OEM products are similar.

Currently our only source of revenue is from automotive and power sports vehicles aftermarket sales.

Industry

We have identified the stationary and mobile natural gas markets, automotive OEM market and automotive and power sports aftermarkets for initial implementation of our PCI technology.

Natural Gas Markets (Stationary and Mobile)

According to recent Department of Energy estimates, over 10,000 stationary reciprocating engines fueled by natural gas are currently deployed in the United States for distributed power generation. Estimates from the United States Energy Information Administration, Natural Gas Annual, indicate there are also over 5,600 natural gas fueled engines currently deployed in the United States for the compression and distribution of natural gas. Natural gas compression engines often use pipeline gas as a fuel source, thereby reducing the amount of gas available for sale. Argonne National Laboratories estimates that spark plugs used in stationary natural gas engines have a service life of between 1,000 and 3,000 hours, resulting in replacement about once per quarter.

New gas discoveries in North America, Russia, and other areas, combined with new drilling techniques, have resulted in an expanding supply of natural gas. This increase in supply and the corresponding lower price of natural gas is generating renewed interest in NGVs as an alternative to gasoline or diesel powered vehicles.

In the United States, CNG currently sells for about 40% of the cost of gasoline. However, CNG equipment adds between 10% and 40% to the cost of the vehicle due to the CNG cylinders and engine equipment, while LNG adds 60% to 80% due to the more expensive storage tanks. The differential in the cost of the fuels determines the payback on this additional equipment (currently 2.5 to 6 years, depending on the vehicle).

Additionally, vehicle manufacturers are facing increasingly strict fuel economy and emissions requirements that NGVs can help to meet. In the European Union and United States, manufacturers can earn extra credits toward overall emissions goals through sales of NGVs. Many governments are also offering purchase incentives to consumers, though these vary significantly. The most aggressive incentives, available in several states within the United States, as well as in France and Italy, include tax rebates that cover much of the incremental purchase cost for these vehicles.

With the above market forces in place, industry experts are forecasting a dramatic increase in the number of NGVs over the next decade. According to Natural Gas Vehicles for America and forecasts from Navigant Consulting, Inc., the market for NGVs is projected to reach 34.9 million vehicles by 2020. Light duty vehicles account for nearly 95% of NGVs today, while trucks and buses are growing at a faster rate and are anticipated to account for 9% of the total NGV fleet by 2020. Similar growth in NGVs is also being seen in other parts of the world.

To support the expected increase in NGVs, the United States is seeing significant new investment in NGV refueling stations. According to a report prepared by TIAX, for America’s Natural Gas Alliance, the current number of CNG stations in the United States is 1,000. The number of stations in the country is expected to more than double by 2020, which would make the United States the world leader in this regard. Other countries and regions around the world are also seeing growth in natural gas fueling stations.

We believe natural gas fuels are very desirable from an operating cost standpoint, although there have been inherent problems in engine performance such as cold-starting, engine knocking and higher fuel consumption. In particular, the auto-ignition temperature of natural gas is approximately double that of gasoline and demands a more robust combustion initiation event.

Automotive OEM Market

According to the International Organization of Motor Vehicle Manufacturers (OICA), the United States is the second largest country for global automotive OEM production next to China. Total passenger car, light and heavy duty truck production in the United States consisted of 7.7 million units in 2010, 8.6 million units in 2011 and 10.3 million units in 2012. In the European Union, total passenger car, light and heavy duty truck production was 17.1 million units in 2010, 17.7 million units in 2011 and 16.2 million units in 2012.

Automotive OEMs are under tremendous pressure to reduce emissions and improve fuel economy due to strengthened global regulations, coupled with consumer demand for better performing vehicles. In August 2013, the United States announced strict new vehicle fuel-efficiency standards, requiring that the United States auto fleet average 54.5 MPG by 2025, which expand on existing standards requiring American-made cars and light trucks to average 34.5 MPG by 2016. Additionally, the EPA and California Air Resources Board (CARB) have mandated lower emissions in IC engine equipped vehicles sold in the United States. European regulatory authorities have come out with their own set of emission reduction mandates that will go into effect in 2015.

Automotive and Power Sports Aftermarkets

According to Ward’s Automotive, there are currently over one billion passenger vehicles on the road today. Frost & Sullivan estimated that aftermarket sales for vehicle spark plugs in North America for 2010 were 249 million units generating $523 million in revenues. Revenue growth is projected to increase modestly through 2016 according to the same report.

According to Powersports Business magazine, the power sports market is an estimated $12 billion a year in the United States. Polaris Industries is the market leader accounting for nearly 20% of the power sports revenue in the United States. Other notable industry OEMs include Harley Davidson, Honda, Yamaha, Kawasaki, Can Am and over a dozen smaller competitors. The power sports vehicle market is bifurcated into off-road vehicles (all-terrain vehicles or ATVs and Side-by-Side vehicles), heavy-weight motorcycles, snowmobiles, and personal watercrafts. China has now overtaken Japan as the largest producer of motorcycles in the world. Yearly, 50 million motorcycles are produced worldwide, and China now produces at least 27.5 million of that figure or a little more than 50% of the total world production.

Our Solution

We believe our PCI technology improves fuel ignitability, combustion efficiency and combustion stability of IC engines, thus enabling engines to operate with consistent ignition using less fuel in the fuel mixture and/or precise ignition with more exhaust gas in the fuel mixture resulting in improved engine starting, lower fuel consumption, and reduced exhaust emissions while, at the same time, delivering increased power (torque) and throttle response.

PCI pulse plugs are a direct replacement for conventional spark plugs, requiring no changes to a vehicle’s ignition systems or engine compartment geometry. In the automotive market, we believe our PCI technology will also reduce tailpipe emissions by shortening the amount of time required for the catalytic converter to reach peak capacity. This improvement provides an elegant and low cost solution for automotive OEMs looking to meet government mandated emissions regulations at less cost than alternative technologies. Unlike electric or hybrid-electric drive trains, PCI technology does not require massive changes to vehicle drive systems or fuel/power infrastructures for its success. In addition, PCI technology integrates with all advanced engine control systems and can be optimized through normal calibration processes.

On-site testing of PCI technology on natural gas fueled engines, in both stationary and vehicular applications, has demonstrated improved fuel consumption and reduced exhaust emissions. This offers a significant cost reduction opportunity to stationary natural gas engine operators and further enables the adoption of natural gas fuels in the transportation sector.

In the automotive aftermarket, our Pulstar® PCI plugs are Plug-and-Play, offering consumers a simple and cost-effective engine performance upgrade. Furthermore, aftermarket distribution channels appreciate that Pulstar® PCI plugs cover up to 75% of existing North American vehicles with far fewer SKUs than offered by conventional spark plug manufacturers.

Our Growth Strategy

Utilize Compelling Field Test Data To Rapidly Expand Sales in the Natural Gas IC Engine Market

We believe that natural gas IC engine manufacturers, service providers and engine operators are looking to aggressively adopt new technologies in pursuit of reduced fuel consumption and engine maintenance. Our strategy is to continue supplying stationary natural gas fueled IC engine service providers and owner-operators with PCI technology test data that demonstrates improved fuel economy, reduced emissions, durability, and engine stability utilizing Enerpulse’s PCI technology when compared to conventional spark plugs. To accelerate penetration in this segment, we have entered into an exclusive North American distribution agreement with Freepoint. Freepoint has strong established business relationships throughout the energy sector.

We are also engaged in substantive technical discussions with several natural gas engine OEMs and engine converters based on favorable combustion and engine tests. Business development in this sector is carried out by our in-house engineering and commercial sales staff.

Continue Collaborative Testing with Automotive OEMs

We are actively engaged in collaborative testing programs of our PCI technology with five major automotive OEMs, and have received expressions of interest from three others. One major automotive OEM has indicated a strong interest in adopting PCI technology on a high-volume engine platform, contingent upon our partnering with an existing Tier-1 spark plug manufacturer. Although no major automotive OEMs are currently using PCI technology, our strategy is to secure adoption on one or two existing major automotive OEM engine platforms. We believe this approach will quickly convince other major automotive OEMs to adopt PCI technology, but there is no guarantee that this will occur. The major automotive OEMs referenced herein exclude Valor and the collaborative testing discussed does not include our relationship with Valor under our letter agreement with Valor.

Major automotive OEM adoption cycles on new vehicle or powertrain platforms can take four years or more. However, adoption timing of a new product is highly dependent on the complexity of system integration. PCI technology is relatively easy for an automotive OEM to adopt since it is a direct replacement for conventional spark plugs requiring no changes to engine geometry. Furthermore, PCI technology can be adopted as a “running change” on existing engine platforms and optimized with recalibration of engine control parameters.

Establish Strategic Relationships with Tier-1 Spark Plug Manufacturers

We are currently in discussions with several Tier-1 spark plug manufacturers, with the goal of establishing long-term manufacturing relationships. To support this goal, we will continue our third party testing. We believe that our test data is compelling and will influence the OEMs and Tier-1 spark plug manufacturers to partner with us in development and manufacturing programs. As referenced above, one automotive OEM has asked its current Tier-1 spark plug providers to explore a manufacturing relationship with Enerpulse and we believe other similar requests will happen in the near future.

Utilize Print and Online Advertising to Drive Aftermarket Sales

Enerpulse has already established an extensive distribution network for our branded Pulstar® pulse plugs. To grow this channel further, we intend to drive consumers to our established automotive parts retailers through extensive and consistent advertising. In 2013, we hired The Marx Group, an automotive industry marketing communication firm, to advise us on implementing an aftermarket consumer-focused media plan. As part of this media plan, we are placing advertisements in consumer magazines geared towards automotive enthusiasts. The automotive publications we have advertised in thus far include Motor Magazine, Performance Business, Dsport, Super Street, Mopar Muscle, Trucking and Off-Road.

Expand Aftermarket Channels to Drive Growth in All Markets

Aftermarket sales channels are an important part of our overall business strategy as they provide the following benefits:

•	facilitate integration of pulse power technology into a commercial product applicable to a broad range of vehicles;
•	introduce our Pulstar® brand and heightens public awareness of PCI technology in vehicular applications;
•	enable serial production scale-up; and
•	provide field tests to validate the performance and durability of PCI technology in operating conditions.

During the four months from May 2013 through September 2013, our sales team was furloughed. This was due to our business decision to allocate more funding to automotive OEM business development activities rather than to further expansion of automotive aftermarket distribution at that time. Following the end of the furlough in September 2013, the sales team returned to work.

Our Core Technology

Pulse power describes the science and technology of accumulating energy over a relatively long period of time (microseconds) and releasing it very quickly (nanoseconds), thus increasing the instantaneous power. It is a proven technology that has been used for other applications such as pulsed beam weapons, lasers, radar, electric motor starters, microwave ovens, camera flashes and x-rays. Our founder, President and Chief Technology Officer, Louis S. Camilli, has worked in close cooperation with Sandia National Laboratories for over 20 years to develop applications for pulse power.

Pulse power is the core of our PCI technology and, we believe, is a major breakthrough in automotive ignition systems. Testing done at an independent laboratory demonstrated ten thousand times the peak ignition power by incorporating our PCI technology into the envelope of a conventional spark plug. As a result, spark peak discharge power is increased from a maximum of 500 watts in current ultra-premium spark plugs to over 5 million watts. As shown in the figure below, our PCI technology also delivers a larger amount of energy at the combustion event (represented by the bubble in the picture on the right) under the same conditions as traditional spark plug technology.

Conventional Sparkplug Technology
(30msec and 0.75 Φ)

Enerpulse PCI Technology
(30msec and 0.75 Φ)

Externally, spark plugs and PCI technology Pulse Plugs look fairly similar, but they are very different on the inside since they are based on different technologies. That is, a traditional spark plug’s discharge is generated by a “spark” between two metal electrodes as opposed to the high-power discharge of our capacitor technology. PCI technology can take on a variety of forms, shapes and sizes as necessary, but in this case looks like a conventional spark plug in order to fit into existing infrastructure. See the diagram below for more detail.

Internal Construction Comparison

Testing performed at independent laboratories, major automotive OEMs and internally at Enerpulse confirms that PCI technology has verified advantages over conventional spark plugs including improved engine stability, reduced fuel consumption and lower tailpipe exhaust emissions when compared to conventional spark plugs. PCI technology’s high-power discharge generates a larger, more consistent spark, producing a larger flame kernel, thereby improving the precision and efficiency of the combustion process. Our PCI pulse plugs use a patented integrated capacitor and discharge circuitry that releases more energy and creates higher engine torque. We believe the PCI plug’s combustion process also improves engine performance with better responsiveness, quicker acceleration and greater towing capacity.

We believe our PCI technology also helps to reduce tailpipe emissions. In emission control systems, the most critical component is the catalytic converter. At operating temperatures (ranging from 250 to 300 degrees centigrade) the catalyst is an extremely efficient device oxidizing carbon monoxide (CO), combusting unburned hydrocarbons and reducing nitrogen oxide (NOx). However, until the catalyst becomes fully effective, exhaust emissions are problematic for the automaker. Testing conducted by a major European independent laboratory demonstrated that PCI technology maintains combustion stability much better than conventional spark plug technology at extremely retarded ignition timing settings. This emissions reduction strategy increases enthalpy, which is a measure of the total energy in post combustion exhaust gases. The greater the enthalpy, the more efficient the catalytic converter becomes in reducing tailpipe emissions in the exhaust stream, which shortens the time to catalyst effectiveness. Since most vehicular exhaust emissions occur in the first two minutes after start-up, quicker catalyst activation enables the catalytic converter to begin emission abatement sooner during this critical period.

Products and Product Development

Natural Gas Markets (Stationary and Mobile)

We have developed PCI pulse plugs to cover approximately 90% of the current installed base of stationary natural gas engines.

The mobile natural gas IC engine market segment is very similar to the automotive OEM market as our PCI pulse plugs will be custom designed for specific engine architecture. We are currently collaborating and testing with three OEMs and have been nominated for serial production with two of these OEMs. Furthermore, there are multiple quasi-OEMs that are converting gasoline engines to burn natural gas. We are actively working with at least six of these converters and believe adoption of PCI technology will commence in early 2014, but there is no guarantee that this will occur.

Average selling price ranges from $8 to $104 for the natural gas IC engine market.

Automotive OEM Market

Working with the automotive OEMs, specific PCI pulse plug designs providing custom tailored benefits (e.g. generating more torque) can be developed to cover each engine platform and will be systemically matched to the engine platform objectives and ignition system specifications. We believe this will enable OEMs to more easily adopt PCI technology. We have already developed and delivered engine-specific PCI pulse plugs to several automotive OEMs for evaluation and performance testing. Positive results have led to further collaboration and pulse plug design optimizations.

Average selling price ranges from $5 to $8 for the automotive OEM market.

Automotive and Power Sports Aftermarkets

In the automotive aftermarket, we currently offer 12 Pulstar® branded models covering 75% of automobiles and light duty trucks in the current North American car parc. This is in contrast to the hundreds of models offered by conventional spark plug manufacturers required to cover the remaining 25%. We are able to do this because our PCI technology relies on high power discharge to deliver robust ignition, eliminating the need for a proliferation of electrode configurations, exotic materials and precise spark placement geometries. Our aftermarket products are “Plug-and-Play”; no changes to a vehicle’s ignition system are required for installation.

The power sports aftermarket is very diverse with literally hundreds of OEMs. Initially, we targeted the large cruiser motorcycle market with two designs that covered all U.S. manufactured cruiser products from 1984 to present. We have since added three more models to cover ATVs, watercraft and metric (European and Asian) motorcycles.

Average retail selling price ranges from $6 to $18 for the automotive and power sports aftermarkets.

Product Development

Our fourth generation (G-4) PCI technology was introduced in 2011 and is designed for easy adoption by OEMs, due to its compatibility with current engine ignition and emissions systems. Future generations will be engineered to meet the increasing ignitions demands future engine technology advances will require. PCI technology has been designed to meet this need where conventional spark plug designs are limited.

The first stage of OEM commercialization utilizes our G-4 design and optimizes its performance through reprogramming the vehicle’s on-board computer system. In this stage, electrode geometry is tailored to the particular requirements of each OEM engine platform. For example, while all OEMs are interested in meeting government regulations, such as CAFE (Corporate Average Fuel Economy) and exhaust emissions (EPA Code of Federal Regulations in the United States), certain engine models will focus on power and torque while others on fuel economy. The final stage of commercialization will involve more extensive collaboration and customization with vehicle and engine manufacturers in order to fully integrate PCI technology into the entire ignition system strategy. Enerpulse is currently in the first stage at five major automotive OEMs, which does not include any relationship we have with Valor.

This two phase approach will be used in both the natural gas engine and automotive OEM segments. Enerpulse has a fully capable R&D laboratory to support anticipated product development requirements.

Sales, Marketing and Distribution

Natural Gas Markets (Stationary and Mobile)

We have entered into an exclusive marketing agreement with Freepoint to market, sell and distribute our PCI plugs to clients that use stationary natural gas IC engines in North America. Potential clients include natural gas gatherers, processors, pipeline operators and producers, as well as electric power generators. Freepoint is a large and well-established player in the energy sector with strong connections to related engine owners/operators. In consideration for the exclusive distribution agreement, Freepoint invested $1.75 million in a convertible promissory note which was converted into 686,275 shares of common stock on September 5, 2013.

We expect sales in the natural gas engine segment to commence in the fourth quarter of 2013 and should increase in 2014 as adoption of our PCI technology by engine operators, engine service organizations and engine OEMs gains traction, but there is no guarantee that this will occur. No intermediate distribution channel is required to support this market.

Automotive OEM Market

We are actively pursuing sales to automotive OEMs and believe that revenues will begin in this market in the second half of 2015. We believe this timeline reflects a normal adoption cycle for new technology integration with automotive OEMs.

Our marketing strategy is to provide global OEMs with compelling third party independent test data that demonstrates the functionality and benefits of PCI technology. This will lead to continued expansion of our direct testing programs with automotive OEMs on specific engine platforms, building confidence in the efficacy of PCI technology. Direct OEM test programs are already underway at five global automotive OEMs. We believe that capturing one major automotive OEM engine platform will led to rapid adoption by other automotive and/or vehicular natural gas engine OEMs.

No intermediate distribution channel is required to support this market.

Automotive and Power Sports Aftermarkets

Our primary source of revenue is from automotive and power sports aftermarket sales. Two major retailers account for a significant portion of our revenue, but it is the consumer that pulls through the sales based on word of mouth and advertising, therefore a significant amount of our revenues could come from many distribution points in these two markets.

We are currently selling our Pulstar® branded PCI plugs in the “Plug-and-Play” automotive and power sports vehicles aftermarkets through a variety of channels. Pulstar® plugs are available nationally at retailers Advance Auto Parts, O’Reilly Auto Parts, Amazon.com, USAutopart.com, Autoanything.com and SparkPlugs.com. They are also available at specialty retailers that cater to the power sports vehicles market such as Cabela’s, J&P Cycle, Custom Chrome, and Tucker Rocky. In addition, we have established an online presence using Facebook, banner ads, postings and landing pages to market the Pulstar® brand. To date, our sales into the aftermarket segment have been somewhat limited as we compete with much better capitalized spark plug companies for shelf and stocking space, as well as limitations we face in funding for aggressive sales and marketing.

Manufacturing

We currently manufacture our PCI pulse plugs in our Albuquerque, New Mexico facility. The facility can manufacture 1,000,000 pulse plugs per year. We believe this capacity will support volume requirements for the automotive aftermarket and the natural gas IC engine segment thru 2014. We are also exploring manufacturing relationships for the automotive OEM segment with leading spark plug manufacturers in order to increase manufacturing capacity and reduce costs. We believe that in order to secure OEM adoption, we will need to establish a manufacturing relationship with a Tier-1 spark plug manufacturer.

Principal Suppliers

We produce sub-assembly and final assembly products utilizing formed and fabricated components supplied by various global vendors. These components include formed metal parts, insulators, coatings and packaging from vendors in Europe, China and the USA. We have secured multiple sources for all key components.

We rely on non-affiliated suppliers for the components that are incorporated into our products. We do not have long-term supply or manufacturing agreements with our suppliers. In some instances alternative sources may be limited. If these suppliers experience financial, operational, manufacturing capacity, or quality assurance difficulties, or cease production and sale of such products, or if there is any other disruption in our relationships with these suppliers, we will be required to locate alternative sources of supply. To date, we have not had any material disagreements with our suppliers.

Intellectual Property

Our success depends in part upon our ability to protect our core technology and intellectual property. To establish and protect our proprietary rights, we will rely on a combination of patents, patent applications, trademarks, copyrights, trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights.

We currently hold 12 registered patents in the United States, the European Union, Japan, Canada, Mexico and Australia and have 17 patent applications pending in the United States, the European Union, Japan, Canada, Korea, China, Australia, India, Mexico and Brazil. Our patents relate to various aspects of our PCI technology, including the high power discharge fuel ignitor, combustion ignitors, initiation systems and initiation devices used in our Pulstar® pulse plugs.

Research and Development Expenditures

Our research and development expenses to date have primarily included costs to develop and enhance our core technology, our PCI products, our manufacturing process, and third-party testing. During the year ended December 31, 2011, we incurred $226,362 in research and development expenses as compared to $159,883 incurred during the year ended December 31, 2012. We incurred $163,886 of research and development expenses during the nine months ended September 30, 2013. We expect our research and development activities and expenses to increase significantly as we execute on our business plan and pursue sales in the automotive OEM market. Currently, we bear all research and development costs.

Competition

We are not aware of any competitors offering an integrated capacitive discharge product to our market verticals. We further believe that our 12 issued patents, 17 pending patents, and ongoing patent mapping strategy will prevent any directly competitive product from being developed and/or commercialized. There are, however, well-established spark plug manufacturers that may seek to prevent Pulstar® from taking market share in the spark plug industry. The leaders in the global market of spark plug manufacturing are Autolite, Bosch, AC Delco, Champion, Denso and NGK.

According to Frost & Sullivan, the North American aftermarket is reasonably fragmented with six major participants (Autolite, AC Delco, NGK, Champion, Bosch and Motorcraft) all controlling at least 10% market share each (collectively these six manufacturers control about 96% of the North American market). The top three manufacturers, Autolite, AC Delco and NGK, control over 50% of the market. These manufacturers make a range of products from standard to premium, providing a variety of spark plugs to most vehicle makes and models.

Government Regulation

There are very few regulations that directly address spark plugs. This is because spark plugs can adversely impact the environment only when they fail. Spark plug failure can create misfires, higher exhaust emissions and subsequent damage to the catalytic converter. Indirect legislation exists to ensure that spark plugs do not emit radio frequency or electromagnetic interfere that could alter the operation of other devices on the vehicle or in close proximity to the vehicle.

We will rely on legal and operational compliance programs, as well as legal counsel, to guide our businesses in complying with applicable laws and regulations of the jurisdictions in which we do business.

We do not anticipate at this time that the cost of compliance with United States and foreign laws will have a material financial impact on our operations, business or financial condition, but there are no guarantees that new regulatory and tariff legislation may not have a material negative effect on our business in the future.

Environmental Matters

We are currently not required to comply with any federal, state or local environmental laws in connection with our business.

Employees

We currently have 13 full-time employees and four individuals employed on a contract basis. All employees are required to execute non-disclosure agreements as part of their employment. Contract staffing companies or the individual contract employees are also required to execute a non-disclosure agreement with us. We believe our relations with our employees are good. None of our employees are subject to collective bargaining agreements.

We entered into an executive employment agreement in 2004 with Louis S. Camilli that is still in effect. The employment agreement with Mr. Camilli does not have a termination date.

No other executives or employees have employment agreements.

Description of Property

The principal executive offices for the Registrant are located at 2451 Alamo Ave SE, Albuquerque, NM 81706. The property consists of a mixed use commercial office, production, and warehouse facility of 13,400 square feet. We perform all our manufacturing and research and development activities at this location.

We are currently renting our offices under a two-year lease extension from the original March 2007 lease with an annual rent of $50,000 in 2013. This lease extension ends on February 28, 2014. We currently do not own any real property. We believe our present offices are suitable for our current and planned near-term operations and we plan to renegotiate a new lease in 2014.

Legal Proceedings

On March 15, 2013, Enerpulse filed a complaint against Federal-Mogul WorldWide, Inc. and Federal Mogul Corporation, or Federal-Mogul, in Second Judicial District Court, County of Bernalillo, New Mexico alleging Federal-Mogul’s misappropriation of trade secrets disclosed to them under a confidentiality agreement and seeking monetary damages in an unspecified amount, exemplary damages, reasonable attorney’s fees, assignment of any patents (including foreign patents) and pending patent applications based on Enerpulse’s trade secrets and an injunction against Federal-Mogul for any continued use or disclosure of the trade secrets and any representations to third parties by Federal-Mogul regarding its ownership of the trade secrets. On October 10, 2013, we entered into a settlement agreement with Federal-Mogul which provides that Federal-Mogul transfer a 50% ownership interest to an invention known as “Metallic Insulator Coating for High Capacity Spark Plug” to us in exchange for our agreement to withdraw our lawsuit against Federal-Mogul. The agreement also includes an assignment of 50% of current and future patent applications and patents in the United States and all foreign countries relating to this invention.

MANAGEMENT

The following table sets forth certain information regarding the executive officers and directors of the Company as of September 30, 2013:

Name	Age	Position
Joseph E. Gonnella	67	Chief Executive Officer and Director
Louis S. Camilli	67	President, Secretary and Chief Technology Officer
Bryan C. Templeton	50	Chief Financial Officer and Treasurer
Michael J. Hammons	43	Chairman of the Board and Director
Timothy L. Ford	57	Director

Biographies

Joseph E. Gonnella, Chief Executive Officer and Director — Mr. Gonnella is currently the Chief Executive Officer and a director of Enerpulse, Inc. Mr. Gonnella has been a director of Enerpulse since July 2004 and its Chief Executive Officer since May 2011. Prior to working with Enerpulse, Inc., Mr. Gonnella served as President and Chief Operating Officer of Drivesol, Inc. from January 2008 to September 2008. At that time, Drivesol was a manufacturer of electro-mechanical systems with sales of $350 million to the global automotive market. His responsibilities included oversight of Drivesol’s worldwide manufacturing and financial goals. From October 2000 to December, 2007 he was the President and Chief Executive Officer of Wabash Technologies, Inc., a company that designs and manufactures electronic components for the global automotive industry. Mr. Gonnella had full P&L responsibility for this $110 million business. As Senior Vice President of Engelhard Corporation from September 1992 to September 1999, the world’s largest producer of automotive catalytic converters, Mr. Gonnella led Engelhard’s $500 million Environmental Products Group. In June 1984, Mr. Gonnella established Interamerican Trade Corporation (ITC). ITC established US subsidiaries for off-shore manufacturers of automotive parts and managed their distribution to OEM and aftermarket channels. Mr. Gonnella served as president and COO of ITC and was responsible for negotiating contracts with off-shore manufacturers, managing their US subsidiaries and managing ITC’s global logistics. From June 1989 to August 1992, Mr. Gonnella was President of the Automotive Products Group of Amcast Industrial Corporation, which was a manufacturer of structural aluminum components for the US automotive industry. Here, Mr. Gonnella had full P&L responsibility and led multiple US-based manufacturing facilities. Mr. Gonnella started his career in operations at General Motors Corporation in 1973 and held various positions there until 1984, including Director of Industrial Engineering and Director of Overseas Ventures, in which he negotiated multiple joint ventures on behalf of General Motors. None of the aforementioned companies are a parent, subsidiary or affiliate of the Company, except for Enerpulse, Inc. Mr. Gonnella earned a BS degree in Industrial Management from Wright State University in 1973 and an MBA in Finance from the University of Dayton in 1981.

We believe that Mr. Gonnella’s extensive experience in the automotive sector and his demonstrated track record in successfully leading technology-based businesses qualifies him as a director of the Company.

Louis S. Camilli, President, Secretary and Chief Technology Officer — Mr. Camilli is currently the President and Chief Technology officer of Enerpulse, Inc. Mr. Camilli has held these positions since he founded the Company in May 1998. He is the developer of the Pulstar® technology in which the Company holds a patent. From December 1994 to May 1998, Mr. Camilli served as president of HDI Systems, Inc., the incubator for all technology commercialized by the Company, where he developed and patented the first pulse power ignition devices. None of the aforementioned companies are a parent, subsidiary or affiliate of the Company, except for Enerpulse, Inc. Mr. Camilli obtained a BA in Mathematics from Texas A&M University in 1968 and was awarded an Honorary Doctorate from the Mexican Ecological Movement in 1987 for air quality work conducted in Mexico City.

Bryan C. Templeton, Chief Financial Officer and Treasurer — Mr. Templeton is currently the Chief Financial Officer of Enerpulse, Inc. Mr. Templeton has held this position since June, 2007. Prior to his time at Enerpulse, Inc., he served in various capacities from January 2001 to October 2006 for Sandia Foods, a franchise restaurant operator in the Southwest U.S., where he provided financial and operational support for over 60 restaurant operating managers throughout the Southwest. From 1985 to 2001, he worked at Mobil Oil where he held accounting and financials staff positions as well as supervisory positions. None of the aforementioned companies are a parent, subsidiary or affiliate of the Company, except for Enerpulse, Inc. Mr. Templeton earned a BBA in Finance from Baylor University in 1984 and an MBA in Finance from the University of North Texas in 1992.

Michael J. Hammons, Chairman of the Board and Director — Mr. Hammons became our Chairman of our Board of Directors as of the closing of the Merger. Commencing in June 2010 until the closing of the Merger, he served as Enerpulse, Inc.’s Chairman of the Board. Since June of 2009, Mr. Hammons has been a partner at SAIL Capital Partners, LLC (and its predecessor, SAIL Venture Partners, LLC), an investor in energy and water technology companies and the management company of SAIL Venture Partners II, LP; SAIL Sustainable Louisiana, LP; SAIL Pre-Exit Acceleration Fund, LP; SAIL Pre-Exit Acceleration Fund II LP; SAIL 2010 Co-Investment Partners, LP; and SAIL 2011 Co-Investment Partners, LP. From September of 2008 through March of 2009, he was the chief executive officer of Vigilistics, Inc., a Mission Viejo, California-based software company and, from August of 2007 to May of 2008, the chief executive officer of Nexiant, Inc., an Irvine, California-based a provider of proprietary technology solutions for the maintenance, repair, and operations inventory space. Mr. Hammons received his BS in Industrial Engineering from California Polytechnic State University, San Luis Obispo, and his MBA from Harvard Business School.

We believe that Mr. Hammon’s extensive experience in growing companies, operational background and his experience as a Chief Executive Officer in various sectors, including technology and manufacturing companies, qualify him as a director of the Company.

Timothy L. Ford, Director — Mr. Ford is currently the President of, and a partner in, Cook's Direct, Inc., a leader in the commercial foodservice equipment and supplies market. Mr. Ford was appointed to the board of Enerpulse, Inc. in January 2008. He has over 30 years of both private and public company business experience with a focus in sales, marketing, logistics and finance along with strategy development. From November 1998 to December 2005, he was a member of the board of directors of The Whitney Automotive Group, the parent company for JC Whitney/Warshawskys, Stylin Truck and CarParts.com, and the President of JC Whitney & Co., a retailer of automotive parts and accessories. Prior to JC Whitney, Mr. Ford held leadership roles at Gander Mountain, Inc. and McMaster Carr Supply Company. He began his career at Beatrice Foods Company. None of the aforementioned companies are a parent, subsidiary or affiliate of the Company, except for Enerpulse, Inc. He earned a BA in Management from Western Illinois University in 1979 and an MBA in Accounting from DePaul University in 1985.

We believe that Mr. Ford’s extensive experience in the automotive aftermarket and his demonstrated track record as a Chief Financial Officer, Chief Operating Officer and his current role as President qualifies him as a director of the Company.

Terms of Office

The Company’s directors are appointed for a one-year term to hold office until the next annual general meeting of the Company’s shareholders or until removed from office in accordance with the Company’s bylaws and the provisions of the Nevada Revised Statutes. The Company’s directors hold office after the expiration of his or her term until his or her successor is elected and qualified, or until he or she resigns or is removed in accordance with the Company’s bylaws and the provisions of the Nevada Revised Statutes.

The Company’s officers are appointed by the Company’s Board of Directors and hold office until removed by the Board.

Involvement in Certain Legal Proceedings

No director, executive officer, significant employee or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Committees of the Board

Our Board of Directors held no formal meetings during the fiscal year ended December 31, 2012. All proceedings of the Board of Directors were conducted by resolutions consented to in writing by the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Nevada Revised Statutes and our bylaws, as valid and effective as if they had been passed at a meeting of the directors duly called and held. We do not presently have a policy regarding director attendance at meetings.

We do not currently have standing audit, nominating or compensation committees, or committees performing similar functions. Due to the size of our board, our Board of Directors believes that it is not necessary to have standing audit, nominating or compensation committees at this time because the functions of such committees are adequately performed by our Board of Directors. We do not have an audit, nominating or compensation committee charter as we do not currently have such committees. We do not have a policy for electing members to the board. We believe Timothy L. Ford is an independent director as defined in the NASDAQ listing standards.

It is anticipated that after the change in the Board of Directors in connection with the Merger, the Board of Directors will form separate compensation, nominating and audit committees.

Audit Committee

Our Board of Directors has not established a separate audit committee within the meaning of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Instead, the entire Board of Directors acts as the audit committee within the meaning of Section 3(a)(58)(B) of the Exchange Act and will continue to do so until such time as a separate audit committee has been established.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and shareholders holding more than 10% of our outstanding Common Stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of our Common Stock. Executive officers, directors, and persons who own more than 10% of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of Forms 3, 4, and 5 delivered to us as filed with the SEC during our most recent fiscal year, none of our executive officers and directors, and persons who own more than 10% of our Common Stock failed to timely file the reports required pursuant to Section 16(a) of the Exchange Act, except that Matthew C. Lipton, our former Chief Executive Officer, President, Secretary and Chief Financial Officer, and a former director, who previously beneficially owned more than 10% of our common stock, failed to timely file a Form 3 or Form 4 to report such beneficial ownership. On August 15, 2013, Mr. Lipton filed a Form 3 to report his acquisition of 9,500,000 shares of our common stock on May 9, 2012.

Nominations to the Board of Directors

Our directors take a critical role in guiding our strategic direction and oversee the management of the Company. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders, diversity, and personal integrity and judgment

In addition, directors must have time available to devote to Board activities and to enhance their knowledge in the growing business. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

In carrying out its responsibilities, the Board will consider candidates suggested by shareholders. If a shareholder wishes to formally place a candidate’s name in nomination, however, he or she must do so in accordance with the provisions of the Company’s Bylaws. Suggestions for candidates to be evaluated by the directors must be sent to the Board of Directors, c/o Enerpulse, Inc. 2451 Alamo Ave SE Albuquerque, New Mexico 87106.

Board Leadership Structure and Role on Risk Oversight

Joseph E. Gonnella, Michael C. Hammons and Timothy L. Ford comprise our Board of Directors, with Mr. Hammons serving as our Chairman of the Board. We have determined this leadership structure is appropriate for us due to our small size and limited operations and resources. The Board of Directors will continue to evaluate our leadership structure and modify as appropriate based on our size, resources and operations.

Currently, our Board of Directors is establishing procedures to determine an appropriate role for the Board of Directors in the Company’s risk oversight function.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Family Relationships

There are no family relationships between or among the directors or executive officers.

Director Independence

During the year ended December 31, 2012, we did not have any independent directors on our board. We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc., the NASDAQ National Market, and the Securities and Exchange Commission.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues.

EXECUTIVE COMPENSATION

Board Compensation

We have historically granted directors options in consideration of their service. Prior to the Merger, Timothy L. Ford, an Enerpulse director, was issued options under the Enerpulse equity incentive plan. In substitution for the options granted under the Enerpulse plan that have been terminated, Mr. Ford has been granted options under the Company’s 2013 Equity Incentive Plan. Immediately following the Merger, options to purchase 14,916 shares of our common stock, of which options to purchase 11,601 shares are fully vested, were granted to Mr. Ford under the Plan.

Directors are not paid for meetings attended. However, we intend to review and consider future proposals regarding board compensation. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Executive Compensation

The following summary compensation table indicates the cash and non-cash compensation earned from Enerpulse during the fiscal years ended December 31, 2013 and December 31, 2012 by the named executive officers of Enerpulse.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards	Option Awards(13)		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings		All Other Compensation	Total
Joseph E. Gonnella, Chief Executive Officer	2013	$194,039	$—		—	$108,826	(1)	—	—		—	$302,865
	2012	$200,000	80,000	(2)	—	49,800	(3)	—	—		—	$329,800
Louis S. Camilli, President, Secretary and Chief Technology Officer	2013	$144,481	$—		—	$97,974	(4)	—	—		—	$242,455
	2012	$150,000	60,000	(5)	—	33,470	(6)	—	$—		—	$243,470
Bryan C. Templeton, Chief Financial Officer	2013	$111,269	$—		—	$49,922	(7)	—	—		—	$161,191
	2012	$120,000	41,400	(8)	—	7,983	(9)	—	—		—	$169,383
Charles Stewart, Former Chief Executive Officer	2013	—	—		—	$—		—	$7,615	(10)	—	$7,615
	2012	$—	—		—	15,660	(11)	—	$18,000	(12)	—	$33,660

(1)	Under the Enerpulse incentive plan, on October 15, 2013, Mr. Gonnella was granted options to purchase 60,982 shares of Enerpulse common stock at an exercise price of $3.00 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant.
(2)	Mr. Gonnella earned a cash bonus of $80,000 based on performance metrics he achieved in 2012. The bonus payment was made in 2013.
(3)	Under the Enerpulse incentive plan, on December 1, 2012, Mr. Gonnella was granted options to purchase 600,000 shares of Enerpulse common stock at an exercise price of $0.09 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant. In addition in July 2012, options to purchase 600,000 shares of Enerpulse common stock granted in April 2011 were modified to reduce the exercise price to $0.09 per option.
(4)	Under the Enerpulse incentive plan, on October 15, 2013, Mr. Camilli was granted options to purchase 54,901 shares of Enerpulse common stock at an exercise price of $3.00 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant.
(5)	Mr. Camilli earned a cash bonus of $60,000 based on performance metrics he achieved in 2012. The bonus payment was made in 2013.
(6)	Under the Enerpulse incentive plan, on December 1, 2012, Mr. Camilli was granted options to purchase 300,000 shares of Enerpulse common stock at an exercise price of $0.10 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant.

(7)	Under the Enerpulse incentive plan, on October 15, 2013, Mr. Templeton was granted options to purchase 24,052 shares of Enerpulse common stock at an exercise price of $3.00 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant.
(8)	Mr. Templeton earned a cash bonus of $41,400 based on performance metrics he achieved in 2012. The bonus payment was made in 2013.
(9)	Under the Enerpulse incentive plan, on January 19, 2012, Mr. Templeton was granted options to purchase 100,000 shares of Enerpulse common stock at an exercise price of $0.10 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant. In addition in July 2012, options to purchase 175,000 shares of Enerpulse common stock granted in June 2008 and August 2010 were modified to reduce the exercise price to $0.09 per option.
(10)	In connection with Mr. Stewart’s resignation from Enerpulse, Enerpulse’s board approved the acceleration of the payment of $7,615 in deferred compensation from 2010 and 2011 which were paid in 2013. Under the terms of the 2011 Non-Qualified Deferred Compensation Plan, such amounts were originally to be paid upon the consummation of a change of control as defined under the plan.
(11)	In July 2012, options to purchase 660,000 shares of Enerpulse common stock granted in April 2010 and January 2012 were modified to reduce the exercise price to $0.09 per option.
(12)	In connection with Mr. Stewart’s resignation from Enerpulse, Enerpulse’s board approved the acceleration of the payment of $18,000 in deferred compensation from 2010 and 2011 which were paid in 2012. Under the terms of the 2011 Non-Qualified Deferred Compensation Plan, such amounts were originally to be paid upon the consummation of a change of control as defined under the plan.
(13)	The amount of the option award is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. Amounts also include the incremental fair value recognized for any modifications in July 2012 to the exercise price of previously granted stock options. Refer to footnote 12 in Enerpulse’s audited financial statements for the disclosure of all assumptions utilized in the determination of grant date fair value.

Potential Payments Upon Termination or Change-in-Control

SEC regulations state that we must disclose information regarding agreements, plans or arrangements that provide for payments or benefits to our named executive officers in connection with any termination of employment or change in control of the Company.

Prior to the closing of the Merger, there were no agreements, plans or arrangements between the Company and Matthew C. Lipton, its sole director and executive officer, that would have provided for any such payments or benefits to such named executive officer upon a termination of employment or change of control of the Company.

Prior to the closing of the Merger, pursuant to the terms of an executive employment agreement between Louis S. Camilli and Enerpulse, if Mr. Camilli is terminated without cause, in accordance with Enerpulse policy, he will be entitled to severance commensurate with his length of service and experience as determined by the Board’s compensation committee. As of the Effective Time of the Merger, the Company is assuming Mr. Camilli’s employment agreement.

Under the terms of a stock buyout agreement between Enerpulse and Mr. Camilli, Enerpulse has the option, but is not obligated, to purchase all or any portion of Mr. Camilli’s shares if he is terminated for cause. If Enerpulse exercises the buyback option, it shall pay Mr. Camilli the fair market value for the shares being purchased by delivering a promissory note for the purchase price.

Pursuant to Enerpulse’s 2011 Non-Qualified Deferred Compensation Plan, upon a change of control, Enerpulse is required to pay Louis S. Camilli $42,307.76 in deferred compensation from the fiscal years 2010 and 2011.

Other than as described above, prior to the closing of the Merger, there were no other agreements, plans or arrangements between Enerpulse and any of its other named executive officers that would have provided for any such payments or benefits to such named executive officer upon a termination of employment or change of control of Enerpulse.

Employment Agreements

In October 2004, Enerpulse entered into an executive employment agreement with Mr. Camilli to serve as its President and Chairman of the Board with an annual salary in 2004 of $99,996. The employment agreement does not have a termination date. As of February 2009, Mr. Camilli no longer serves as Chairman of the Board or a director of Enerpulse, Inc.

Under the agreement, Mr. Camilli is also entitled to receive an annual discretionary cash bonus, which will be paid based on Mr. Camilli’s achievement of certain sales, profit and/or other agreed upon management objectives. Mr. Camilli is eligible to participate in our equity incentive plan with grants and vesting schedules as determined by the Board from time to time. As discussed above, Mr. Camilli is also entitled to receive severance upon a termination of his employment for cause and deferred compensation payments upon a change in control.

We do not have any employment agreements with any of our other officers.

2013 Company Incentive Plan

As of the Effective Time of the Merger, our Board of Directors approved and adopted the Enerpulse Technologies, Inc. 2013 Equity Incentive Plan (the “Plan”), and authorized management to submit the Plan to our stockholders for approval.

The proposed Plan permits us to grant a variety of forms of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and dividend equivalent rights, to allow us to adapt our incentive compensation program to meet our needs. The number of shares of our common stock that may be issued under the Plan to employees, directors and/or consultants in such awards is 1,500,000 shares. Our Board of Directors currently serves as the administrator of the Plan. As of September 30, 2013, stock options to purchase an aggregate of 491,179 shares of our common stock (which options were granted in substitution of options terminated by Enerpulse immediately prior to the Merger) have been granted under the Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Transactions

There are no family relationships between any of our former directors or executive officers and new directors or new executive officers. None of the new directors and executive officers were directors or executive officers of the Company prior to the Closing of the Merger, nor did any hold any position with the Company prior to the Closing of the Merger, nor have been involved in any material proceeding adverse to the Company or any transactions with the Company or any of its directors, executive officers, affiliates or associates that are required to be disclosed pursuant to the rules and regulations of the SEC.

Review, Approval or Ratification of Transactions with Related Persons

As we have not adopted a Code of Ethics, we rely on our board to review related party transactions on an ongoing basis to prevent conflicts of interest. Our board reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to our board for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If our board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our board approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company.

Related Party Transactions

Cancellation of Shares

On September 4, 2013, immediately prior to the Merger, Matthew C. Lipton, one of our former officers and former shareholders, surrendered 9,500,000 shares of our common stock for cancellation.

Issuance of Shares in Merger to Affiliates and Related Parties

As a result of his ownership of 4,529,763 shares of Enerpulse immediately prior to the closing of the Merger, Louis S. Camilli became entitled to receive an aggregate of 450,436 shares of the Company’s common stock upon the closing of the Merger.

Upon consummation of the Merger the following affiliates and related parties received shares of the Company’s common stock:

•	the SAIL Entities received an aggregate of 4,254,876 shares as consideration for 42,788,726 shares of common stock of Enerpulse;
•	Altira Technology Fund IV LP received an aggregate of 1,171,475 shares as consideration for 11,780,823 shares of common stock of Enerpulse; and
•	Boeckmann Family Revocable Trust received an aggregate of 450,584 shares as consideration for 4,531,250 shares of common stock of Enerpulse.

Camilli Note

On May 1, 2012, the Company loaned $198,821.88 to Louis S. Camilli. Interest on the note accrues at the Applicable Federal Rate index, adjusted quarterly, beginning on the date of issuance of the note. The note is payable in full on May 1, 2018. Mr. Camilli may prepay all or any part of the note at any time without penalty. The Company has the right to accelerate the outstanding principal and accrued and unpaid interest on the note if Mr. Camilli defaults on making any payment due under the note. Currently the outstanding principal and accrued and unpaid interest on the note is $200,071.88. To date, Mr. Camilli has not made any payments under the note.

Camilli Warrant

On December 16, 2011, Louis S. Camilli purchased from Enerpulse 312,500 shares of Series C preferred stock and a warrant to purchase up to 156,250 shares of Enerpulse common stock for an aggregate purchase price of $198,821.88, which Mr. Camilli paid to Enerpulse by issuance of the note described above. Following the consummation of the Merger, Mr. Camilli’s warrant will remain outstanding and he will have the right to exchange the existing warrant for a substantially similar warrant issued by the Company. The warrant will be exercisable for 15,537 shares of our common stock at an exercise price of $6.3976 and will expire on December 31, 2016. The warrant may also be exercised on a cashless basis if the fair market value of one share of common stock on the calculation date is greater than the exercise price of the warrant. Fair market value for one share of common stock shall be equal to the average of the closing bid and asked prices of the common stock quoted on the OTCQB for the five trading days prior to the calculation date. The shares issuable upon exercise of the warrant are subject to adjustment for stock splits, stock dividends, reclassifications, reorganizations or other changes of the outstanding securities of the Company.

Warrants Held by 5% or Greater Stockholders

The SAIL Entities, Altira Technology Fund IV LP and Boeckmann Family Irrevocable Trust each hold warrants issued by Enerpulse that will be exchangeable into warrants issued by the Company to purchase our common stock. The SAIL Entities hold Series B warrants exercisable into 515,944 shares of our common stock, Series C warrants exercisable into 328,218 shares of our common stock and Series D warrants exercisable into 382,997 shares of our common stock. Altira Technology Fund IV LP holds a Series A warrant exercisable into 33,823 shares of our common stock and a Series D warrant exercisable into 45,058 shares of our common stock. Boeckmann Family Irrevocable Trust holds a Series D warrant exercisable into 225,292 shares of our common stock.

The Series A, Series B, Series C and Series D warrants were issued by Enerpulse on January 20, 2004, February 26, 2010, May 24, 2011, October 31, 2012 and March 31, 2013, respectively, in connection with the sale of various series of preferred stock of Enerpulse. New warrants to be issued by the Company in exchange for these outstanding warrants will be exercisable for shares of our common stock at the following exercise prices:

•	$5.63 for the Series A warrants;
•	$2.01 for the Series B warrants;
•	$2.74 for the Series C warrants; and

•	$2.66 for the Series D warrants.

The Series A, B and C warrants do not have an expiration date. The Series D warrants have an expiration date of December 31, 2017 and provide for automatic exercise on their expiration date.

The Series A warrants may be exercised on a cashless basis at any time at the option of the warrantholder. The Series B, C and D warrants may be exercised on a cashless basis if the fair market value of one share of common stock on the calculation date is greater than the exercise price of the warrant. Fair market value for one share of common stock shall be equal to the average of the closing bid and asked prices of the common stock quoted on the OTCQB for the five trading days prior to the calculation date.

The shares issuable upon exercise of the warrants are subject to adjustment for stock splits, stock dividends, reclassifications, reorganizations or other changes of the outstanding securities of the Company.

2013 Company Incentive Plan

As described above, as of the effective time of the Merger, our Board of Directors approved and adopted the Plan and authorized management to submit the Plan to our stockholders for approval.

The number of shares of our common stock that may be issued under the Plan to employees, directors and/or consultants in such awards is 1,500,000 shares. As of September 30, 2013, stock options to purchase an aggregate of 491,179 shares of our common stock (which options were granted in substitution of options terminated by Enerpulse immediately prior to the Merger) have been granted under the Plan.

Freepoint Marketing Agreement

On August 16, 2013 Enerpulse entered into a marketing agreement with Freepoint granting Freepoint the exclusive right to market and sell its PCI plugs designed for stationary natural gas fueled IC engines in North America. The agreement may be terminated by either party after two years by providing 180 days prior written notice.

The agreement provides for various events of default, including: the failure to pay amounts due under the agreement, the failure to perform material obligations, the breach of any representations and warranties in any material respect; the bankruptcy of a party, a merger, consolidation or transfer of substantially all the assets of a party and, with respect to Enerpulse, the claim by any third party that Freepoint’s use or sale of the Enerpulse products violate any intellectual property rights of the third party. Upon the occurrence of an event of default, the non-defaulting party may, at its option, terminate the agreement or suspend its performance under the agreement.

PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDERS

Beneficial Ownership Information

The following table sets forth information known to us regarding the beneficial ownership of common stock as of September 30, 2013 by: (i) the selling stockholders, (ii) each person known to the Company to beneficially own more than 5% of its outstanding shares of common stock at such date; (iii) each of the Company’s Directors at such date; (iv) the Company’s “Named Executive Officers”; and (v) all Directors and executive officers as a group at such date. The shares of common stock and warrants being registered on behalf of the selling stockholders will not be offered or sold in the offering.

Beneficial Owner Name and Address	Number of Shares Before the Offering(1)	Percentage Beneficially Owned Before the Offering(2)	Number of Shares Offered Hereby		Number of Shares After the Offering(1)	Percentage Beneficially Owned After the Offering(13)
Selling Stockholders:
Freepoint Commerce Marketing LLC(3)	773,775	8.6%	773,775		0	0%
Roth Capital Partners, LLC(4)	150,000	1.7%	150,000	(14)	0	0%
Five Percent or More Beneficial Owners:
SAIL Entities(5)	5,230,381	52.2%	—		5,230,381	41.8%
Altira Technology Fund IV LP(6)	1,250,356	14.0%	—		1,250,356	10.9%
Boeckmann Family Revocable Trust(7)	675,876	7.4%	—		675,876	5.8%
Directors:
Michael C. Hammons(8)	5,230,381	52.2%	—		5,230,381	41.8%
Timothy L. Ford(9)	11,601	*	—		11,601	*
Named Executive Officers:
Joseph E. Gonnella(10)	48,726	*	—		48,726	*
Louis S. Camilli(11)	500,793	5.6%	—		500,793	4.4%
Bryan C. Templeton(12)	23,203	*	—		23,203	*
All Current Directors and Executive Officers as a Group (5 persons)	5,814,704	57.2%	—		5,814,704	45.9%

*	less than 1%
(1)	To our knowledge, unless otherwise indicated in the footnotes to this table, we believe that each of the persons named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable (or other beneficial ownership shared with a spouse) and the information contained in this table and these notes.

Beneficial ownership has been determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as beneficially owned all shares that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which is September 30, 2013 for this purpose. Such shares are deemed to be outstanding for the purpose of computing the number of shares beneficially owned and the percentage ownership of the person holding such options or warrants, but these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The percentage of the Company beneficially owned is based on 8,863,668 shares of Company common stock issued and outstanding on September 30, 2013.
(3)	Includes 87,500 shares of our common stock underlying a warrant that is exercisable within 60 days of September 30, 2013.

Freepoint Commodities Investments LLC is the sole managing member of Freepoint Commerce Marketing LLC. Freepoint Commodities LLC is the sole managing member of Freepoint Commodities

Investments LLC. Robert Feilbogen and David Messer are the managers of Freepoint Commodities LLC. In their capacities as managers of Freepoint Commodities LLC, Mr. Feilbogen and Mr. Messer have shared voting and dispositive power (including the right to exercise any or all of shares underlying the Freepoint Warrant) in respect of the shares of our common stock owned by Freepoint Commerce Marketing LLC.

The business address for Freepoint Commodities Investments LLC, Freepoint Commerce Marketing LLC, Freepoint Commodities LLC, Robert Feilbogen and David Messer is 58 Commerce Road, Stamford, CT 06902.

(4)	Includes 150,000 shares of our common stock underlying the Underwriter Resale Warrant that is exercisable within 60 days of September 30, 2013.

Each of Byron Roth and Gordon Roth have voting and dispositive power (including the right to exercise any or all of the shares underlying the Underwriter Resale Warrant) in respect of our common stock owned by Roth Capital Partners, LLC.

The business address for Roth Capital Partners, LLC, Byron Roth and Gordon Roth is 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660.

(5)	For purposes of disclosure herein, the “Sail Entities” consist of Sail Venture Partners I, LP (“Sail Venture Partners”), Sail Venture Partners II, LP (“Sail Venture Partners II”), Sail Co-Investment Partners Cayman, LP (“Sail Co-Investment Partners Cayman”), Sail 2010 Co-Investment Partners, LP (“Sail 2010 Co-Investment Partners”), Sail Pre-Exit Acceleration Fund, LP (“Sail Pre-Exit Acceleration”) and Sail Sustainable Louisiana II, LP. (“Sail Sustainable Louisiana”).

The principal business of Sail Venture Partners, LLC, is to act as a general partner of Sail Venture Partners. Sail Venture Partners, LLC, as general partner of Sail Venture Partners, may be deemed to beneficially own the securities owned by Sail Venture Partners insofar as it has the power to direct the voting and disposition of such securities. The manager of Sail Venture Partners, LLC is Sail Venture Management, LLC (“Sail Venture Management”). A principal business of Sail Venture Management is to act as the manager of Sail Venture Partners, LLC. Sail Venture Management, as manager of Sail Venture Partners, LLC, may be deemed to beneficially own the securities owned by Sail Venture Partners, LLC insofar as it has the power to direct the voting and disposition of such securities. The managing members of Sail Venture Management are Walter L. Schindler, an individual, (“Schindler”) and F. Henry Habicht II, an individual (“Habicht”) (the “Sail Managing Members”). A unanimous vote of the Sail Managing Members is required to vote or dispose of the Company's securities held by Sail Venture Partners.

The principal business of Sail Venture Partners II, LLC, is to act as a general partner of Sail Venture Partners II. Sail Venture Partners II, LLC, as general partner of Sail Venture Partners II, may be deemed to beneficially own the securities owned by Sail Venture Partners II insofar as it has the power to direct the voting and disposition of such securities. The manager of Sail Venture Partners II, LLC, is Sail Venture Management. A principal business of Sail Venture Management is to act as the manager of Sail Venture Partners II, LLC. Sail Venture Management, as manager of Sail Venture Partners II, LLC, may be deemed to beneficially own the securities owned by Sail Venture Partners II, LLC insofar as it has the power to direct the voting and disposition of such securities. The managing members of Sail Venture Management are Schindler and Habicht (the “Sail II Managing Members”). A unanimous vote of the Sail II Managing Members is required to vote or dispose of the Company's securities held by Sail Venture Partners II.

The principal business of Sail Holdings II, LLC is to act as general partner of Sail Co-Investment Partners Cayman. Sail Holdings II, LLC, as general partner of Sail Co-Investment Partners Cayman, may be deemed to beneficially own the securities owned by Sail Co-Investment Partners Cayman insofar as it has the power to direct the voting and disposition of such securities. Sail Capital Management, LLC (“Sail Capital Management”) and Sail Cayman Adolfo Management, LLC (“Sail Cayman Adolfo Management”) are co-managers of Sail Holdings II, LLC. A principal business of Sail Capital Management is to act, along with Sail Cayman Adolfo Management, as a manager of Sail Holdings II, LLC. Sail Capital Management and Sail Cayman Adolfo Management, as co-managers of Sail Holdings II, LLC, may be deemed to beneficially own the securities owned by Sail Holdings II,

LLC insofar as it has the power to direct the voting and disposition of such securities. The managing members of Sail Capital Management are Schindler and Habicht (the “Sail Holdings II Managing Members”). A unanimous vote of the Sail Holdings II Managing Members is required to vote or dispose of the Company's securities held by Sail Co-Investment Partners Cayman.

The principal business of Sail 2010 Co-Investment GP, LLC (“Sail 2010 Co-Investment GP”) is to act as general partner of Sail 2010 Co-Investment. Sail 2010 Co-Investment GP, as general partner of Sail 2010 Co-Investment, may be deemed to beneficially own the securities owned by Sail 2010 Co-Investment insofar as it has the power to direct the voting and disposition of such securities. Sail Capital Management is the manager of Sail 2010 Co-Investment GP. A principal business of Sail Capital Management is to act as manager of Sail 2010 Co-Investment GP. Sail Capital Management, as manager of Sail 2010 Co-Investment GP, may be deemed to beneficially own the securities owned by Sail 2010 Co-Investment GP insofar as it has the power to direct the voting and disposition of such securities. The managing members of Sail Capital Management are Schindler and Habicht (the “Sail 2010 Managing Members”). A unanimous vote of the Sail 2010 Managing Members is required to vote or dispose of the Company's securities held by Sail 2010 Co-Investment.

The principal business of Sail Capital Partners, LLC is to act as general partner of Sail Pre-Exit Acceleration. Sail Capital Partners, LLC, as general partner of Sail Pre-Exit Acceleration, may be deemed to beneficially own the securities owned by Sail Pre-Exit Acceleration insofar as it has the power to direct the voting and disposition of such securities. Sail Capital Management is the manager of Sail Capital Partners, LLC. A principal business of Sail Capital Management is to act as manager of Sail Capital Partners, LLC. Sail Capital Management, as manager of Sail Capital Partners, LLC, may be deemed to beneficially own the securities owned by Sail Capital Partners, LLC insofar as it has the power to direct the voting and disposition of such securities. The managing members of Sail Capital Management are Schindler and Habicht (the “Sail Capital Partners Managing Members”). A unanimous vote of the Sail Capital Partners Managing Members is required to vote or dispose of the Company's securities held by Sail Pre-Exit Acceleration.

The principal business of Sail Sustainable Partners of Louisiana, LLC is to act as general partner of Sail Sustainable Louisiana. Sail Sustainable Partners of Louisiana, LLC, as general partner of Sail Sustainable Louisiana, may be deemed to beneficially own the securities owned by Sail Sustainable Louisiana insofar as it has the power to direct the voting and disposition of such securities. Sail Capital Management is the manager of Sail Sustainable Partners of Louisiana, LLC. A principal business of Sail Capital Management is to act as manager of Sail Sustainable Partners of Louisiana, LLC. Sail Capital Management, as manager of Sail Sustainable Partners of Louisiana, LLC, may be deemed to beneficially own the securities owned by Sail Sustainable Partners of Louisiana, LLC insofar as it has the power to direct the voting and disposition of such securities. The managing members of Sail Capital Management are Schindler and Habicht (the “Sail Sustainable Partners of Louisiana Managing Members”). A unanimous vote of the Sail Sustainable Partners of Louisiana Managing Members is required to vote or dispose of the Company's securities held by Sail Sustainable Louisiana.

The chart below sets for the record ownership of our common stock of each of the SAIL Entities.

The record ownership in the aggregate is 4,070,810 shares of our common stock.

Sail Venture Partners I, LP	816,958
Sail Venture Partners II, LP	2,378,529
Sail Co-Investment Partners Cayman, LP	437,624
Sail 2010 Co-Investment Partners, LP	54,703
Sail Pre-Exit Acceleration Fund, LP	270,350
Sail Sustainable Louisiana II, LP	112,646

Further, certain of the Sail Entities hold currently exercisable warrants to acquire additional shares of our restricted common stock from the Company. As such, each such Sail Entity listed below is deemed beneficially to own that number of “warrant” shares as is set forth next to its name. The aggregate number of shares underlying the warrants is 1,159,571 shares our common stock.

Sail Venture Partners II, LP	721,909
Sail Co-Investment Partners Cayman, LP	218,812
Sail 2010 Co-Investment Partners, LP	27,352
Sail Pre-Exit Acceleration Fund, LP	135,175
Sail Sustainable Louisiana II, LP	56,323

Finally, the chart below sets forth the record and beneficial ownership of our common stock of each of the Sail Entities. The record and beneficial ownership in the aggregate is 5,230,381 shares of our common stock.

Sail Venture Partners I, LP	816,958
Sail Venture Partners II, LP	3,100,438
Sail Co-Investment Partners Cayman, LP	656,436
Sail 2010 Co-Investment Partners, LP	82,055
Sail Pre-Exit Acceleration Fund, LP	405,525
Sail Sustainable Louisiana II, LP	168,969

The business address for Sail Venture Management, LLC, Sail Venture Partners, LLC, Sail Venture Partners II, LLC, Sail Holdings II, LLC, Sail Capital Management, Sail Cayman Adolfo Management, Sail Capital Partners, LLC, Sail Sustainable Partners of Louisiana, LLC, Schindler and Habicht, and for each of the Sail Entities is 3161 Michelson Drive, Suite 750, Irvine, California 92612.

(6)	Includes 78,881 shares of our common stock underlying warrants that are exercisable within 60 days of September 30, 2013.

Altira Group LLC is the Managing Member, and sole member, of Altira Management IV LLC, which is the General Partner of Altira Technology Fund IV L.P., or Fund IV. Altira Group LLC and Altira Management IV LLC are collectively referred to as the GP. Dirk McDermott is the managing member of Altira Group LLC. The GP and Mr. McDermott, have both voting power and investment power (including the right to exercise any or all of shares underlying the warrants) in respect of the shares of our common stock owned by Fund IV.

The business address for Altira Group LLC, Altira Management IV LLC, Fund IV, the GP and Mr. McDermott is 1675 Broadway, Suite 2400, Denver, Colorado 80202.

(7)	Includes 225,292 shares of our common stock underlying a warrant that is exercisable within 60 days of September 30, 2013.

In their capacities as trustees, Herbert F. Boeckmann, II and Floy Jane Boeckmann have shared voting and investment power in respect of the shares of our common stock owned of record or beneficially by Boeckmann Family Revocable Trust.

The business address for Boeckmann Family Revocable Trust, Herbert F. Boeckmann, II and Floy Jane Boeckmann is 15505 Roscoe Blvd., North Hills, CA 91343.

(8)	Mr. Hammons has a carried interest as a partner in Sail Venture Management, LLC, Sail Venture Partners, LLC and Sail Venture Partners II, LLC, the management company and respective general partners of the Sail Entities, Sail Venture Partners I and Sail Venture Partners II. Additionally, Mr. Hammons’ beneficial ownership over all shares of the Company held by the collective Sail Entities is derived from his position as the partner designated to manage the ownership in the Company by Sail Venture Management and Sail Capital Management.

The business address for this person is 3161 Michelson Drive, suite 750, Irvine, California 92612.

(9)	Represents 11,601 shares of our common stock underlying vested options that are exercisable within 60 days of September 30, 2013.

The business address for Mr. Ford is 2451 Alamo Ave SE, Albuquerque, NM 87106.

(10)	Represents 48,726 shares of our common stock underlying vested options that are exercisable within 60 days of September 30, 2013.

The business address for Mr. Gonnella is 2451 Alamo Ave SE, Albuquerque, NM 87106.

(11)	Includes 15,537 shares of our common stock underlying warrants that are exercisable within 60 days of September 30, 2013 and 34,820 shares underlying vested options that are exercisable within 60 days of September 30, 2013.

The business address for Mr. Camilli is 2451 Alamo Ave SE, Albuquerque, NM 87106.

(12)	Represents 23,203 shares underlying vested options that are exercisable within 60 days of September 30, 2013.

The business address for Mr. Templeton is 2451 Alamo Ave SE, Albuquerque, NM 87106.

(13)	Percentage ownership of our common stock after this offering assumes the sale of 2,500,000 shares in this offering at a public offering price of $3.50 per share, the midpoint of the price range indicated on the cover page of this prospectus, without giving effect to the underwriters’ option to purchase up to 375,000 additional shares.
(14)	Represents 150,000 shares underlying the Underwriter Resale Warrant.

Selling Stockholders’ Information

Freepoint

Freepoint is offering to sell 773,775 shares of our common stock pursuant to this prospectus, of which 87,500 shares of common stock are issuable to Freepoint upon exercise of the Freepoint Warrant. Pursuant to the terms of the warrant, Freepoint has the right to request registration of the shares underlying its warrant at any time we propose to register other shares of the Company. A description of the material terms of the Freepoint Warrant and the registration rights related thereto can be found in “Description of Securities to be Registered — Freepoint Warrant” and “Description of Securities to be Registered — Registration Rights”, respectively.

Freepoint is party to a marketing agreement with Enerpulse as of August 16, 2013. A description of the agreement can be found in “Certain Relationships and Related Transactions and Director Independence — Related Party Transactions — Freepoint Marketing Agreement.”

Roth

On June 30, 2013, Enerpulse entered into a letter agreement with Roth, pursuant to which Roth would act as a financial advisor, placement agent and underwriter in connection with various proposed transactions. Pursuant to the letter agreement, upon consummation of the Merger, Roth would receive the Underwriter Resale Warrant. A description of the material terms of the Underwriter Resale Warrant can be found in “Description of Securities to be Registered — Underwriter Resale Warrant.”

The Company and Roth are also party to an underwriting agreement entered into in connection with this offering. As part of its compensation for this offering, Roth will receive an Underwriter Compensation Warrant. A description of the material terms of the underwriting and the Underwriter Compensation Warrants can be found in “Underwriting” and “Underwriting — Underwriter Compensation Warrants”, respectively.

BTG Investments, LLC, a wholly-owned affiliate of Roth, beneficially owns 156,000 shares of our common stock, which it purchased from Halter Financial Investments, L.P. BTG Investments, LLC is engaged in the business of buying, holding and selling securities, and has purchased such shares in the ordinary course of business, and has no agreements or understandings, directly or indirectly, with any person to distribute such shares.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock at a par value of $0.001 per share. As of September 25, 2013, there were 8,863,668 shares of common stock outstanding. The holders of Common Stock are entitled to one vote per share. They are not entitled to cumulative voting rights or preemptive rights. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. However, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution after payment in full of any preferential amounts. Our articles of incorporation do not provide the holders of Common Stock with any subscription, redemption or conversion rights. On October 21, 2013, we entered into an agreement to grant to Gordian Group LLC, or Gordian, a contractual right, filed as Exhibit 10.16, to require us to redeem all of their shares of common stock at any time on or after May 24, 2014. The aggregate redemption price we are obligated to pay Gordian in connection with a redemption of all of their common stock is equal to the greater of (a) $300,000 and (b) the fair market value of our common stock at the time of our receipt of Gordian’s redemption request.

The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board of Directors and issued in the future. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Warrants

Common Stock Purchase Warrants

The following is summary of all of the material terms and provisions of the warrants offered hereby. The form of the warrant is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Exercisability.  The warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise.  In the event that a registration statement covering shares of common stock underlying the warrants, or an exemption from registration, is not available for the resale of such shares of common stock underlying the warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common stock underlying the warrants.

Exercise Price.  The initial exercise price per share of common stock purchasable upon exercise of the warrants is $[    ] per share [[    ]% of the public offering price of the common stock and warrants]. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Certain Adjustments.  The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.

Transferability.  Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing.  The warrants will be issued in registered form under a warrant agency agreement between Securities Transfer Corporation, as warrant agent, and us.

Fundamental Transaction.  If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) we effect any reclassification or recapitalization of our shares of common stock or any compulsory share exchange pursuant to which our shares of common stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock (each, a “Fundamental Transaction”), then upon any subsequent exercise of the warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder.  Except as otherwise provided in the warrants or by virtue of such holder's ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Freepoint Warrant

On August 16, 2013, Enerpulse entered into a convertible note purchase agreement with Freepoint, pursuant to which Enerpulse agreed to issue and sell, and Freepoint agreed to purchase, a senior convertible promissory note in the principal amount of $1,750,000 and the Freepoint Warrant.

The Freepoint Warrant becomes exercisable on the date Enerpulse completes an initial public offering and expires on July 1, 2016. The warrant is exercisable for 87,500 shares of our common stock and is currently exercisable. If securities other than common stock are issued by Enerpulse in the public offering, the per share public offering price shall be the fair market value of one share of common stock as of the date of such offering as determined by agreement between Enerpulse and Freepoint. The exercise price of the Freepoint Warrant is equal to 120% of the per share public offering price. The warrant may also be exercised on a cashless basis if the fair market value of one share of common stock on the calculation date is greater than the exercise price of the warrant. Fair market value for one share of common stock shall be equal to the average of the closing bid and asked prices of the common stock quoted on the OTCQB for the five trading days prior to the calculation date. The shares issuable upon exercise of the Freepoint Warrant are subject to adjustment for stock splits, stock dividends, reclassifications, reorganizations or other changes of the securities into which the warrant becomes exercisable.

Underwriter Resale Warrant

On June 30, 2013, Enerpulse entered into a letter agreement with Roth, pursuant to which Roth would act as a financial advisor, placement agent and underwriter in connection with various proposed transactions. Pursuant to the letter agreement, upon consummation of the Merger, Roth would receive the Underwriter Resale Warrant to purchase 150,000 shares of our common stock. The Underwriter Resale Warrant was issued as of September 4, 2013 and expires on September 3, 2018. The exercise price of the Underwriter Resale Warrant is $2.66 per share and the warrant is exercisable at any time, and from time to time, from and after the 181st day immediately following the date of effectiveness of this registration statement.

The Underwriter Resale Warrant may also be exercised on a cashless basis if the average of the daily volume weighted average price of our common stock for the five trading days immediately prior to the exercise date value is greater than the exercise price of the warrant. The shares issuable upon exercise of the

Underwriter Resale Warrant are subject to adjustment for stock splits, stock dividends, reclassifications, reorganizations or other changes of the securities into which the warrant becomes exercisable.

Underwriter Compensation Warrants

The underwriters will receive up to a total of 125,000 Underwriter Compensation Warrants to purchase up to a total of 125,000 shares of common stock (5% of the shares of common stock sold in this offering) subject to the completion of this offering. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(i). The warrants are exercisable at a per share price equal to $[    ] per share, or 120% of the public offering price per share in the offering. The warrant may also be exercised on a cashless basis if the fair market value of one share of common stock on the calculation date is greater than the exercise price of the warrant. Fair market value for one share of common stock shall be equal to the average of the volume weighted average price for the five trading days prior to the exercise date.

The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrant or the underlying securities for a period of 180 days from the date of effectiveness. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Registration Rights

If at any time after the Freepoint Warrant becomes exercisable, we propose to register any of our securities, Freepoint shall have the right to request that all or any part of the shares issuable upon exercise of the warrant be included in the registration.

Other than the registration rights described above, there are no registration rights with respect to the shares of common stock being registered under this Registration Statement on Form S-1.

Transfer Agent

The transfer agent for our common stock is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC, or Roth, as representative of the underwriters, with respect to the common stock being offered hereby. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, 2,500,000 shares of common stock and warrants to purchase 2,500,000 shares of common stock.

Underwriter	Shares of Common Stock	Number of Warrants
Roth Capital Partners, LLC
Northland Capital Markets(1)
Total

(1)	Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., a member FINRA/SIPC.

The underwriters are offering the common stock and warrants subject to their acceptance of the common stock and warrants from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the common stock and warrants offered by this prospectus is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common stock and warrants if any such securities are taken. However, the underwriters are not required to take or pay for the common stock and warrants covered by the underwriters’ over-allotment option described below.

Over-Allotment Option

If the underwriters sell more shares and warrants than the above number, the underwriters have an option for 30 days from the date of this prospectus to buy up to an additional 375,000 shares of common stock and/or additional warrants to purchase 375,000 shares of common stock from us at the public offering price per share or per warrant, less the underwriting discounts and commissions, to cover these sales. The underwriters may exercise this option at any time, in whole or in part, within 30 days after the date of this prospectus; however, the underwriters may only exercise the option once.

Commission and Expenses

The underwriters have advised us that they propose to offer the common stock and warrants to the public at the public offering price per share and/or per warrant set forth on the cover page of this prospectus and to certain dealers at such prices less a concession not in excess of $[    ] per share of common stock and/or $[    ] per warrant. After this offering, the public offering price of the shares and warrants and concession may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock and warrants are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares and warrants.

We estimate that expenses payable by us in connection with this offering of our common stock, other than the underwriting discounts and commissions referred to above, will be approximately $397,500, which includes certain expenses incurred by the underwriters in connection with this offering. We have agreed to pay the out-of-pocket expenses incurred by the underwriters in connection with this offering, including the cost of counsel for the underwriters, up to an aggregate of $135,000.

	Per Share	Per Warrant	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$	$
Underwriting discount	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Ups/Restrictions on Future Sales

We have agreed, subject to limited exceptions, for a period of 180 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, any common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired, without the prior written consent of the representative of the underwriters. These restrictions on future issuances are subject to exceptions for (i) the issuance of our common stock sold in this offering, (ii) the issuance of our common stock upon the exercise of options or outstanding warrants and the vesting of restricted stock awards, (iii) the issuance of employee stock options and the grant of restricted stock awards or restricted stock units pursuant to our equity incentive plans and (iv) the issuance of our common stock pursuant to an employee stock purchase plan of ours. This 180-day period may be extended if (1) during the last 17 days of the 180-day period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the 180-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, then the period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. If after any announcement described in clause (2) of the preceding sentence, we announce that we will not release earnings results during the 16-day period, the lock-up period shall expire the later of the expiration of the 180-day period and the end of any extension of such period made pursuant to clause (1) of the preceding sentence. The representative of the underwriters may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

In addition, each of our directors, executive officers and Freepoint are entering into a lock-up agreement with the representative of the underwriters. Under the lock-up agreements, the directors, executive officers and Freepoint may not, directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of, any of our common stock or securities convertible into or exchangeable for our common stock, or publicly announce any intention to do any of the foregoing, without the prior written consent of the representative of the underwriters, for a period of 180 days (90 days in the case of Freepoint), subject to an 18 day extension under certain circumstances, from the closing date of this offering. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors, executive officers and Freepoint are subject to exceptions for (i) bona fide gifts and (ii) transfers to any trust for the direct or indirect benefit of immediate family members, or to certain affiliates, in each case so long as the transferee agrees to be bound by these restrictions.

Underwriter Compensation Warrants

We have agreed to issue to the underwriters up to a total of 125,000 warrants to purchase up to a total of 125,000 shares of common stock (5% of the shares of common stock sold in this offering) (the “Underwriter Compensation Warrants”) subject to the completion of this offering. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(i). The warrants are exercisable at a per share price equal to $[    ] per share, or 120% of the public offering price per share in the offering. The warrant may also be exercised on a cashless basis if the fair market value of one share of common stock on the calculation date is greater than the exercise price of the warrant. Fair market value for one share of common stock shall be equal to the average of the volume weighted average price for the five trading days prior to the exercise date.

The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrant or the underlying securities for a period of 180 days from the date of effectiveness. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus in electronic format, the information on the underwriters’ website or our website and any information contained in any other website maintained by the underwriters or by us is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacities as underwriters and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our common stock offered hereby is completed, SEC rules may limit the underwriters from bidding for and purchasing our common stock.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees. Except for services provided in connection with this offering, the underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain the underwriters to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

On June 30, 2013, Enerpulse entered into a letter agreement with Roth, pursuant to which Roth would act as a financial advisor, placement agent and underwriter in connection with various proposed transactions. Pursuant to the letter agreement, upon consummation of the Merger, Roth received the Underwriter Resale Warrant to purchase 150,000 shares of our common stock at an exercise price of $2.66 per share. The Underwriter Resale Warrant was issued as of September 4, 2013 and expires on September 3, 2018.

BTG Investments, LLC, a wholly-owned affiliate of Roth, beneficially owns 156,000 shares of our common stock, which it purchased from Halter Financial Investments, L.P. BTG Investments, LLC is engaged in the business of buying, holding and selling securities, and has purchased such shares in the ordinary course of business, and has no agreements or understandings, directly or indirectly, with any person to distribute such shares.

Selling Restrictions

European Economic Area

This prospectus does not constitute an approved prospectus under Directive 2003/71/EC and no such prospectus is intended to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC (each, a “Relevant Member State”) an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any common stock may be made at any time under the following exemptions under the Prospectus Directive, if and to the extent that they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the

2011 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative of the underwriter for any such offer; or
(c)	in any other circumstances which do not require any person to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase any common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto including the 2011 PD Amending Directive to the extent implemented in each Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2011 PD Amending Directive” means Directive 2011/73/EU.

United Kingdom

This prospectus are not an approved prospectus for purposes of the UK Prospectus Rules, as implemented under the EU Prospectus Directive (2003/71/EC), and have not been approved under section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) by a person authorized under FSMA. The financial promotions contained in this are directed at, and this prospectus are only being distributed to, (1) persons who receive this prospectus outside of the United Kingdom, and (2) persons in the United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49 (high net worth companies, unincorporated associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as “Relevant Persons”). This prospectus must not be acted upon or relied upon by any person who is not a Relevant Person. This prospectus are confidential and are provided to recipients on a personal basis and must not be transferred or assigned to persons who are not Relevant Persons. The transmission of this prospectus to any person other than Relevant Persons in the United Kingdom is unauthorized and may contravene FSMA and other United Kingdom securities laws and regulations. Any investment or investment activity to which this prospectus relate is available only to Relevant Persons and will be engaged in only with Relevant Persons.

The underwriters have represented, warranted and agreed that:

(a)	they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any of the common stock in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and
(b)	they have complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

PLAN OF DISTRIBUTION

This prospectus registers the resale by (i) Freepoint Commerce Marketing LLC, or Freepoint, of up to (A) 686,275 shares of common stock held by Freepoint (the “Freepoint Shares”) and (B) 87,500 shares of common stock issuable to Freepoint (the “Freepoint Warrant Shares”) upon exercise of an outstanding warrant and (ii) Roth Capital Partners, LLC, or Roth, of (A) an outstanding warrant issued to Roth by Enerpulse (the “Underwriter Resale Warrant”) and (B) up to 150,000 shares of common stock issuable to Roth (the “Underwriter Resale Warrant Shares” and, together with the Freepoint Shares, Freepoint Warrant Shares and Underwriter Resale Warrant, the “Resale Securities”) upon exercise of the Underwriter Resale Warrant. We will not receive any proceeds from the sale of the Resale Securities. In this prospectus, Freepoint and Roth are referred to as the selling stockholders. In accordance with FINRA Rule 5110(g)(1), none of the Underwriter Resale Warrant, Underwriter Resale Warrant Shares, or any other securities acquired by any underwriter or any person related to any underwriter during the 180 days prior to the required filing date, or acquired after the required filing date of the registration statement of which this prospectus forms a part and deemed to be underwriting compensation by FINRA, and securities excluded from underwriting compensation pursuant to FINRA Rule 5110(d)(5), will be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness of the registration statement of which this prospectus forms a part.

We may receive gross proceeds of up to $[    ] if all of the warrants mentioned herein are exercised for cash. We will bear all costs associated with this registration. Neither Roth, Northland Capital Markets nor any other underwriter or person has been engaged to facilitate the sale of the Freepoint Shares or the Freepoint Warrant Shares.

The selling stockholders or any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of the Resale Securities, respectively, on any stock exchange, market or trading facility on which the Resale Securities are traded or in private transactions. The selling stockholders may use any one or more of the following methods when selling the Resale Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the Resale Securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	broker-dealers may agree with the selling stockholders to sell a specified number of Resale Securities at a stipulated price per share;
•	through the writing of options on the Resale Securities;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders, or any of their respective pledgees, donees, transferees or other successors in interest, may also sell the Resale Securities, respectively, directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, and/or the purchasers of Resale Securities for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the Resale Securities will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell the Resale Securities in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the Resale Securities offered in this prospectus will be issued to, or sold by, the selling stockholders. In addition, Freepoint and any brokers, dealers or agents, upon effecting the sale of any of the Freepoint Shares and the Freepoint Warrant Shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts and Roth is an underwriter with respect to the sale of the Underwriter Resale Warrant and the Underwriter Resale Warrant Shares held by Roth. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Resale Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of the Resale Securities will be borne by the selling stockholders. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Resale Securities if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Resale Securities owned by it respectively, and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such Resale Securities from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the Resale Securities, respectively, in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell such Resale Securities from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as a selling stockholders under this prospectus.

The selling stockholders have each acquired or will acquire the Resale Securities offered hereby in the ordinary course of business. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of such Resale Securities, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of the Resale Securities owned by the selling stockholders. We will file a supplement to this prospectus if the selling stockholders enter into a material arrangement with a broker-dealer for sale of the Resale Securities being registered. If the selling stockholders use this prospectus for any sale of such shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act apply to the underwriters and may apply to sales of our common stock and activities of Freepoint. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the Resale Securities, respectively.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Greenberg Traurig, LLP, Sacramento, California. Pryor Cashman LLP, New York, New York, is representing the underwriters in connection with this offering.

EXPERTS

The audited financial statements of Enerpulse, Inc. included herein and elsewhere in the Registration Statement, have been audited by GHP Horwath, P.C., independent registered public accounting firm, for the periods and to the extent set forth in their report (which includes an explanatory paragraph which refers to the Company restating its financial statements and notes to retroactively give effect to the recapitalization of the reverse merger transaction which occurred on September 4, 2013). Such financial statements have been so included in reliance upon the report of such firm given upon the firm’s authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available at the SEC’s website at www.sec.gov. Information regarding Enerpulse’s operations may be found at www.enerpulse.com. Information contained in or accessible through this website is not and should not be considered a part of this prospectus and you should not rely on that information in deciding whether to invest in our common stock, unless that information is also in or incorporated by reference in this prospectus.

ENERPULSE, INC.

FINANCIAL STATEMENTS

YEARS ENDED
DECEMBER 31, 2012 AND 2011

ENERPULSE, INC.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Enerpulse, Inc.
Albuquerque, New Mexico

We have audited the accompanying balance sheets of Enerpulse, Inc. (the “Company”) as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enerpulse, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the financial statements, the Company has restated the financial statements and notes to retroactively give effect to the recapitalization of the reverse merger transaction which occurred on September 4, 2013.

/s/ GHP HORWATH, P.C.

Denver, Colorado
September 10, 2013 (December 27, 2013 as to the effects of the recapitalization presentation as described in Note 1)

ENERPULSE, INC.

  BALANCE SHEETS
Years Ended December 31, 2012 and 2011

	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$1,116,870	$1,089,026
Accounts receivable	160,982	280,303
Other receivables	23,380	—
Inventory	272,444	291,895
Other current assets	9,350	13,888
Total current assets	1,583,026	1,675,112
Property and equipment	1,067,329	977,968
Accumulated depreciation	(834,637)	(729,531)
Total property and equipment	232,692	248,437
Other Assets
Intangible assets, net of accumulated amortization of $70,243 and $48,916 in 2012 and 2011, respectively	321,396	274,336
Other assets	111,745	16,874
Total other assets	433,141	291,210
Total assets	$2,248,859	$2,214,759
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$245,994	$134,889
Accrued liabilities	286,378	77,129
Current portion of capital lease obligation	6,276	—
Current portion of notes payable	171,270	117,053
Total current liabilities	709,918	329,071
Long-Term Liabilities
Capital lease obligation, net of current portion	16,049	—
Notes payable, net of current portion	386,973	549,218
	403,022	549,218
Total liabilities	1,112,940	878,289
Commitments and Contingencies
Stockholders' Equity
Preferred Stock, 10,000,000 shares authorized; no shares issued and outstanding; $0.001 par value (Note 1)	—	—
Common Stock, 100,000,000 shares authorized; 7,194,910 and 5,970,935 shares issued and outstanding in 2012 and 2011, respectively; $0.001 par value (Note 1)	7,195	5,971
Additional paid-in capital (Note 1)	20,744,750	18,042,711
Note receivable, related party	(200,072)	—
Accumulated deficit	(19,415,954)	(16,712,212)
Total stockholders' equity	1,135,919	1,336,470
Total liabilities and stockholders' equity	$2,248,859	$2,214,759

The accompanying notes are an integral part of these financial statements.

ENERPULSE, INC.

STATEMENTS OF OPERATIONS
Years Ended December 31, 2012 and 2011

	2012	2011
Sales	$719,629	$825,830
Cost of sales	416,839	515,021
Gross profit	302,790	310,809
Selling, general and administrative expenses	2,706,390	2,440,298
Loss from operations	(2,403,600)	(2,129,489)
Other Income (Expense)
Interest income	1,312	2,982
Interest expense	(301,559)	—
Gain on sale/disposal of assets	—	22,906
Other income (expense)	105	(288)
Total other (expense) income	(300,142)	25,600
Net loss	$(2,703,742)	$(2,103,889)
Net loss per share – basic and diluted (Note 1)	$(0.43)	$(0.38)
Weighted average number of common shares outstanding – basic and diluted (Note 1)	6,230,403	5,523,479

The accompanying notes are an integral part of these financial statements.

ENERPULSE, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 2012 and 2011

	Common Stock		Additional paid-in capital	Note receivable, related party	Accumulated deficit	Total
	Shares	Amount
	(Note 1)	(Note 1)	(Note 1)			(Note 1)
Balances, December 31, 2010	4,964,399	$4,965	$16,234,643	$—	$(14,608,323)	$1,631,285
Issuance of common stock, net of offering costs	875,249	875	1,807,727	—	—	1,808,602
Issuance of common stock for settlement of offering costs	131,287	131	341	—	—	472
Net loss	—	—	—	—	(2,103,889)	(2,103,889)
Balances, December 31, 2011	5,970,935	5,971	18,042,711	—	(16,712,212)	1,336,470
Issuance of common stock, net of offering costs	679,094	679	1,447,630	—	—	1,448,309
Issuance of common stock in exchange for note receivable, related party, including interest of $1,250	87,009	87	198,735	$(200,072)	—	(1,250)
Conversion of notes payable and accrued interest to common stock	457,872	458	1,015,674	—	—	1,016,132
Stock based compensation expense	—	—	40,000	—	—	40,000
Net loss	—	—	—	—	(2,703,742)	(2,703,742)
Balances, December 31, 2012	7,194,910	$7,195	$20,744,750	$(200,072)	$(19,415,954)	$1,135,919

The accompanying notes are an integral part of these financial statements.

ENERPULSE, INC.

STATEMENTS OF CASH FLOWS
December 31, 2012 and 2011

	2012	2011
Cash Flows From Operating Activities
Net loss	$(2,703,742)	$(2,103,889)
Adjustments to reconcile net loss to net cash used by operating activities
Amortization	21,328	17,255
Depreciation	105,106	150,155
Gain on sale/disposal	—	(22,906)
Beneficial conversion feature on notes payable	254,000	—
Stock based compensation	40,000	—
Accrued interest on convertible notes payable	12,132	—
Changes in operating assets and liabilities
Accounts receivable	95,941	(89,521)
Other current assets	3,288	34,086
Inventory	19,451	89,459
Accrued liabilities	320,355	108,739
Rental deposit	(94,871)	(9,064)
Net cash used by operating activities	(1,927,012)	(1,825,686)
Cash Flows From Investing Activities
Purchase of property and equipment	(67,037)	(9,042)
Proceeds from sale of equipment	—	9,100
Purchase of patents	(68,388)	(74,029)
Net cash used by investing activities	(135,425)	(73,971)
Cash Flows From Financing Activities
Proceeds from notes payable	750,000	500,000
Payments on notes payable	(108,028)	—
Proceeds from issuance of common stock	1,448,309	1,809,074
Net cash provided by financing activities	2,090,281	2,309,074
Net increase in cash and cash equivalents	27,844	409,417
Cash and cash equivalents at beginning of year	1,089,026	679,609
Cash and cash equivalents at end of year	$1,116,870	$1,089,026
Supplement cash flow information:
Cash paid for interest	$41,359	$—

Non-cash investing and financing activities:

During the year-ended December 31, 2012, the Company received a note from a related party for $198,822 in exchange for common stock.
During the year-ended December 31, 2012, the Company purchased equipment with a capital lease for $22,325.
During the year ended December 31, 2012, convertible notes and accrued interest totaling $762,132 were converted into common stock.

The accompanying notes are an integral part of these financial statements.

ENERPULSE, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2012 and 2011

1. Organization, Basis of Presentation, and Management’s Plans

Organization.  Enerpulse, Inc. (the “Company” or “Enerpulse”) was incorporated in the state of Delaware on January 20, 2004. The Company engages in the design, development, manufacturing and marketing of an energy and efficiency enhancing product in the automotive industry. Company headquarters are located in Albuquerque, New Mexico.

Basis of Presentation.  On September 4, 2013, the Company’s shareholders transferred 100% of the outstanding shares of the Company to L2 Medical Development Company (now known as Enerpulse Technologies, Inc.) (“L2 MDC”), a publicly traded US shell company, in exchange for 7,646,780 shares of common stock of L2 MDC (the “Merger”), equal to 93.5% of the issued and outstanding shares of L2 MDC on a fully diluted basis, after giving effect to the conversion of all of Enerpulse’s outstanding preferred stock. In addition, a convertible note automatically converted into 686,725 shares of L2 MDC common stock and a warrant to purchase 87,500 shares of common stock on the date of the Merger.

The Merger was accounted for as a reverse acquisition and a recapitalization of Enerpulse. Enerpulse is the acquirer for accounting purposes and L2 MDC is treated as the acquired company. As a result of the Merger, Enerpulse’s historical financial statements for the periods prior to the acquisition have been retroactively restated for, and give effect to, the number of shares received in the Merger. The accumulated deficit of Enerpulse was carried forward after the acquisition.

Net Loss Per Share.  Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. The weighted average number of shares used to compute diluted net loss per share excludes any assumed exercise of stock options and warrants as the effect would be antidilutive. Common stock equivalents of 2.0 million and 1.3 million for the years ended December 31, 2012 and 2011, respectively, were excluded from the calculation because of their antidilutive effect. Net loss per share amounts have been retroactively restated to reflect the equivalent number of shares received pursuant to the Merger by the Enerpulse shareholders.

Management’s Plans.  The Company reported a net loss of approximately $2,704,000 and $2,104,000, respectively for the years ended December 31, 2012 and 2011 and anticipates a net loss for 2013. Management’s plans are to secure additional funding to cover working capital needs until positive cash flow from operations occurs, which is anticipated to commence in 2014. The Company has a history of securing funding from various venture capital firms (approximately $21 million) since 2004. In August 2013, the Company raised $1,750,000 in exchange for a convertible promissory note which is expected to fund the Company through the end of 2013 and through the first quarter of 2014.

2. Summary of Significant Accounting Policies

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents.  For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Concentrations of Credit Risk.  The Company, in the ordinary course of business, may maintain bank balances in excess of the Federal Deposit Insurance Corporation’s (FDIC) insurance limits. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

ENERPULSE, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2012 and 2011

2. Summary of Significant Accounting Policies  – (continued)

Accounts Receivable.  Accounts receivable represent the amount billed to, but uncollected from customers. Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying past due accounts. Accounts receivable are written off when deemed uncollectible. A receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. No allowance was considered necessary as of December 31, 2012 and 2011. No interest is charged on late accounts.

Revenue Recognition.  The Company recognizes revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the sales price is fixed or determinable; and (4) collectability is reasonably assured. This generally occurs upon shipment to the customer. Substantially all of the Company’s revenue is generated from direct sales of its product to the automotive and powersports aftermarkets.

Fair Value Measurements.  The carrying value of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to their short maturities. The carrying value of long-term debt approximates fair value as the interest rates on the outstanding borrowings are at rates that approximate market rates for borrowings with similar terms and maturities. The carrying amounts of receivables from related-parties are not practicable to estimate based on the related party nature of the underlying transactions.

Fair Value of Financial Instruments.  The Company accounts for financial instruments utilizing a framework for measuring fair value in generally accepted accounting principles. To increase consistency and comparability in fair value measurements, a fair value hierarchy is used that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 — observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 — assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment. There were no financial assets or liabilities measured at fair value, with the exception of cash and cash equivalents as of December 31, 2012 and 2011.

Inventory.  Inventory is stated at the lower of cost or market and consists of various ignition components, high voltage cables, spark plugs, and high voltage capacitors. Inventory is separated by raw goods, work in progress, and finished goods. The inventory cost method is first-in, first-out. Indirect overhead and indirect labor are allocated on a per unit basis during the work in progress and finished goods stage of production. The Company monitors inventory for turnover and obsolescence, and records a reserve for excess and obsolete inventory as deemed necessary. As of December 31, 2012 and 2011, the Company had recorded a reserve of approximately $8,000 and $10,200, respectively.

ENERPULSE, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2012 and 2011

2. Summary of Significant Accounting Policies  – (continued)

Property and Equipment.  Property and equipment are carried at cost. Depreciation of property and equipment is charged to operations over the estimated useful lives of the assets based on the following useful lives:

Software	3 years
Vehicles	5 years
Equipment	5 – 10 years
Leasehold improvements	7 years
Furniture and fixtures	7 years

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, and leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets. Property and equipment are not depreciated/amortized until placed in service. Upon retirement or disposal of assets, the accounts are relieved of cost and accumulated depreciation and the related gain or loss is reflected in earnings.

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation expense totaled $105,106 and $150,155 for the years ended December 31, 2012 and 2011, respectively.

Intangible Assets.  Intangible assets subject to amortization include trademarks and patents which are being amortized on a straight-line basis over the shorter of their legal lives or estimated economic life. Intangible assets are recorded at a cost of $391,639 and $323,252 as of December 31, 2012 and 2011, respectively. Amortization expense was $21,328 and $17,255 for the years ended December 31, 2012 and 2011, respectively. As of December 31, 2012, future amortization expense for intangible assets is estimated to be approximately $23,100 for each of the years ending December 31, 2013 through 2017, and approximately $205,900 in years thereafter.

Impairment of long-lived assets.  Management reviews and evaluates long lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Recoverability is measured by comparing the total estimated future cash flows on an undiscounted basis to the carrying amount of the assets. If such assets are considered to be impaired, an impairment loss is measured and recorded based on the amount that carrying value exceeds discounted estimated future cash flows. Management’s estimates of future cash flows are based on numerous assumptions, and it is possible that actual future cash flows will be significantly different than the estimates, which are subject to significant risks and uncertainties. Management believes there is no impairment to long lived assets as of December 31, 2012 and 2011.

Research and Development.  Research and development costs are charged to operations when incurred and are included in selling and administrative expenses. The amounts charged for the years ended December 31, 2012 and 2011 amounted to $159,883 and $226,362, respectively.

Income Taxes.  Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending on the classification of the assets or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The Company is no longer subject to U.S. federal, state, and local income tax examinations by tax authorities for years before 2009.

ENERPULSE, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2012 and 2011

2. Summary of Significant Accounting Policies  – (continued)

The Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. As of December 31, 2012 and 2011, no liabilities for uncertain tax positions have been recorded.

Advertising.  The Company expenses advertising and marketing costs as incurred. Advertising expense was $77,266 and $102,218 for the years ended December 31, 2012 and 2011, respectively. Marketing expense was $21,502 and $30,853 for the years ended December 31, 2012 and 2011, respectively.

Shipping and Handling Costs.  Total customer shipping and handling expenses of $30,709 and $34,231 were included in selling, general and administrative expenses for the years ended December 31, 2012 and 2011, respectively.

Stock-Based Compensation.  The Company accounts for stock options to employees and nonemployee board members based on the estimated fair value at the date of the grant of the option. The Company measures the cost of employee services received in exchange for stock options based on the grant date fair value of the award and recognizes the cost over the period the employee is required to provide services for the award.

The Company generally utilizes the Black-Scholes option-pricing model to determine fair value of stock option awards. Key assumptions include applicable volatility rates, risk-free interest rates and the instrument’s expected remaining life. These assumptions require significant management judgment.

Warranties.  The Company warrants its products against defects in design, materials, and workmanship, generally for four years on average. A provision for estimated future costs relating to warranty expense is considered immaterial to the overall financial statements and therefore is recorded when warranty cost is incurred. Warranty expense totaled $26,508 and $8,653 for the years ended December 31, 2012 and 2011, respectively.

New Accounting Pronouncements.  From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Based (FASB) that are adopted by the Company as of the specified effective date. Management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption.

Subsequent Events.  Subsequent events were evaluated through September 10, 2013, which is the date the financial statements were available to be issued. See Note 16.

3. Inventory

Inventory consists of the following:

	2012	2011
Raw materials	$178,485	$149,313
Work in process	18,564	6,895
Finished goods	75,395	135,687
Total inventory	$272,444	$291,895

ENERPULSE, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2012 and 2011

4. Property and Equipment

Property and Equipment consists of the following:

	2012	2011
Vehicles	$91,652	$55,069
Software and equipment	715,172	662,394
Furniture and fixtures	17,153	17,153
Leasehold improvements	243,352	243,352
Total property and equipment	$1,067,329	$977,968

5. Long-Term Debt

Long-term debt consists of the following:

	2012	2011
D. Wood Holdings, LLC, payable without interest (interest imputed at 1.71%); unsecured; due on demand; refinanced on September 5, 2013 to extend the maturity date to September 5, 2016, with an annual interest rate equal to the Federal Funds Rate (as announced by the Federal Reserve Bank of New York); as a result of this refinancing this loan has been classified as a long term liability as of December 31, 2012	$131,279	$131,279
Spark Assembly, LLC, payable without interest (interest imputed at 1.71%); unsecured; refinanced on September 5, 2013 to extend the maturity date to September 5, 2016, with an annual interest rate equal to the Federal Funds Rate (as announced by the Federal Reserve Bank of New York); as a result of this refinancing this loan has been classified as a long term liability as of December 31, 2012	34,992	34,992
New Mexico Community Development Loan Fund, payable with interest at 8.0%; monthly payments of $690, due March of 2015, note is secured by vehicle	16,972	—
Silicon Valley Bank, term loan with interest at 2.5% above the bank’s prime rate, 5.75% at December 31, 2012; payable in interest only for the first three months, then principal and interest payments in 36 equal monthly installments beginning in April of 2012, secured by various collateral as described in security agreement; repaid in full in August 2013 in connection with $1.75 million debt financing, See Note 16	375,000	500,000
	558,243	666,271
Current portion	171,270	117,053
Long-term portion	$386,973	$549,218

ENERPULSE, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2012 and 2011

5. Long-Term Debt  – (continued)

Principal maturities on installment debt are as follows:

2013	$171,270
2014	181,575
2015	39,127
2016	166,271
Total	$558,243

The term loan with Silicon Valley Bank requires the Company to maintain various operating and financial covenants, including an adjusted quick ratio covenant. Failure to comply with these covenants may result in the bank declaring any of its loans to be due and payable in full. As of December 31, 2012, the Company was in compliance with these covenants.

6. Convertible Debt

In June 2012, the Company received financing in the amount of $750,000 in exchange for convertible notes that were convertible into common stock of the Company. Interest was compounded annually at a rate of 8% and was due with principal in October 2012 upon the maturity of the notes. In October 2012, the notes and accrued interest of $12,132 were converted to common stock at a conversion price of $1.66 per share, resulting in the issuance of 457,872 shares of common stock. The notes were convertible at 75% of the price per share at which shares of the common stock were sold pursuant to a qualified offering, as defined in the convertible note agreements. Upon conversion, the Company recorded $254,000 of additional interest expense which was equal to the intrinsic value of the beneficial conversion feature. See Note 10.

7. Operating Leases

In February 2012, the Company entered into a two-year lease for an office, expiring on February 28, 2014. The lease took effect in March 2012 and has a monthly rent of $3,750. Rent expense was $45,000 and $80,888 (under the prior office lease) for the years ended December 31, 2012 and 2011, respectively. The Company pays property taxes on the property leased. Property tax expense was $12,241 and $13,743 for the years ended December 31, 2012 and 2011, respectively. Future minimum lease payments are $45,000 for 2013 and $7,500 for 2014, respectively.

An eight-month lease on an apartment was entered into in June 2011 for the Company’s Chief Executive Officer. The lease was renewed for an additional eight months through September 2012, and then in October 2012 it was renewed for a seven-month term. Rent expense was $15,750 and $8,952 for the years ended December 31, 2012 and 2011, respectively.

8. Capital Lease

In December 2012, the Company entered into a long-term capital lease for equipment with a principal amount of $22,325, with payments beginning in January 2013. Monthly installments are $788, including principal and interest at an imputed rate of 16.28%. Depreciation of $398 was recorded in 2012 based on the date the equipment was placed in service. Current principal payments are $6,276, and long-term principal payments are $16,049 as of December 31, 2012.

ENERPULSE, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2012 and 2011

8. Capital Lease  – (continued)

Future minimum lease payments under the capital lease are payable in future years as follows:

2013	$9,456
2014	9,456
2015	9,456
Net minimum lease payments	28,368
Less amounts representing interest	(6,043)
Capital lease obligation payable	$22,325

9. Income Taxes

The Company is a successor as a result of a tax-free reorganization from the 2004 merger of Enerpulse, Inc., a Florida corporation, into Enerpulse, Inc. a Delaware corporation. As such, the pre-merger net operating loss carryovers applicable to the predecessor corporation will carryforward for tax purposes to the successor corporation. The tax loss carryforward at December 31, 2012 available to the Company is estimated to be approximately $18.5 million for federal and approximately $12.6 million for state purposes. Federal net operating loss carry forwards expire through 2032 and state net operating loss carry forwards expire through 2017.

A reconciliation of the statutory Federal income tax rate to the Company’s effective income tax rate applied to the pre-tax income from continuing operations is as follows:

	Year ended December 31,
	2012	%	2011	%
Computed “expected” tax	$919,272	34%	$715,322	34%
State income taxes, net of Federal income tax effect	135,187	5%	105,194	5%
Permanent differences and other	(217,222)	(8)%	(3,185)	—
Change in valuation allowance	(837,237)	(31)%	(817,331)	(39)%
	$—	—	$—	—

Deferred tax assets and liabilities represent the future impact of temporary differences between the financial statement and tax bases of assets and liabilities and are as follows:

	Year ended December 31,
	2012	2011
Deferred tax assets:
Net operating loss (NOL) carry forwards	$6,911,195	$6,179,029
Accrued liabilities	97,109	6,816
Inventory reserves	3,138	3,993
Stock based compensation	15,600	—
Total deferred tax assets	7,027,042	6,189,838
Deferred tax liabilities:
Depreciation and amortization	(27,756)	(27,789)
Total deferred tax liabilities	(27,756)	(27,789)
Valuation allowance	(6,999,286)	(6,162,049)
Net deferred tax assets	$—	$—

ENERPULSE, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2012 and 2011

9. Income Taxes  – (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has provided a valuation allowance of 100% of its net deferred tax assets due to the uncertainty of generating future profits that would allow for the realization of such deferred tax assets.

Pursuant to United States Internal Revenue Code Section 382, since the Company underwent an ownership change, the NOL carry-forward limitations impose an annual limit on the amount of the taxable income that may be offset by the Company’s NOL generated prior to the ownership change. Therefore, the Company may be unable to use a significant portion of its NOL to offset future taxable income.

10. Capital Stock

The Company has two classes of capital stock, common and preferred, both of which have a $0.001 par value. The Company is authorized to issue 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

In 2011, 875,249 shares of common stock, along with warrants to purchase 437,624 shares of common stock (See Note 11), were issued to various investors for cash proceeds at $2.29 per share, or $2,000,000. Direct costs associated with the issuance of stock were netted against the proceeds of the offering.

In 2011, 131,287 shares of common stock were issued for the settlement of offering costs of $300,000.

In 2012, 87,009 shares of common stock were issued to a related party at $2.29 per share in exchange for a note receivable of $198,822. See Note 12.

In 2012, 1,136,966 shares of common stock along with warrants to purchase 508,516 shares of common stock (See Note 11) were issued to various investors. Of this amount, 679,094 shares and 339,547 warrants were issued for cash proceeds at $2.22 per share, and 457,872 shares and 168,969 warrants were issued in exchange for the conversion of notes payable and accrued interest at $1.66 per share. Direct costs associated with the issuance of stock were netted against the proceeds of the offering.

Dividends.  The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company other than dividends on shares of common stock payable in shares of common stock.

11. Warrants

In January 2007, the Company issued 35,514 warrants to investors to purchase common stock at an exercise price of $5.63 per share. The warrants were issued in connection with an offering of common stock to the same investors that purchased the shares of common stock for cash and vested upon the closing of the financing from the investors. The warrants expire in 10 years from the date of their issuance.

In November 2009 and February 2010, the Company issued 416,724 and 99,220 warrants, respectively, to investors to purchase common stock at an exercise price of $2.01 per share. The warrants were issued in connection with offerings of common stock to the same investors that purchased the shares of common stock for cash and vested upon the closing of the financings from the investors. The warrants expire in 10 years from the dates of their issuance.

In May 2011, the Company issued 437,624 and 6,566 (total of 444,190) warrants to investors to purchase common stock at an exercise price of $2.74 and $2.28 per share, respectively. The 437,624 warrants were issued in connection with the common stock offering to the same investors that purchased the shares of common stock for cash and vested upon the closing of the financing from the investors. The warrants expire in 10 years from the date of their issuance. The 6,566 warrants were issued to Silicon Valley Bank in connection with a debt financing and expire in 10 years from the date of their issuance. The fair value of these warrants was determined to be nominal.

ENERPULSE, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2012 and 2011

11. Warrants  – (continued)

In October 2012, the Company issued 508,516 warrants to investors to purchase common stock at an exercise price of $2.66 per share. These warrants were issued in connection with the common stock offering to the same investors that purchased the shares of common stock for cash and vested upon the closing of the financing from the investors. The warrants expire in 10 years from their issuance.

12. Stock Based Compensation

The Company provides stock-based compensation to employees, directors and consultants, under the Company’s 2007 Stock Option Plan (the “Plan”). The number of shares reserved under the Plan as of December 31, 2012 is 539,209. The Company estimates the fair value of the share-based awards on the date of grant using the Black-Scholes option-pricing model. Using the Black-Scholes model, the value of the award that is ultimately expected to vest is recognized over the requisite service period in the statement of operations. Option forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company attributes compensation to expense using the straight-line single option method for all options granted.

The Company’s determination of the estimated fair value of share-based payment awards on the date of grant is affected by the following variables and assumptions:

•	Estimated option term — based on historical experience with existing option holders; if no historical experience exists, the Company utilizes the simplified method of determining the option term by dividing the sum of the contractual term and vesting term by two;
•	Estimated dividend rates — based on historical and anticipated dividends over the estimated life of the option;
•	Risk-free interest rates — with maturities that approximate the expected life of the options granted;
•	Estimated stock price volatility — calculated over the expected life of the options granted, which is calculated based on the historical stock price volatility of publicly-traded companies that operate a similar industry to that of the Company,

The Company utilized assumptions in the estimation of the fair value of stock options granted for the year ended December 31, 2012 as follows: estimated option term of 2 to 6.5 years; estimated dividend rate of 0%; estimated risk-free interest rate of 1 to 2.5%; and estimated stock price volatility of 60%. Stock options granted prior to 2012 were determined to have a nominal value at the dates of grant.

ENERPULSE, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2012 and 2011

12. Stock Based Compensation  – (continued)

The following is a summary of stock option activity:

	Shares	Exercise Price
Outstanding at
January 1, 2011	270,673	$0.91 – 1.01
Granted	106,947	$1.01
Exercised	—	—
Forfeited	(29,831)	$2.51
Outstanding at
December 31, 2011	347,789	$0.91 – 1.01
Granted	134,243	$0.91 – 1.01
Exercised	—	—
Forfeited	(6,762)	$1.81
Outstanding at
December 31, 2012	475,270	$0.91 – 1.01

Summarized information about stock options outstanding as of December 31, 2012 is as follows:

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.91 – 1.01	475,270	2.16	$0.91	180,200	$0.91

A summary of status of the Company’s non-vested stock options for the year ended December 31, 2012 is as follows:

	Nonvested Shares Under Option	Weighted Average Grant Date Fair Value
Non-vested at January 1, 2012	211,259	$0.27
Granted	134,243	$0.51
Vested	(50,432)	$0.35
Forfeited	—	$—
Non-vested at December 31, 2012	295,070	$0.37

As of December 31, 2012, the intrinsic value of outstanding and exercisable stock options was zero.

In July 2012, the Company approved the modification of all then outstanding options to reduce the exercise price to $0.91 per option. The modification of the terms of these options resulted in incremental compensation expense of approximately $22,000, which has been recorded in 2012.

In 2012, the Company issued 134,243 stock options to employees to purchase shares of common stock at exercise prices of $0.91 – $1.01 per option. The options vest over a three year period.

The Company recorded compensation expense related to employee stock options of $18,000 for the year ended December 31, 2012. The total fair value of stock options that vested during the year ended December 31, 2012 was nominal. As of December 31, 2012, the Company had $93,000 of unrecognized compensation cost related to stock options that is to be recognized over a weighted average period of 2.45 years.

ENERPULSE, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2012 and 2011

13. Related Party Transactions

On May 1, 2012, the Company received a note receivable from an owner for $198,822 in exchange for 87,009 shares of common stock. The note is due on May 1, 2018 and carries interest at a variable rate according to the Applicable Federal Rate (0.95% as of December 31, 2012). The note is unsecured.

The Company has recorded interest income of $1,250 related to the promissory note for the year ended December 31, 2012. The receivable (which includes accrued interest) has been classified as a reduction of stockholders’ equity on the balance sheet as of December 31, 2012. The owner has not yet repaid this note to the Company.

14. Concentrations

The credit risk for customer accounts is concentrated because the balances due from two of the Company's customers comprise approximately 86% of the total carrying amount of accounts receivable at December 31, 2012, and three customers comprise approximately 77% of the carrying amount of accounts receivable at December 31, 2011. In addition, two customers comprise approximately 42% and 44% of total revenue for the years ended December 31, 2012 and 2011, respectively.

The risk related to vendor accounts is concentrated because the balances due to three of the Company's vendors comprise approximately 62% and 54% of the total carrying amount of accounts payable at December 31, 2012 and 2011, respectively. In addition, two vendors comprise approximately 69% and 66% of total purchases for the years ended December 31, 2012 and 2011, respectively.

15. Non-Qualified Deferred Compensation Plan

On October 1, 2011, the Company entered into a grantor Rabbi Trust Agreement (the “Trust”) under a Nonqualified Deferred Compensation Plan (the “NDC Plan”) to establish a contract for the payment of deferred compensation. The bank holds the investments and is also the trustee. It is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the NDC Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974.

The Trust assets are subject to the claims of the creditors of the Company in the event of the Company’s insolvency. All administrative fees of the Trust are paid by the Company. The NDC Plan is an elective plan whereby the participants may elect to defer compensation into the NDC Plan. At the discretion of the Company, additional deposits may be made by the Company for the NDC Plan participants. Upon certain distributable events, the participants of the NDC Plan may receive benefit payments, but the NDC Plan is not guaranteed. Compensation of $151,308 was elected to be deferred by NDC Plan participants during the year ended December 31, 2011. During the year ended December 31, 2011, the Company transferred $5,000 to the Trust. The Company’s books do not reflect a liability for the deferred compensation due to the nature of the contingency contained in the NDC Plan agreement. There was no additional funding during the year ended December 31, 2012.

ENERPULSE, INC.

NOTES TO FINANCIAL STATEMENTS
December 31, 2012 and 2011

15. Non-Qualified Deferred Compensation Plan  – (continued)

The assets held in the Trust under the NDC Plan as of December 31, 2012 and 2011 are as follows:

	Cost	Gross Cumulative Unrealized Gains	Gross Cumulative Unrealized Losses	Fair Market Value
Cash	$5,000	—	—	5,000

16. Subsequent Events

In March 2013, the Company sold 451,871 shares of common stock for cash proceeds of $1,010,000 along with warrants to purchase 225,936 shares of common stock at an exercise price of $2.22 per warrant.

In August 2013, the Company received $1,750,000 through the issuance of a senior convertible promissory note (the “Convertible Note”) to a third party investor (the “Holder”). The Convertible Note bears interest at a rate of 8% per annum and is due in full on the earlier of July 1, 2014 or the closing date of a change in control of the Company, unless earlier converted into common stock of the Company. If the Company’s securities become publicly traded (the “IPO”), then the Convertible Note, including all accrued unpaid interest, is to automatically convert into common stock of the Company on the first day of the IPO at a conversion price equal to 85% of the price per share at which the securities are sold in the IPO. In addition, the Holder is to receive warrant coverage equal to 15% of the principal amount of Convertible Note upon the first day of the IPO. The warrant is to be issued at a strike price equal to the per share price at which the securities are sold in the IPO and are to expire five years from the date of issue. If, prior to an IPO occurring, a change of control takes place, then the Holder has the option to convert the Convertible Note, including all accrued unpaid interest, in shares of the Company’s common stock at a conversion price of 85% of the original price per share paid for the common stock. In connection with the Merger discussed in Note 1, the Convertible Note automatically converted into 686,725 shares of common stock and a warrant to purchase 87,500 shares of common stock.

In consideration for entering into the Convertible Note, the Company granted the Holder the sole and exclusive right to market, for the purpose of sale, certain of its products (PCI plugs designed for natural gas fueled internal combustion engines) in all countries of North America.

ENERPULSE TECHNOLOGIES, INC.

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

ENERPULSE TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012 (Note 1)
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,105,991	$1,116,870
Accounts receivable	103,680	160,982
Other receivables	—	23,380
Inventory	308,008	272,444
Other current assets	3,712	9,350
Total current assets	1,521,391	1,583,026
Intangible assets, net of accumulated amortization	371,879	321,396
Property and equipment, net of accumulated depreciation	159,224	232,692
Other long-term assets	11,560	111,745
Total assets	$2,064,054	$2,248,859
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$392,413	$245,994
Accrued expenses	165,670	286,378
Current portion of capital lease obligation	7,085	6,276
Current portion of notes payable	—	171,270
Total current liabilities	565,168	709,918
Long-Term Liabilities
Capital lease obligation, net of current portion	9,701	16,049
Notes payable, net of current portion	166,284	386,973
	175,985	403,022
Total liabilities	741,153	1,112,940
Commitments and Contingencies
Stockholders' Equity
Preferred Stock, 10,000,000 shares authorized; no shares issued and outstanding; $0.001 par value	—	—
Common Stock, 100,000,000 shares authorized; 8,863,668 and 7,194,910 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively; $0.001 par value	8,864	7,195
Additional paid-in capital	24,010,354	20,744,750
Note receivable, related party	(200,072)	(200,072)
Accumulated deficit	(22,496,245)	(19,415,954)
Total stockholders' equity	1,322,901	1,135,919
Total liabilities and stockholders' equity	$2,064,054	$2,248,859

See notes to accompanying unaudited consolidated financial statements.

ENERPULSE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2013	2012	2013	2012
Sales	$102,133	$184,238	$378,131	$610,830
Cost of sales	81,913	104,657	288,398	343,452
Gross profit	20,220	79,581	89,733	267,378
Selling, general and administrative expenses	1,176,890	510,955	2,678,950	1,730,743
Loss from operations	(1,156,670)	(431,374)	(2,589,217)	(1,463,365)
Other expense	(479,010)	(272,896)	(491,074)	(286,703)
Net loss	$(1,635,680)	$(704,270)	$(3,080,291)	$(1,750,068)
Net loss per share (basic and diluted)	$(0.20)	$(0.12)	$(0.40)	$(0.29)
Weighted average of shares outstanding (basic and diluted)	7,990,684	6,057,943	7,615,361	6,009,817

See notes to accompanying unaudited consolidated financial statements.

ENERPULSE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
NINE MONTHS ENDED SEPTEMBER 30, 2013
(Unaudited)

	Common stock		Additional paid-in capital	Note receivable, related party	Accumulated deficit	Total
	Shares	Amount
Balances, December 31, 2012 (Note 1)	7,194,910	$7,195	$20,744,750	$(200,072)	$(19,415,954)	$1,135,919
Issuance of stock, net of offering costs	451,871	452	1,009,548	—	—	1,010,000
Issuance of warrants in connection with convertible note	—	—	90,000	—	—	90,000
Effect of reverse merger adjustment	530,612	531	(531)	—	—	—
Conversion of convertible notes payable, including beneficial conversion feature	686,275	686	2,139,314	—	—	2,140,000
Stock based compensation expense	—	—	27,273	—	—	27,273
Net loss	—	—	—	—	(3,080,291)	(3,080,291)
Balances, September 30, 2013	8,863,668	$8,864	$24,010,354	$(200,072)	$(22,496,245)	$1,322,901

See notes to accompanying unaudited consolidated financial statements.

ENERPULSE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months ended September 30,
	2013	2012
Cash Flows From Operating Activities
Net loss	$(3,080,291)	$(1,750,068)
Adjustments to reconcile net loss to net cash used by operating activities
Stock based compensation	27,273	31,000
Amortization	19,357	14,303
Depreciation	61,110	72,911
Gain on sale/disposal	(13,782)	—
Beneficial conversion feature and amortization of warrants on notes payable	480,000	254,000
Interest on convertible notes payable	—	12,132
Changes in operating assets and liabilities
Accounts receivable	57,302	32,879
Inventory	(35,564)	6,895
Accounts payable	146,419	(22,422)
Accrued expenses	(120,708)	(10,929)
Other	129,203	(966)
Net cash used by operating activities	(2,329,681)	(1,360,265)
Cash Flows From Investing Activities
Purchase of property and equipment	(13,860)	(58,645)
Proceeds from sale of equipment	40,000	—
Purchase of intangible assets	(69,840)	(55,762)
Net cash used by investing activities	(43,700)	(114,407)
Cash Flows From Financing Activities
Proceeds from (accrued costs of) issuance of stock	1,010,000	(6,203)
Proceeds from convertible notes payable	1,750,000	750,000
Payments on notes payable	(397,498)	(86,642)
Proceeds from notes payable	—	22,000
Net cash provided by financing activities	2,362,502	679,155
Net decrease in cash and cash equivalents	(10,879)	(795,517)
Cash and cash equivalents at beginning of period	1,116,870	1,089,026
Cash and cash equivalents at end of period	$1,105,991	$293,509
Supplement cash flow information:
Cash paid for interest	$24,856	$20,737
Noncash investing and financing activities:
Exchange of convertible notes for common stock, including accrued interest	$1,750,000	$762,132
Note from related party in exchange for stock	$—	$198,922

See notes to accompanying unaudited consolidated financial statements.

ENERPULSE TECHNOLOGIES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 1 — Organization, Basis of Presentation and Management’s Plans

Organization

Enerpulse Technologies, Inc. was incorporated in the state of Nevada on May 3, 2010 and currently conducts its operations primarily through its wholly-owned subsidiary, Enerpulse, Inc. (collectively the “Company”). Enerpulse, Inc. (Enerpulse) was incorporated in the state of Delaware on January 20, 2004. The Company engages in the design, development, manufacturing and marketing of an energy and efficiency enhancing product in the automotive industry. Company headquarters are located in Albuquerque, New Mexico. All intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation

On September 4, 2013, Enerpulse’s shareholders transferred 100% of the outstanding shares of Enerpulse to L2 Medical Development Company (L2 MDC), a publicly traded US shell company, in exchange for 7,646,780 shares of common stock of L2 MDC (the “Merger”), equal to 93.5% of the issued and outstanding shares of L2 MDC on a fully diluted basis, after giving effect to the conversion of an all of Enerpulse’s outstanding preferred stock. In addition, a convertible note automatically converted into 686,725 shares of L2 MDC common stock and a warrant to purchase 87,500 shares of common stock on the date of the Merger.

The Merger was accounted for as a reverse acquisition and a recapitalization of Enerpulse. Enerpulse is the acquirer for accounting purposes and L2 MDC is treated as the acquired company. As a result of the Merger, Enerpulse’s historical financial statements for the periods prior to the acquisition have been retroactively restated for, and give effect to, the number of shares received in the Merger. The accumulated deficit of Enerpulse was carried forward after the acquisition.

Effective October 4, 2013, L2 MDC changed its name to Enerpulse Technologies, Inc.

The interim consolidated financial statements have been prepared by management without audit. Pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”), certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the financial statements and the notes thereto in Enerpulse’s annual financial statements as of and for the years ended December 31, 2012 and 2011 included elsewhere in this prospectus. In the unaudited consolidated interim financial statements, the same accounting policies, methods of computation, and presentation have been followed as were those applied in the December 31, 2012 financial statements.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

In the opinion of the management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position as of the interim date, and the results of operations, changes in stockholders’ equity, and cash flows, for the interim periods presented, have been made. The interim results are not necessarily indicative of the operating results for the full year or future periods.

Management’s Plans

The Company reported a net loss of approximately $3,080,000 for the nine months ended September 30, 2013 and anticipates a net loss for the remainder of 2013. Management’s plans are to secure additional funding to cover working capital needs until positive cash flow from operations occurs, which is anticipated to commence in 2014. The Company has a history of securing funding from various venture capital firms (approximately $23 million) since 2004. Also, in August 2013, the Company raised $1,750,000 in exchange for a convertible note, which is expected to fund the Company through the end of 2013 and through the first quarter of 2014.

ENERPULSE TECHNOLOGIES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 2 — Summary of Significant Accounting Policies

Fair Value Measurements

The carrying value of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to their short maturities. The carrying value of the capital lease obligations and debt approximates fair value as the interest rates on the outstanding borrowings are at rates that approximate market rates for borrowings with similar terms and maturities. The carrying amounts of receivables from related-parties are not practicable to estimate based on the related party nature of the underlying transactions.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represent the amount billed to, but uncollected from customers. Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying past due accounts. Accounts receivable are written off when deemed uncollectible. A receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. No allowance was considered necessary as of September 30, 2013 and December 31, 2012. No interest is charged on late accounts. No amounts were written off during the three months and nine months ended September 30, 2013 and 2012. For both the three months and nine months ended September 30, 2013 and 2012, three and two customers, respectively, individually accounted for more than 10% of sales. As of September 30, 2013 and December 31, 2012, one and two customers, respectively, individually accounted for more than 10% of accounts receivable.

Revenue Recognition

The Company recognizes revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the sales price is fixed or determinable; and (4) collectability is reasonably assured. This generally occurs upon shipment to the customer. Substantially all of the Company’s revenue is generated from direct sales of its product to the automotive and powersports after markets.

Intangible Assets

Intangible assets subject to amortization include trademarks and patents which are being amortized on a straight-line basis over the shorter of their legal lives or estimated economic life. Intangible assets are recorded at a cost of $461,479 and $391,639 as of September 30, 2013 and December 31, 2012, respectively. Amortization expense was $7,506 and $4,768, for the three months ended September 30, 2013 and 2012, respectively, and $19,357 and $14,303, for the nine months ended September 30, 2013 and 2012, respectively. For the next five years as of September 30, 2013, expected amortization expense is approximately $8,000 for the remainder of the year ending December 31, 2013, approximately $27,000 for each of the years ending December 31, 2014 through 2017, and approximately $256,000 in years thereafter.

Research and Development

Research and development costs are charged to operations when incurred and are included in selling and administrative expenses. The amounts recorded for the three months ended September 30, 2013 and 2012 amounted to $77,022 and $35,924, respectively, and $163,886 and $96,977, for the nine months ended September 30, 2013 and 2012, respectively.

ENERPULSE TECHNOLOGIES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 2 — Summary of Significant Accounting Policies  – (continued)

Net Loss Per Share

Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. The weighted average number of shares used to compute diluted net loss per share excludes any assumed exercise of stock options and warrants as the effect would be antidilutive. Common stock equivalents of 2.2 million and 1.4 million for the three months ended September 30, 2013 and 2012, respectively, were excluded from the calculation because of their antidilutive effect. Common stock equivalents of 2.1 million and 1.4 million for the nine months ended September 30, 2013 and 2012, respectively, were excluded from the calculation because of their antidilutive effect.

Recent Accounting Pronouncement

In July 2013, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update (ASU) No. 2013-11 “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” Under ASU 2013-11, an entity is required to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. If a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this guidance affects presentation only and, therefore, it is not expected to have a material impact on the Company's financial condition, results of operations or cash flows.

Note 3 — Inventory

Inventory is stated at the average cost (first in, first out) or market. Inventory consisted of the following:

	September 30, 2013	December 31, 2012
Raw materials	$240,614	$178,485
Work in process	8,060	18,564
Finished goods	59,334	75,395
Total inventory	$308,008	$272,444

Note 4 — Property and Equipment, Net

Property and equipment, net are as follows:

	September 30, 2013	December 31, 2012
Vehicles	$22,679	$91,652
Software and equipment	719,979	715,172
Furniture and fixtures	17,153	17,153
Leasehold improvements	252,406	243,352
	1,012,217	1,067,329
Less accumulated depreciation	(852,993)	(834,637)
Total property and equipment, net	$159,224	$232,692

ENERPULSE TECHNOLOGIES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 5 — Notes Payable

Notes payable are as follows:

	September 30, 2013	December 31, 2012
LWM, LLC, with an annual interest rate equal to the Federal Funds Rate (as announced by the Federal Reserve Bank of New York) for the first day of the calendar year, 1.0% at September 30, 2013; unsecured; due on September 5, 2016	$166,284	$—
D. Wood Holdings, LLC, payable without interest (interest imputed at 1.71%); unsecured; due on demand; refinanced on September 5, 2013 to extend the maturity date to September 5, 2016, with an annual interest rate equal to the Federal Funds Rate (as announced by the Federal Reserve Bank of New York)	—	131,279
Spark Assembly, LLC, payable without interest (interest imputed at 1.71%); unsecured; refinanced on September 5, 2013 to extend the maturity date to September 5, 2016, with an annual interest rate equal to the Federal Funds Rate (as announced by the Federal Reserve Bank of New York)	—	34,992
New Mexico Community Development Loan Fund, payable with interest at 8.0%; monthly payments of $690; due March of 2015; secured by vehicle	—	16,972
Silicon Valley Bank, term loan with interest at 2.5% above the bank’s prime rate, 5.75% at December 31, 2012; payable in interest only for the first three months, then principal and interest payments in 36 equal monthly installments beginning in April of 2012; secured by various collateral as described in security agreement	—	375,000
Total notes payable	166,284	558,243
Less current portion	—	171,270
Long-term portion	$166,284	$386,973

In June 2012, the Company received financing in the amount of $750,000 in exchange for convertible notes that were convertible into common stock of the Company. Interest was compounded annually at a rate of 8% and was due with principal in October 2012 upon the maturity of the notes. In October 2012, the notes and accrued interest of $12,132 were converted to 457,872 shares of common stock. Upon conversion, the Company recorded $254,000 of additional interest expense which was equal to the intrinsic value of the beneficial conversion feature.

In August 2013, the Company received $1,750,000 through the issuance of a convertible note (the “Convertible Note”) and a warrant to purchase 87,500 shares of common stock to a third party investor (the “Holder”). The Company estimated the fair value of the warrant using the Black-Scholes option-pricing model to be $90,000, which was amortized to interest expense during the three and nine months ended September 30, 2013. The Convertible Note bore interest at a rate of 8% per annum and was due in full on the earlier of July 1, 2014 or the closing date of a change in control of the Company, unless earlier converted into common stock of the Company. The warrant expires in 3 years from the date of its issuance. Pursuant to the terms of the Convertible Note, it automatically converted into common stock of the Company on the first day that the Company’s securities became publicly traded (the “IPO”) at a conversion price of 85% of the price per share at which securities are to be sold in the IPO. In conjunction with the reverse merger, the Convertible

ENERPULSE TECHNOLOGIES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 5 — Notes Payable  – (continued)

Note converted into 686,275 shares of common stock. Upon conversion, the Company recorded $390,000 of additional interest expense which was equal to the intrinsic value of the beneficial conversion feature.

In consideration for entering into the Convertible Note, the Company granted the Holder the sole and exclusive right to market, for the purpose of sale, certain of its products (PCI plugs designed for natural gas fueled internal combustion engines) in all countries of North America.

In August 2013, the Company used a portion of Convertible Note proceeds to repay the outstanding balances of debt to New Mexico Community Development Loan Fund and Silicon Valley Bank.

In September 2013, the Company and both D. Wood Holdings, LLC and Spark Assembly, LLC, agreed to consolidate the respective notes under a new note payable to LWM, LLC.

Note 6 — Stock Based Compensation

Stock-based compensation cost is included in selling, general and administrative expense in the accompanying unaudited consolidated statements of operations and totaled $17,273 and $31,000, for the three months ended September 30, 2013 and 2012, respectively, and $27,273 and $31,000, for the nine months ended September 30, 2013 and 2012, respectively.

During the nine months ended September 30, 2013 and 2012, the Company granted stock-based awards with a total estimated grant date fair value of $11,522 and $9,020, respectively. At September 30, 2013, total unrecognized estimated compensation expense related to unvested stock-based awards granted prior to that date was approximately $77,000, which is expected to be recognized over a weighted-average period of 1.55 years. Stock-based awards granted during the nine months ended September 30, 2013 and 2012, were equal to 0.25% and 0.44%, respectively, of the outstanding shares of common stock at the end of the applicable period.

Note 7 — Capital Stock

As disclosed in Note 1, on September 4, 2013, Enerpulse’s shareholders transferred 100% of the outstanding shares of Enerpulse to L2 MDC, a publicly traded US shell company, in exchange for 7,646,780 shares of common stock of L2 MDC, equal to 93.5% of the issued and outstanding shares of L2 MDC on a fully diluted basis, after giving effect to the conversion of an all of Enerpulse’s outstanding preferred stock. In addition, the Convertible Note automatically converted into 686,725 shares of common stock and a warrant to purchase 87,500 shares of common stock. The capital stock transactions have been retroactively restated for, and give effect to, the number of shares received in the Merger.

In March 2013, 451,871 shares of common stock, par value of $0.001, along with warrants to purchase 225,936 shares of common stock were issued to various investors at $2.22 per share.

Note 8 — Subsequent Event

On October 21, 2013, the Company granted to a non-related shareholder, a contractual right to redeem, in cash, all of their shares of common stock (131,287 shares) on or after May 24, 2014 at the greater of (i) $300,000 and (ii) the fair market value of the shares at the time of the Company’s receipt of the redemption request.

2,500,000 Shares of Common Stock

Warrants to Purchase 2,500,000 Shares of Common Stock

PROSPECTUS

Roth Capital Partners

Northland Capital Markets

           , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the approximate amount of expenses in connection with the offering of the securities being registered. All of the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Registration fee under the Securities Act of 1933, as amended	$3,457.15
FINRA filing fee	2,672.98
Legal fees and expenses	50,000.00
Accounting fees and expenses	15,000.00
Miscellaneous fees and expenses	7,000.00
Total	$78,130.13

Item 14. Indemnification of Directors and Officers

Nevada Law

Section 78.7502 of the Nevada Revised Statutes (“NRS”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138, or
(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, NRS 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to NRS 78.138; or
(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.752 allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to NRS 78.752 may include the following:

(a)	the creation of a trust fund;
(b)	the establishment of a program of self-insurance;
(c)	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and
(d)	the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to NRS 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the shareholders;
(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or
(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Charter Provisions and Other Arrangements of the Registrant

Pursuant to the provisions of the NRS, we have adopted the following provisions in our Articles of Incorporation and our amended and restated bylaws for our directors and officers:

Articles — Our Articles of Incorporation provide that the liability of directors and officers of the Company shall be eliminated or limited to the fullest extent permitted by the NRS.

Bylaws — Our amended and restated bylaws provide that we shall indemnify any director or officer to the fullest extent authorized by the laws of the State of Nevada. The amended and restated bylaws further provide that we shall pay the expenses incurred by an officer or director (acting in his capacity as such) in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, subject to the delivery to us by or on behalf of such director or officer of an undertaking to repay the amount of such expenses if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized in our bylaws or otherwise.

Item 15. Recent Sales of Unregistered Securities

Sale of Shares to Matthew C. Lipton

On May 9, 2012, we entered into a stock purchase agreement with Matthew Lipton pursuant to which Mr. Lipton acquired 9,500,000 million shares of our common stock for $9,500.00, or $.001 per share.

The issuance of the common stock to Mr. Lipton in connection with the stock purchase agreement was exempt from registration in reliance upon Section 4(a)(2) of the Securities Act.

Merger

In connection with the Merger, on September 4, 2013, we issued a total of 9,931,628 shares of our common stock (including shares of the Company’s common stock reserved for issuance upon exercise of warrants and options) to the former stockholders of Enerpulse.

The issuance of the common stock to the former shareholders of Enerpulse in connection with the Merger was exempt from registration in reliance upon Regulation D and/or Regulation S of the Securities Act as the investors are “accredited investors,” as such term is defined in Rule 501(a) under the Securities Act, and in offshore transactions (as defined in Rule 902 under Regulation S of the Securities Act), such determination being based upon representations made by such investors.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are included as part of this registration statement on Form S-1 by reference:

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
2.1	Agreement and Plan of Merger dated September 4, 2013 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
3.1	Articles of Incorporation (incorporated by reference to the Registrant’s Registration Statement on Form 10-12G filed on October 27, 2010)
3.2	Certificate of Correction to Articles of Incorporation (incorporated by reference to the Registrant’s Registration Statement on Form 10-12G filed on October 27, 2010)
3.3	Amendment to Articles of Incorporation (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q/A filed on August 21, 2013 for the fiscal quarter ended June 30, 2013)
3.4	Amended and Restated Bylaws (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
4.1	Form of Enerpulse, Inc. Series A Warrants (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
4.2	Form of Enerpulse, Inc. Series B Warrants (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
4.3	Form of Enerpulse, Inc. Series C Warrants (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
4.4	Form of Enerpulse, Inc. Series D Warrants (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
4.5	Warrant dated December 16, 2011 issued by Enerpulse, Inc. to Louis S. Camilli (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
4.6	Warrant dated August 16, 2013 issued by Enerpulse, Inc. to Freepoint Commerce Marketing LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
4.7	Warrant dated December 14, 2011 issued by Enerpulse, Inc. to Silicon Valley Bank (incorporated by reference to the Registrant’s Current Report on Form 8-K/A filed on September 20, 2013).
4.8	Amendment and Restated Warrant originally issued on September 10, 2013 by Enerpulse Technologies, Inc. to Roth Capital Partners, LLC (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A filed on February 3, 2014)
4.9	Form of Underwriter Compensation Warrant Agreement*
4.10	Form of Warrant Agency Agreement by and between Enerpulse Technologies, Inc. and Securities Transfer Corporation and form of Warrant Certificate (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A filed on February 3, 2014)
5.1	Opinion of Greenberg Traurig, LLP*
10.1	Marketing Agreement effective August 16, 2013 by and between Freepoint Commerce Marketing LLC and Enerpulse, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 18, 2013)
10.2	Letter dated April 27, 2012 from Valor Motor Company (formerly Vision Motor Company) to Enerpulse, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

Exhibit Number	Description
10.3	Executive Employment Agreement between Enerpulse, Inc. and Louis S. Camilli (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
10.4	Stock Buyout Agreement effective January 20, 2004 by and between Enerpulse, Inc. and Louis S. Camilli (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
10.5	Enerpulse Technologies, Inc. 2013 Equity Incentive Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
10.6	Form of Restricted Stock Award Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
10.7	Enerpulse, Inc. 2011 Non-Qualified Deferred Compensation Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
10.8	Trust Agreement dated as of December 20, 2011 by and between Enerpulse, Inc. and The
First National Bank of Santa Fe, as trustee (incorporated by reference to the Registrant’s Current Report on Form 8-K/A filed on October 18, 2013)
10.9	Form of Indemnification Agreement for Directors of Enerpulse Technologies, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
10.10	Indemnity Letter Agreement, dated as of September 4, 2013, between Enerpulse Technologies, Inc. and Matthew C. Lipton (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
10.11	Commercial Lease Agreement dated March 1, 2012 by and between New Mexico Fluid Systems Tech, LLC, as landlord, and Enerpulse, Inc., as tenant (incorporated by reference to the Registrant’s Current Report on Form 8-K/A filed on October 18, 2013)
10.12	Promissory Note dated May 1, 2012 issued by Louis S. Camilli to Enerpulse, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
10.13	Agreement dated September 5, 2013 by and among LVM, LLC, D. Wood Holdings, LLC, Spark Assembly, LLC and Enerpulse, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
10.14	Unsecured Note dated September 5, 2013 issued by Enerpulse, Inc. to LVM, LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
10.15	Settlement Agreement and Mutual Release dated as of October 10, 2013 by and among Enerpulse, Inc. Federal Mogul Corporation and Federal Mogul Worldwide Inc. (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on November 19, 2013)
10.16	Letter Agreement from Enerpulse Technologies, Inc. to Gordian Group, LLC dated as of October 21, 2013 regarding redemption rights (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A filed on February 3, 2014)
21.1	List of Subsidiaries (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)
23.1	Consent of GHP Horwath, P.C. (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A filed on February 3, 2014)
23.2	Consent of Greenberg Traurig, LLP (filed as part of Exhibit 5.1)*
24	Power of Attorney (filed with the Registrant’s Registration Statement on Form S-1 filed on September 30, 2013)
101	Interactive Data File (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A filed on February 3, 2014)

*	Filed or furnished herewith

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

(a) Rule 415 Offering:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424 of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h) Request for acceleration of effective date or filing of registration statement becoming effective upon filing:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) The registrant hereby undertakes that:

•	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
•	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on the 24th day of February, 2014.

ENERPULSE TECHNOLOGIES, INC.

/s/ Joseph E. Gonnella

Joseph E. Gonnella
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: February 24, 2014	* Joseph E. Gonnella Chief Executive Officer and Director (Principal Executive Officer)
Dated: February 24, 2014	* Bryan C. Templeton Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
Dated: February 24, 2014	* Michael J. Hammons Chairman of the Board and Director
Dated: February 24, 2014	* Timothy L. Ford Director
* BY:	/s/ Joseph E. Gonnella Joseph E. Gonnella, Attorney-in-Fact Dated: February 24, 2014